AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONE MIDSTREAM PARTNERS LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	47-1054194
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(724) 485-4000

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

David M. Khani

Chief Financial Officer

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(724) 485-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William N. Finnegan IV Brett E. Braden Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	G. Michael O’Leary George Vlahakos Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	David P. Oelman Jeffery K. Malonson Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$350,000,000	$45,080

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 25, 2014

CONE Midstream Partners LP

Common Units

Representing Limited Partner Interests

This is the initial public offering of common units representing limited partner interests in CONE Midstream Partners LP. We were recently formed by CONSOL Energy Inc. and Noble Energy, Inc., whom we refer to as our Sponsors. We are offering             common units in this offering. We expect that the initial public offering price will be between $             and $             per common unit. Prior to this offering, there has been no public market for our common units. We have applied to list our common units on the New York Stock Exchange under the symbol “CNNX.” We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act.

As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. If you are not an eligible holder at the time of any requested certification in the future, your common units may be subject to redemption.

Investing in our common units involves risk. Please read “Risk Factors” beginning on page 22.

These risks include the following:

•

Our Sponsors account for all of our revenue. If our Sponsors change their business strategy, alter their current drilling and development plan on our dedicated acreage, or otherwise significantly reduce the volumes of natural gas and condensate transported through our gathering systems, our revenue would decline and our business, financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be materially and adversely affected.

•

Under our Sponsors’ joint development agreement, our Sponsors’ drilling and development plan with respect to their upstream joint venture is subject to annual agreement of our Sponsors and is subject to each Sponsor’s non-consent rights.

•

On a pro forma basis, we would not have generated sufficient distributable cash flow to support the payment of the aggregate annualized minimum quarterly distribution on all of our units for the year ended December 31, 2013 or the twelve months ended June 30, 2014.

•

The assumptions underlying the forecast of EBITDA and distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual EBITDA and distributable cash flow to differ materially from our forecast.

•

Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our Sponsors, and neither CONSOL nor Noble is under any obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights and, even if they are dissatisfied, they will have limited ability to remove our general partner.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per common unit	Total
Initial price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to CONE Midstream Partners LP	$	$

(1)

Excludes an aggregate structuring fee equal to         % of the gross proceeds from this offering payable equally to Wells Fargo Securities, LLC and Robert W. Baird & Co. Incorporated. Please read “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to an additional             common units from us at the initial public offering price, less the underwriting discounts, commissions and the structuring fee, if the underwriters sell more than             common units in this offering.

The underwriters expect to deliver the common units on or about                 , 2014.

Wells Fargo Securities	BofA Merrill Lynch	Baird

Prospectus dated                 , 2014.

i

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common units. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including             , 2014 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

Industry and Market Data

The data included in this prospectus regarding the midstream natural gas industry, including descriptions of trends in the market, as well as our position within the industry, is based on a variety of sources, including independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers, trade and business organizations and publicly available information, as well as our good faith estimates, which have been derived from management’s knowledge and experience in our industry. Although we have not independently verified the accuracy or completeness of the third-party information included in this prospectus, based on management’s knowledge and experience, we believe that the third-party sources are reliable and that the third-party information included in this prospectus or in our estimates is accurate and complete.

v

Certain Terms Used in This Prospectus

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•	“CONE” refers to CONE Gathering LLC, a Delaware limited liability company and the parent of our general partner. CONE is a midstream energy joint venture between CONSOL and Noble;

•

“CONE Midstream Partners LP,” “our partnership,” “we,” “our,” “us” or like terms, when used in a historical context, refer to CONE Midstream Partners LP Predecessor, our predecessor for accounting purposes. When used in the present tense or future tense, these terms refer to CONE Midstream Partners LP, a Delaware limited partnership, and its subsidiaries;

•	“CONSOL” refers to CONSOL Energy Inc., a Delaware corporation, and its consolidated subsidiaries;

•	“Noble” refers to Noble Energy, Inc., a Delaware corporation, and its consolidated subsidiaries;

•	our “general partner” refers to CONE Midstream GP LLC, a Delaware limited liability company and our general partner;

•	our “Predecessor” refers to CONE Midstream Partners LP Predecessor, our predecessor for accounting purposes; and

•	our “Sponsors” refers collectively to CONSOL, Noble and, unless the context otherwise requires, CONE.

In addition, we have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the “Glossary of Terms” beginning on page B-1 of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including “Risk Factors” and the historical, unaudited interim and unaudited pro forma financial statements and related notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes (i) an initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and (ii) that the underwriters do not exercise their option to purchase additional common units. You should read “Risk Factors” beginning on page 22 for more information about important factors that you should consider before purchasing our common units.

CONE Midstream Partners LP

Overview

We are a fee-based, growth-oriented master limited partnership recently formed by CONSOL Energy Inc. (NYSE: CNX) and Noble Energy, Inc. (NYSE: NBL), whom we refer to as our Sponsors, to own, operate, develop and acquire natural gas gathering and other midstream energy assets to service our Sponsors’ rapidly growing production in the Marcellus Shale in Pennsylvania and West Virginia. Our initial assets include natural gas gathering pipelines and compression and dehydration facilities, as well as condensate gathering, collection, separation and stabilization facilities. We generate all of our revenues under long-term, fixed-fee gathering agreements that we have entered into with each of our Sponsors that are intended to mitigate our direct commodity price exposure and enhance the stability of our cash flows. Our gathering agreements also include substantial acreage dedications currently totaling approximately 496,000 net acres in the Marcellus Shale. We believe that our strategically located assets, our relationship with our Sponsors and our Sponsors’ intention to use us as their primary midstream services company in the Marcellus Shale position us to become a leading midstream energy company.

Each of our Sponsors is a large, independent oil and natural gas exploration and production company with a substantial resource base and a history of growing production in its areas of operation. Through an upstream joint venture formed in September 2011, our Sponsors established a joint development plan for one of the largest aggregate acreage positions in the Marcellus Shale, which is widely viewed as a premier North American shale play due to its significant hydrocarbon resources in place, consistent and predictable geology, high well recoveries relative to drilling and completion costs and proximity to high-demand metropolitan markets in the northeastern United States.

Our Sponsors have achieved substantial production growth on our dedicated acreage since the formation of their upstream joint venture in September 2011 and have invested over $458 million in our midstream infrastructure over the same period. Our Sponsors’ combined daily gross wellhead production for the six months ended June 30, 2014 averaged approximately 520 MMcfe/d on our dedicated acreage, representing a compound annual growth rate of approximately 100% since January 1, 2011, which includes production from certain wells drilled by CONSOL prior to the formation of the upstream joint venture. On our dedicated acreage, as of June 30, 2014, our Sponsors had over 5,700 potential drilling locations (based on 86-acre spacing, with approximately 38% in wet gas locations), were operating 10 drilling rigs and, since January 1, 2011, had drilled 358 gross horizontal wells. For an explanation of how we calculate our potential drilling locations, please read “Business – Overview.” In addition, our Sponsors have long-term contracts for an aggregate of approximately 700 MMcf/d of gas processing capacity in the Marcellus Shale and have secured significant long-haul firm transportation capacity or firm sales commitments for their Marcellus Shale production. Our Sponsors believe that their existing contractual commitments for Marcellus Shale processing capacity help minimize disruptions to their drilling and development plan that might otherwise exist as a result of insufficient outlets for growing production.

The following charts illustrate our Sponsors’ growth in production and wells drilled with respect to our dedicated acreage for the periods indicated:

(1)	Represents gross wellhead production attributable to wells drilled on our dedicated acreage.

(2)	Represents gross wells drilled on our dedicated acreage.

(3)	Represents our Sponsors’ average gross daily production for the six months ended June 30, 2014, and their estimated average total gross daily production for the twelve months ending December 31, 2014.

(4)	Represents our Sponsors’ gross wells drilled as of June 30, 2014, and their estimate of the total number of gross wells they intend to drill in 2014.

Our Sponsors intend to connect to our gathering systems, and to commence production on, over 165 gross wells on our dedicated acreage during the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions.” We expect strong and growing demand for our midstream services as our Sponsors complete additional wells and increase throughput volumes on our gathering systems. In addition, we believe that our Sponsors’ large portfolio of repeatable, low-cost drilling opportunities in the Marcellus Shale and exposure to a range of liquids contents, coupled with their substantial committed third-party processing and takeaway capacity, will allow them to continue to drill economically attractive wells in the Marcellus Shale across a range of commodity price environments.

The table below highlights the scale of, as well as expected growth with respect to, our Sponsors’ drilling and completion activities on our dedicated acreage.

Gross Producing Wells Connected to Our Midstream Systems as of June 30, 2014			Gross Completed Wells Not Connected to Our Midstream Systems as of June 30, 2014			2014 Estimated Completion Activity (# of Wells)
Dry Gas	Wet Gas	Total	Dry Gas	Wet Gas	Total	Dry Gas	Wet Gas	Total
210	71	281	3	25	28	74	103	177	(1)

(1)	Approximately 85% of the total wells completed in 2014 are anticipated to be connected to our gathering systems and commence production in 2014, with the remainder of the total wells completed in 2014 anticipated to be connected to our gathering systems and commence production in early 2015.

Our Initial Midstream Assets

In order to effectively manage our growth, capital expenditure requirements and leverage profile, we have divided our current midstream assets among three separate categories that we refer to as our “Anchor

Systems,” “Growth Systems” and “Additional Systems” based on their relative current cash flows, growth profiles, capital expenditure requirements and the timing of their development.

•

Our Anchor Systems include our midstream systems that generate the substantial majority of our current cash flows and that we expect to drive our growth over the near term as we increase average throughput on these systems from our Sponsors’ growing production.

•

Our Growth Systems include our high-growth, developing gathering systems that will require substantial expansion capital expenditures over the next several years, the substantial majority of which will be funded by our Sponsors in proportion to their retained ownership interest.

•

Our Additional Systems include our smaller, lower-growth gathering systems that we expect will generate stable cash flows and require lower levels of expansion capital expenditures over the next several years.

In connection with the completion of this offering, our Sponsors, through CONE, will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. Please read “—The Transactions” and “— Ownership and Organizational Structure.”

The following table summarizes our midstream systems:

	Our Initial Ownership Interest	Gas Type	Pipeline (miles) as of June 30, 2014	Average Daily Throughput for the Six Months Ended June 30, 2014 (BBtu/d)	Estimated Average Daily Throughput for the Twelve Months Ending September 30, 2015(1) (BBtu/d)	Maximum Interconnect Capacity(2)(3) as of June 30, 2014 (BBtu/d)	Compression as of June 30, 2014 (horsepower)
System
Anchor Systems	75%	Dry/Wet	127	497	765	1,329	55,340
Growth Systems	5%	Dry/Wet	27	50	86	820	6,700
Additional Systems	5%	Dry/Wet	6	8	200	200	—

(1)	Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions.”

(2)	Maximum interconnect capacity is the maximum throughput that can be delivered from the system through physical interconnections to third-party facilities or pipelines.

(3)	Our midstream systems currently have interconnects with the following interstate pipelines: Columbia Gas Transmission, Texas Eastern Transmission and Dominion Transmission, Inc.

Our Sponsors intend to utilize our midstream assets to support their rapidly growing Marcellus Shale production. Following the completion of this offering, our Sponsors, through their respective 50% ownership interests in CONE, will continue to own a 25% non-controlling interest in our Anchor Systems and a 95% non-controlling interest in each of our Growth Systems and Additional Systems, as well as a 100% interest in our general partner, a     % limited partner interest in us and all of our incentive distribution rights. We believe these retained ownership interests in us and our assets will incentivize our Sponsors to promote our growth.

In addition, we benefit from the following rights of first offer from our Sponsors:

•	to acquire (i) CONE’s retained interests in each of our Anchor Systems, Growth Systems and Additional Systems, (ii) CONE’s other ancillary midstream assets that it will retain after the completion of this offering and (iii) any additional midstream assets that CONE develops (collectively, our “right of first offer assets”), in each case, before CONE sells any of those interests to any third party during the ten-year period following the completion of this offering (the “right of first offer period”); and

•

to provide midstream services to our Sponsors on our right of first offer acreage, or our ROFO acreage, which currently includes approximately 194,000 net acres of our Sponsors’ existing upstream acreage that is not currently dedicated to us, as well as any acreage that becomes jointly owned by our Sponsors in the future within their upstream area of mutual interest, or our Sponsors’ upstream AMI, that is not subject to become automatically dedicated to us or to a pre-existing third-party commitment.

As a result of our rights of first offer from CONE and our existing and potential future acreage dedications from our Sponsors, we believe that we possess significant growth potential that will be generated from both organic growth and accretive acquisitions. However, CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us. Please read “Business — Right of First Offer Assets” and “Business — Our Acreage Dedication.” While we believe our rights of first offer are significant positive attributes, they may also be sources of conflicts of interest. After the completion of this offering, CONE will own our general partner, and there will be substantial overlap between of the officers and directors of our general partner and the officers and directors of our Sponsors. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Business Strategies

Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•

Capitalizing on organic growth opportunities.    We anticipate significant growth in demand for our midstream services driven by our Sponsors’ substantial drilling and development program. As of June 30, 2014, our Sponsors had over 8,000 potential drilling locations in the Marcellus Shale (of which over 5,700 were located on our dedicated acreage), which we believe provides visible long-term demand for our midstream services.

•

Completing accretive acquisitions from CONE.    We expect to make accretive acquisitions of additional interests in each of our systems from CONE over time to expand our operations and increase our distributable cash flow per unit. In connection with this offering, CONE will grant us a right of first offer for a period of ten years to acquire CONE’s retained interests in our midstream systems. However, CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us.

•

Pursuing fixed-fee cash flows.    All of our revenues are generated from our Sponsors under long-term, fixed-fee gathering agreements that are designed to mitigate direct commodity price exposure and enhance our long-term cash flow stability. We intend to continue pursuing similar fixed-fee opportunities from our Sponsors and third parties in the future as we focus on capturing anticipated production growth in our areas of operation.

•

Attracting third-party volumes.    In addition to being the primary gatherer of our Sponsors’ production in the Marcellus Shale, we also intend to market our services to, and pursue strategic relationships with, third-party producers over the long term. We believe that our portfolio of gathering systems in the Marcellus Shale will position us favorably to compete for third-party production. However, we do not know when or if such relationships with third-party producers will develop.

Competitive Strengths

We believe that we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

•

Our relationship with CONSOL and Noble.    Our Sponsors rely on us to provide substantially all of the midstream infrastructure and services necessary to support their continuing production growth in the Marcellus Shale. We believe our Sponsors will be incentivized to promote and support the successful execution of our business strategies. Particularly, we expect to realize benefits from the following:

•

Our significant dedicated acreage.    Our Sponsors have dedicated to us approximately 496,000 net acres of their jointly owned Marcellus Shale acreage for an initial term of 20 years. In addition to our existing dedicated acreage, our gathering agreements provide that any additional acreage covering the Marcellus Shale that is jointly acquired by our Sponsors in a “dedication area” covering over 7,700 square miles in West Virginia and Pennsylvania will be automatically dedicated to us. Our Sponsors continue to identify and acquire additional acreage in their core operating areas in the Marcellus Shale, including farmouts of approximately 88,000 contiguous net acres in central West Virginia and a lease of approximately 9,000 contiguous net acres surrounding the Pittsburgh International Airport that are included in our dedicated acreage. We will also have the right of first offer to provide midstream services to our Sponsors on our ROFO acreage, which currently includes approximately 194,000 net acres of our Sponsors’ upstream acreage covering the Marcellus Shale and any additional acreage covering the Marcellus Shale that is jointly acquired by our Sponsors in a “ROFO area” covering over 18,300 square miles in West Virginia and Pennsylvania. Please read “Business — Our Acreage Dedication.”

•

Our Sponsors’ planned production growth.    Our Sponsors have achieved substantial production growth on our dedicated acreage since the formation of their upstream joint venture and we expect this growth to continue. Our expectation for future growth is based on our belief that our Sponsors will complete the drilling and development activities on our dedicated acreage reflected in their current drilling plan.

•

Our Sponsors’ exposure to a large resource of wet gas and condensate.    Over the near term, our Sponsors expect their production mix in the Marcellus Shale to continue to shift towards higher margin wet gas production. As of June 30, 2014, approximately 38% of our Sponsors’ over 5,700 potential drilling locations (based on 86-acre spacing) on our dedicated acreage are in wet gas areas of the Marcellus Shale.

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Our Sponsors’ upstream operational advantages.    We believe that our Sponsors have several upstream operational advantages in the development of their Marcellus Shale acreage, including (i) CONSOL controls over 118,000 surface acres in the Marcellus Shale, which CONSOL and, by agreement, Noble can utilize for pad drilling, water lines, access roads and similar drilling and completion needs, (ii) our Sponsors have the ability to coordinate their Marcellus Shale drilling and development with coal mining activity due to CONSOL’s mine operations in Pennsylvania and West Virginia and (iii) CONSOL’s coal mining operations in Pennsylvania and West Virginia provide our Sponsors access to significant sources of water necessary for well completions.

•

Our Sponsors’ flexibility in developing their upstream acreage.    Approximately 87% of our Sponsors’ upstream acreage is currently held by production, of which less than 13% of such acreage is subject to drilling obligations under a farmout agreement. As a result, our Sponsors have flexibility in developing their existing acreage. Our Sponsors can focus their drilling efforts in more concentrated ways, such as by utilizing multi-well pads and longer laterals. In addition, our Sponsors expect to accelerate production by drilling and completing both Marcellus Shale and Upper Devonian wells from the same well pads in certain areas, thereby increasing throughput on our gathering systems.

•

Our acquisition opportunities.    Following this offering, our Sponsors, through their indirect non-controlling ownership of 25% of our Anchor Systems and 95% of each of our Growth Systems and Additional Systems, will retain a sizable ownership interest in our growing portfolio of midstream assets. We believe our Sponsors will be financially incentivized to offer us the opportunity to purchase additional interests in our midstream systems over time.

•

Our Sponsors’ access to committed processing and firm takeaway capacity.     Our Sponsors have long-term contracts for an aggregate of approximately 700 MMcf/d of gas processing capacity in the Marcellus Shale and have secured significant long-haul firm transportation capacity or firm sales commitments for their Marcellus Shale production. We believe our Sponsors’ existing contractual commitments for Marcellus Shale processing capacity help minimize disruptions to their drilling and development plan that might otherwise exist as a result of insufficient outlets for growing production.

•

Stable cash flows underpinned by long-term, fixed-fee contracts with our Sponsors.    We generate all of our revenue under long-term, fixed-fee gathering agreements that we have entered into with our Sponsors that have initial terms of 20 years and include substantial acreage dedications currently totaling approximately 496,000 net acres.

•

Financial flexibility.    Given their retained ownership interests in our midstream systems, our Sponsors will be responsible for their proportionate share of the total capital expenditures associated with the ongoing build-out of those systems. In addition, at the closing of this offering, we expect to have no debt and an available borrowing capacity of $250 million under a new $250 million revolving credit facility. We believe that our ownership structure, our cash position following this offering, our available borrowing capacity and our ability to access the debt and equity capital markets will provide us with the financial flexibility to successfully execute our organic growth and acquisition strategies.

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Experienced management and operating teams.    Our executive management team has an average of over 15 years of experience in designing, acquiring, building, operating, financing and otherwise managing large-scale midstream and other energy assets. In addition, through our operational services agreement with CONSOL, we employ engineering, construction and operations teams that have significant experience in designing, constructing and operating large-scale midstream energy assets. CONSOL’s operational management team has over 80 years of combined experience designing, building and operating large-scale midstream and other energy assets.

Our Relationship with Our Sponsors and CONE

One of our principal strengths is our relationship with our Sponsors and CONE.

CONSOL is a Pittsburgh-based producer of natural gas and coal and is one of the largest independent natural gas exploration, development and production companies, with operations focused on the major shale formations of the Appalachian Basin, including the Marcellus Shale. CONSOL deploys an organic growth strategy focused on rapidly developing its resource base. CONSOL’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL is listed on the New York Stock Exchange (“NYSE”) under the symbol “CNX” and had a market capitalization of approximately $9.1 billion as of August 15, 2014.

Noble is an independent energy company engaged in worldwide oil and natural gas exploration and production. Noble’s portfolio is diversified between short-term and long-term projects, both onshore and offshore, domestic and international. In addition to its operations in the Marcellus Shale, Noble has operations in four other core areas: (i) the Denver-Julesburg Basin in Colorado; (ii) the deepwater Gulf of Mexico; (iii) offshore West Africa; and (iv) offshore Eastern Mediterranean Sea. Noble is listed on the NYSE under the symbol “NBL” and had a market capitalization of approximately $25.3 billion as of August 15, 2014.

CONE is a joint venture formed by CONSOL and Noble in September 2011 to develop, own and operate natural gas and condensate midstream assets to service our Sponsors’ joint natural gas and condensate production in the Marcellus Shale. CONSOL and Noble each own a 50% interest in CONE. In connection with the completion of this offering, our Sponsors, through CONE, will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. We will have controlling interests in each of our Anchor Systems, Growth Systems and Additional Systems through our ownership and control of the operating subsidiaries that own these systems. Through our ownership of all of the outstanding general partner interests in these operating subsidiaries, we will have voting control over, and the exclusive right to manage, the day-to-day operations, business and affairs of our midstream systems. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Contribution Agreement.” CONE will retain non-controlling interests in our operating subsidiaries that will be subject to our right of first offer. CONE’s contribution to us of a 75% controlling interest in the Anchor Systems, which include our Sponsors’ most developed systems, provides us with a substantial initial base of earnings and distributable cash flow. CONE’s contribution to us of a 5% controlling interest in each of the Growth Systems and the Additional Systems allows us to integrate the development and operation of these systems into our existing operations while allowing our Sponsors, through their ownership of CONE, to bear responsibility for funding the substantial majority of the initial development of these systems, thereby reducing our share of capital expenditures and borrowings associated with expansion of these systems in the short term. In addition, CONE’s retention of ownership interests in the Anchor Systems, the Growth Systems and the Additional Systems, combined with our right of first offer on those interests, may provide opportunities for us to grow our distributable cash flow through a series of acquisitions of these retained interests over time. However, CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us. Please read “Business — Right of First Offer Assets.”

In connection with the completion of this offering (assuming the underwriters do not exercise their option to purchase additional common units), we will (i) issue              common units and                  subordinated units to CONE, representing an aggregate     % limited partner interest in us, (ii) issue a 2% general partner interest in us and all of our incentive distribution rights to our general partner and (iii) use the net proceeds from this offering to make a distribution of approximately $                 million to CONE. Based on an assumed initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover page of this prospectus), the aggregate value of the common units and subordinated units that will be issued to CONE in connection with the completion of this offering is approximately $             million. Please read “—The Offering,” “Use of Proceeds,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions—Distributions and Payments to Our General Partner and Its Affiliates.”

Our Sponsors, indirectly through their respective 50% ownership interests in CONE, will retain a significant interest in us through CONE’s ownership of a 100% interest in our general partner, a     % limited

partner interest in us and all of our incentive distribution rights. Given our Sponsors’ significant indirect ownership interests in us following this offering and their intent to utilize us as their primary midstream service provider in the Marcellus Shale, we believe that our Sponsors will be incentivized to promote and support the successful execution of our business strategies; however, we can provide no assurances that we will benefit from our relationship with our Sponsors. While our relationships with our Sponsors and CONE are a significant strength, they are also a source of potential risks and conflicts. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Our Emerging Growth Company Status

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•

the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	deferral of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue, (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We have elected to take advantage of all of the applicable JOBS Act provisions, except that we will elect to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards (this election is irrevocable).

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. However, this list is not exhaustive. Please read “Risk Factors” and “Forward-Looking Statements.”

Risks Related to Our Business

•	Our Sponsors account for all of our revenue. If our Sponsors change their business strategy, alter their current drilling and development plan on our dedicated acreage, or otherwise significantly reduce the volumes of natural gas and condensate transported through our gathering systems, our revenue would decline and our business, financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be materially and adversely affected.

•

Under our Sponsors’ joint development agreement, our Sponsors’ drilling and development plan with respect to their upstream joint venture is subject to annual agreement of our Sponsors and is subject to each Sponsor’s non-consent rights.

•

On a pro forma basis, we would not have generated sufficient distributable cash flow to support the payment of the aggregate annualized minimum quarterly distribution on all of our units for the year ended December 31, 2013 or the twelve months ended June 30, 2014.

•

The assumptions underlying the forecast of EBITDA and distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual EBITDA and distributable cash flow to differ materially from our forecast.

Risks Inherent in an Investment in Us

•

Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our Sponsors, and neither CONSOL nor Noble is under any obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights and, even if they are dissatisfied, they will have limited ability to remove our general partner.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Tax Risks

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

The Transactions

We were formed on May 30, 2014 by CONE. In connection with this offering, our Sponsors, through CONE, will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems.

In addition, in connection with this offering, we will:

•

issue             common units and             subordinated units to CONE, representing an aggregate     % limited partner interest in us, and issue a 2% general partner interest in us and all of our incentive distribution rights to our general partner;

•	issue common units to the public, representing a % limited partner interest in us, and will apply the net proceeds as described in “Use of Proceeds”;

•	enter into a new $250 million revolving credit facility;

•	enter into a long-term, fixed-fee gathering agreement with each of our Sponsors;

•	enter into an omnibus agreement with our Sponsors, CONE and our general partner; and

•	enter into an operational services agreement with CONSOL.

Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions.”

The number of common units to be issued to CONE includes             common units that will be issued at the expiration of the underwriters’ option to purchase additional common units, assuming that the underwriters do not exercise the option. Any exercise of the underwriters’ option to purchase additional common units would reduce the common units shown as issued to CONE by the number to be purchased by the underwriters in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to CONE at the expiration of the option period for no additional consideration. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us to make a cash distribution to our Sponsors.

Ownership and Organizational Structure

After giving effect to the transactions described above, assuming the underwriters’ option to purchase additional common units from us is not exercised, our units will be held as follows:

Public common units	%
Sponsor common units	%
Sponsor subordinated units	%
General partner interest	2.0%

Total	100.0%

The following simplified diagram depicts our organizational structure after giving effect to the transactions described above.

CONSOL Energy Inc.
(NYSE: CNX)
Noble Energy, Inc.
(NYSE: NBL)
50%
50%
CONE Gathering LLC
("CONE")
common units
subordinated units
100%
CONE Midstream GP LLC
(our "general partner")
incentive distribution rights
% limited partner interest
Public
common units
95% limited partner interest
2% general partner interest
% limited partner interest
25% limited partner interest
95% limited partner interest
CONE Midstream Partners LP
(NYSE: CNNX)
100%
CONE Midstream
Operating Company LLC
100%
100%
100%
CONE Midstream
DevCo I GP LLC
CONE Midstream
DevCo II GP LLC
CONE Midstream
DevCo III GP LLC
75% general partner interest
5% general partner interest
5% general partner interest
CONE Midstream
DevCo I LP
CONE Midstream
DevCo II LP
CONE Midstream
DevCo III LP
Anchor Systems
Growth Systems
Additional Systems

Management of CONE Midstream Partners LP

We are managed and operated by the board of directors and executive officers of CONE Midstream GP LLC, our general partner. CONE, in which each of CONSOL and Noble own a 50% membership interest, is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including the independent directors appointed in accordance with the listing standards of the NYSE. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. Many of the executive officers and directors of our general partner also currently serve as executive officers of our Sponsors. Please read “Management — Directors and Executive Officers of CONE Midstream GP LLC.”

In order to maintain operational flexibility, our operations will be conducted through, and our operating assets will be owned by, our operating subsidiaries. However, neither we nor our operating subsidiaries will have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by our Sponsors or others. All of the personnel that will conduct our business immediately following the closing of this offering will be employed or contracted by our general partner and its affiliates, including our Sponsors, but we sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania, 15317, and our telephone number is (724) 485-4000. Following the completion of this offering, our website will be located at www.             .com. We expect to make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

Under our partnership agreement, our general partner has a duty to manage us in a manner it believes is in the best interests of our partnership. However, because our general partner is a wholly owned subsidiary of CONE, the officers and directors of our general partner have a duty to manage the business of our general partner in a manner that is in the best interests of CONE, in which each of CONSOL and Noble own a 50% membership interest. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including our Sponsors, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions. In addition, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period. All of these actions are permitted under our partnership agreement and will not be a breach of any duty (fiduciary or otherwise) of our general partner. Please read “Conflicts of Interest and Duties.”

Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership. As permitted by Delaware law, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and contractual methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. Our partnership agreement also provides that affiliates of our general partner, including CONSOL, Noble and their respective affiliates (including CONE), are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us except with respect to rights of first offer contained in our omnibus agreement. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read “Conflicts of Interest and Duties — Duties of Our General Partner” and “Certain Relationships and Related Party Transactions.”

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise in full their option to purchase additional common units from us.

Units outstanding after this offering	common units and subordinated units, each representing an aggregate 49% limited partner interest in us.

In addition, we will issue a 2% general partner interest to our general partner.

The number of common units outstanding after this offering includes common units that are available to be issued to the underwriters pursuant to their option to purchase additional common units from us. The number of common units purchased by the underwriters pursuant to any exercise of the option will be sold to the public. If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to CONE at the expiration of the option period for no additional consideration. Accordingly, any exercise of the underwriters’ option, in whole or in part, will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds	We expect to receive net proceeds of approximately $ million from the sale of common units offered by this prospectus, based on an assumed initial public offering price of $ per common unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, the structuring fee and estimated offering expenses. Our estimate assumes the underwriters’ option to purchase additional common units is not exercised. We intend to use the net proceeds from this offering to (i) make a distribution of approximately $ million to CONE and (ii) pay approximately $ million of origination fees related to our new revolving credit facility. Please read “Use of Proceeds.”

If the underwriters exercise in full their option to purchase additional common units, we expect to receive net proceeds of approximately $ million, after deducting underwriting discounts and commissions, the structuring fee and estimated offering expenses. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to make a cash distribution to CONE.

Cash distributions	We intend to make a minimum quarterly distribution of $ per unit to the extent we have sufficient cash at the end of each quarter after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We refer to this cash as “available cash.” Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

For the quarter in which this offering closes, we will pay a prorated distribution on our units covering the period from the completion of this offering through , 2014, based on the actual length of that period.

In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit in any quarter, our general partner will receive, in addition to distributions on its 2% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Pro forma distributable cash flow that was generated during the year ended December 31, 2013 and the twelve months ended June 30, 2014, was approximately $14.0 million and $27.7 million, respectively. The amount of distributable cash flow we must generate to support the payment of the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering and the corresponding distributions on our general partner’s 2% general partner interest is approximately $         million (or an average of approximately $         million per

quarter). As a result, for each of the year ended December 31, 2013 and the twelve months ended June 30, 2014, on a pro forma basis, we would not have generated sufficient distributable cash flow to support the payment of the aggregate annualized minimum quarterly distribution on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% general partner interest. Please read “Cash Distribution Policy and Restrictions on Distributions — Unaudited Pro Forma EBITDA and Distributable Cash Flow for the Year Ended December 31, 2013 and the Twelve Months Ended June 30, 2014.”

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions — Estimated EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2015,” that we will generate sufficient distributable cash flow to support the payment of the aggregate minimum quarterly distributions of $ million on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% general partner interest for the twelve months ending September 30, 2015. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	CONE will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after the date that we have earned and paid distributions of at least (i) $             (the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% general partner interest for each of three consecutive, non-overlapping four quarter periods ending on or after                 , 2017 or (ii) $             (150% of the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% general partner interest and the related distributions on the incentive distribution rights for any four-

quarter period ending on or after , 2015, in each case provided there are no arrearages in payment of the minimum quarterly distributions on our common units at that time.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, and common units will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordinated Units and Subordination Period.”

Issuance of additional partnership interests	Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as our general partner shall determine in its sole discretion, all without the approval of any partners. Our unitholders will not have preemptive or participation rights to purchase their pro rata share of any additional units issued. Please read “Units Eligible for Future Sale” and “Our Partnership Agreement — Issuance of Additional Partnership Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed unless such removal is both (i) for cause and (ii) approved by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, CONE will own % of our total outstanding common units and subordinated units on an aggregate basis (or % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units). This will give CONE the ability to prevent the removal of our general partner. Please read “Our Partnership Agreement — Voting Rights.”

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (i) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (ii) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. At the completion of this offering and assuming the underwriters’ option to purchase additional

common units from us is not exercised, our general partner and its affiliates will own approximately     % of our common units (excluding any common units purchased by officers and directors of our general partner and our Sponsors under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending                 , 2015), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own     % of our outstanding common units (excluding any common units purchased by officers and directors of our general partner and our Sponsors under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read “Our Partnership Agreement — Limited Call Right.”

Possible redemption of ineligible holders	As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. Units held by persons who our general partner determines are not “eligible holders” at the time of any requested certification in the future may be subject to redemption. “Eligible holders” are limited partners whose (or whose owners’) (i) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body and (ii) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by our general partner, a substantial risk of cancellation or forfeiture of any property in which we have an interest.

The aggregate redemption price for redeemable interests will be an amount equal to the current market price (the date of determination of which will be the date fixed for redemption) of limited partner interests of the class to be so redeemed multiplied by the number of limited partner interests of each such class included among the redeemable interests. For these purposes, the “current market price” means, as of any date for any class of limited partner interests, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. The units held by any person the general partner determines is not an eligible holder will not be entitled to voting rights.

Please read “Our Partnership Agreement — Possible Redemption of Ineligible Holders.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $ per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material Federal Income Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions.”

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Federal Income Tax Consequences.”

Directed unit program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7.5% of the common units being offered by this prospectus for sale to directors, director nominees and executive officers of our general partner, directors of our Sponsors and certain other key employees of our Sponsors. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting — Directed Unit Program.”

Exchange listing	We have applied to list our common units on the NYSE under the symbol “CNNX.”

Summary Historical and Pro Forma Financial Data

The following table presents summary historical financial data of CONE Midstream Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”), and summary unaudited pro forma financial data of CONE Midstream Partners LP for the periods and as of the dates indicated. The following summary historical financial data of our Predecessor consists of all of the assets and operations of our Predecessor on a 100% basis. In connection with the completion of this offering, our Sponsors will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. However, as required by U.S. generally accepted accounting principles (“GAAP”), we will continue to consolidate 100% of the assets and operations of our operating subsidiaries in our financial statements.

The summary historical financial data of our Predecessor as of and for the years ended December 31, 2013 and 2012 are derived from the audited financial statements of our Predecessor appearing elsewhere in this prospectus. The summary historical interim financial data of our Predecessor as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 are derived from the unaudited interim financial statements of our Predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical, unaudited interim and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary unaudited pro forma financial data presented in the following table for the year ended December 31, 2013 and for the six months ended June 30, 2014 are derived from the unaudited pro forma condensed financial statements included elsewhere in this prospectus. The unaudited pro forma condensed balance sheet assumes the offering and the related transactions occurred as of June 30, 2014, and the unaudited pro forma condensed statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 assume the offering and the related transactions occurred as of January 1, 2013. These transactions include, and the unaudited pro forma condensed financial statements give effect to, the following:

•	CONE’s contribution to us of a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems;

•	our entry into a new $250 million revolving credit facility;

•

our entry into new long-term, fixed-fee gathering agreements with each of our Sponsors and the recognition of revenue under those agreements at historical rates that were not recognized by our Predecessor;

•	our entry into an omnibus agreement with our Sponsors;

•	our entry into an operational services agreement with CONSOL;

•

the consummation of this offering and our issuance of (i)                 common units to the public, (ii) a 2% general partner interest and the incentive distribution rights to our general partner and (iii)                 common units and                  subordinated units to CONE; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The unaudited pro forma condensed financial statements do not give effect to (i) an estimated $5.0 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded partnership or (ii) variable general and administrative costs we will incur under the omnibus agreement and operational services agreement that we will enter into with our Sponsors as of the closing of this offering.

	CONE Midstream Partners LP Predecessor Historical				CONE Midstream Partners LP Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2013	2012	2014	2013	2013	2014
	(in thousands, except per unit data)
Statement of Operations Data:
Revenue
Gathering Revenue — Related Party	$65,626	$42,597	$51,917	$24,712	$62,093	$50,409

Total Revenue	65,626	42,597	51,917	24,712	62,093	50,409
Expenses
Operating Expense — Third Party	13,175	8,806	12,221	5,990	13,090	9,798
Operating Expense — Related Party	16,669	8,977	12,523	8,217	16,562	12,343
General and Administrative Expense — Third Party	219	363	45	85	214	44
General and Administrative Expense — Related Party	1,614	1,069	1,349	789	2,681	1,870
Depreciation	5,825	3,438	3,297	2,670	5,789	3,203

Total Expenses	37,502	22,653	29,435	17,751	38,336	27,258

Interest Expense	—	—	—	—	850	425
Net Income	$28,124	$19,944	$22,482	$6,961	$22,907	$22,726

Net income attributable to non-controlling interests(1)					$5,453	$6,162
Net income attributable to CONE Midstream Partners LP					17,454	16,564
General partner interest in net income attributable to CONE Midstream Partners LP
Net income per limited partner unit (basic and diluted)
Common units
Subordinated units
Balance Sheet Data (at period end):
Property and equipment, net	$388,116	$249,451	$499,966
Total assets	409,264	266,405	522,344
Total members equity	368,074	244,950	476,556
Cash Flow Statement Data:
Net cash provided by operating activities	$34,514	$25,607	$40,710	$8,618
Net cash used in investing activities	(130,924)	(121,173)	(120,318)	(55,832)
Net cash provided by financing activities	95,000	81,800	83,000	45,000
Other Data:
Capital expenditures	$130,924	$121,173	$120,318	$55,832
EBITDA(2)	33,949	23,382	25,779	9,631	$29,546	$26,354
EBITDA attributable to CONE Midstream Partners LP(2)					21,512	18,704

(1)	Represents the 25%, 95% and 95% non-controlling interests in the net income of the Anchor Systems, Growth Systems and Additional Systems, respectively, retained by CONE that have been calculated for each of the respective operating subsidiaries for the pro forma periods presented.

(2)	For our definition of the non-GAAP financial measure of EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Financial Data — Non-GAAP Financial Measure.”

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the matters addressed under “Forward-Looking Statements,” in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected. In that case, we may not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our Sponsors account for all of our revenue. If our Sponsors change their business strategy, alter their current drilling and development plan on our dedicated acreage, or otherwise significantly reduce the volumes of natural gas and condensate transported through our gathering systems, our revenue would decline and our business, financial condition, results of operations, cash flows and ability to make distributions to our unitholders would be materially and adversely affected.

As we expect to initially derive all of our revenue from our gathering agreements with our Sponsors, any event, whether in our dedicated acreage or elsewhere, that materially and adversely affects either or both of CONSOL’s or Noble’s business strategies with respect to drilling on and development of our dedicated acreage or their financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of our Sponsors, the most significant of which include the following:

•	a reduction in or slowing of our Sponsors’ drilling and development plan on our dedicated acreage, which would directly and adversely impact demand for our midstream services;

•

the volatility of natural gas, NGL and crude oil prices, which could have a negative effect on our Sponsors’ drilling and development plan on our dedicated acreage or our Sponsors’ ability to finance their operations and drilling and completion costs on our dedicated acreage;

•	the availability of capital on an economic basis to fund the exploration and development activities of our Sponsors’ upstream joint venture;

•	drilling and operating risks, including potential environmental liabilities, associated with our Sponsors’ operations on our dedicated acreage;

•	downstream processing and transportation capacity constraints and interruptions, including the failure of our Sponsors to have sufficient contracted processing or transportation capacity; and

•	adverse effects of increased or changed governmental and environmental regulation.

In addition, we are indirectly subject to the business risks of our Sponsors generally and other factors, including, among others:

•	our Sponsors’ financial condition, credit ratings, leverage, market reputation, liquidity and cash flows;

•	the ability of our Sponsors to maintain or replace their reserves;

•	adverse effects of governmental and environmental regulation on our Sponsors’ upstream operations; and

•	losses from pending or future litigation.

Further, we have no control over our Sponsors’ business decisions and operations, and our Sponsors are under no obligation to adopt a business strategy that is favorable to us. Thus, we are subject to the risk of non-payment or non-performance by our Sponsors, including with respect to our gathering agreements, which do not contain minimum volume commitments. We cannot predict the extent to which our Sponsors’ businesses would be impacted if conditions in the energy industry were to deteriorate nor can we estimate the impact such conditions would have on the ability of our Sponsors to execute their drilling and development plan on our dedicated acreage or to perform under our gathering agreements. Any material non-payment or non-performance by either CONSOL or Noble under our gathering agreements would have a significant adverse impact on our business, financial condition, results of operations and cash flows and could therefore materially adversely affect our ability to make cash distributions to our unitholders at the expected rate or at all. Each of our gathering agreements with our Sponsors has an initial term of 20 years, and there is no guarantee that we will be able to renew or replace those gathering agreements on equal or better terms upon their expiration. Our ability to renew or replace our gathering agreements with our Sponsors following their expiration at rates sufficient to maintain our current revenues and cash flows could be adversely affected by activities beyond our control, including the activities of our competitors and our Sponsors.

Under our Sponsors’ joint development agreement, our Sponsors’ drilling and development plan with respect to their upstream joint venture is subject to annual agreement of our Sponsors and is subject to each Sponsor’s non-consent rights. Accordingly, we can provide no assurance as to the number of wells, if any, that will be drilled by our Sponsors in any given year.

Each year, our Sponsors collaborate to create a detailed drilling and development plan for the following year, based upon a number of assumptions, such as expected drilling and completion costs, expected production and expected commodity prices, which includes the number of wells, if any, to be drilled on our dedicated acreage and our ROFO acreage. If our Sponsors mutually agree, the annual plan for a given year can provide for more or fewer wells to be drilled than the number of wells that was provided for in the multi-year drilling and development plan set forth in our Sponsors’ joint development agreement, which we refer to as the “default plan.” Historically, our Sponsors have been able to mutually agree on an annual plan for a given year, several of which provided for fewer wells to be drilled during the applicable year than the number of wells that was set forth in the default plan for such year. If our Sponsors agree on an annual plan for any year that provides for significantly fewer wells to be drilled than would have been drilled under the default plan, our business, financial condition, results of operations, cash flows and ability to make cash distributions may be materially adversely affected.

If our Sponsors cannot agree on a drilling plan for a given year, then, unless a Sponsor exercises the non-consent right described below, our Sponsors will be obligated to drill the number of wells set forth in the default plan for such year. The current default plan provides for our Sponsors to drill 354 wells in 2015 and 377 wells in each of 2016, 2017, 2018, 2019 and 2020. If our Sponsors are to operate under the default plan for a given year, each Sponsor has a “non-consent right,” which is the right to elect not to participate in all (but not less than all) of the operations provided for in the default plan for the following year. If one of our Sponsors elects to exercise its non-consent right, then the other Sponsor, in its sole discretion, may determine the number of wells, if any, it will drill in such year, which may be significantly less than the number of wells that was provided for in the default plan, or none at all. Under our Sponsors’ joint development agreement, this non-consent right may be exercised by each Sponsor twice (in non-consecutive years) prior to the termination of the default plan at the end of 2020. Neither of our Sponsors has exercised its non-consent right , and thus, each Sponsor may still elect to exercise its non-consent right twice prior to the end of 2020. If a Sponsor exercises its non-consent right for any year, our business, financial condition, results of operations, cash flows and ability to make cash distributions will be materially adversely affected.

The default plan ends at the end of 2020. Following the end of the default plan, all drilling operations on our dedicated acreage and our ROFO acreage will be governed by the applicable joint operating agreement. Under the joint operating agreements, either Sponsor may propose drilling operations; however, neither Sponsor is obligated to participate in any drilling operations and may elect not to participate in any or all of the operations proposed on our dedicated acreage or our ROFO acreage. If either or both of our Sponsors elect not to participate in any or all of the operations proposed on our dedicated acreage or our ROFO acreage, our business, financial condition, results of operations, cash flows and ability to make cash distributions will be materially adversely affected.

On a pro forma basis, we would not have generated sufficient distributable cash flow to support the payment of the aggregate annualized minimum quarterly distribution on all of our units for the year ended December 31, 2013 or the twelve months ended June 30, 2014.

We must generate approximately $         million of distributable cash flow to support the payment of the minimum quarterly distribution for four quarters on all of our common units and subordinated units that will be outstanding immediately following this offering, as well as the corresponding distribution on our 2.0% general partner interest. The amount of pro forma distributable cash flow generated during each of the year ended December 31, 2013 and the twelve months ended June 30, 2014 would not have been sufficient to support the payment of the full minimum quarterly distribution on our common units and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, during those periods. Specifically, the amount of pro forma distributable cash flow generated during the year ended December 31, 2013 would have been sufficient to support a distribution of $         per common unit per quarter ($         per common unit on an annualized basis), or     % of the minimum quarterly distribution, and would not have supported any distributions on our subordinated units, and the amount of pro forma distributable cash flow generated during the twelve months ended June 30, 2014 would have been sufficient to support a distribution of $         per common unit per quarter ($         per common unit on an annualized basis), or         % of the minimum quarterly distribution, and would not have supported any distributions on our subordinated units. For a calculation of our ability to make cash distributions to our unitholders based on our pro forma results for the year ended December 31, 2013 and the twelve months ended June 30, 2014, please read “Cash Distribution Policy and Restrictions on Distributions.” If we are unable to generate sufficient distributable cash flow in future periods, we may not be able to support the payment of the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

In order to support the payment of the minimum quarterly distribution of $         per unit per quarter, or $         per unit on an annualized basis, we must generate distributable cash flow of approximately $         million per quarter, or approximately $         million per year, based on the number of common units and subordinated units and the general partner interest to be outstanding immediately after the completion of this offering. We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volume of natural gas we gather, compress and dehydrate, the volume of condensate we gather and treat and the fees we are paid for performing such services;

•

market prices of natural gas, NGLs and crude oil and their effect on our Sponsors’ drilling and development plan on our dedicated acreage and the volumes of natural gas and condensate that are produced on our dedicated acreage and for which we provide midstream services;

•	our Sponsors’ ability to fund their drilling and development plan on our dedicated acreage;

•	capital expenditures necessary for us to maintain and build out our midstream systems to gather natural gas and condensate from our Sponsors’ new well completions on our dedicated acreage;

•	the levels of our operating expenses, maintenance expenses and general and administrative expenses;

•

regulatory action affecting: (i) the supply of, or demand for, natural gas and condensate, (ii) the rates we can charge for our midstream services, (iii) the terms upon which we are able to contract to provide our midstream services, (iv) our existing gathering and other commercial agreements or (v) our operating costs or our operating flexibility;

•	the rates we charge third parties, if any, for our midstream services;

•	prevailing economic conditions; and

•	adverse weather conditions.

In addition, the actual amount of distributable cash flow that we generate will also depend on other factors, some of which are beyond our control, including:

•	the level and timing of our capital expenditures;

•	our debt service requirements and other liabilities;

•	our ability to borrow under our debt agreements to fund our capital expenditures and operating expenditures and to pay distributions;

•	fluctuations in our working capital needs;

•	restrictions on distributions contained in any of our debt agreements;

•	the cost of acquisitions, if any;

•	the fees and expenses of our general partner and its affiliates (including our Sponsors) that we are required to reimburse;

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

The assumptions underlying the forecast of EBITDA and distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual EBITDA and distributable cash flow to differ materially from our forecast.

The forecast of EBITDA and distributable cash flow set forth in “Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our EBITDA and distributable cash flow for the twelve months ending September 30, 2015. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Cash Distribution Policy and Restrictions on Distributions.” Our management has prepared the financial forecast and has neither requested nor received an opinion or report on it from our or any other independent auditor.

The assumptions and estimates underlying the forecast are substantially driven by our Sponsors’ anticipated drilling and development plan on our dedicated acreage during the forecast period and, although we consider our assumptions as to our Sponsors’ ability to maintain that schedule to be reasonable as of the date of this prospectus, those assumptions and estimates are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks that could cause actual results to differ materially from those contained in the forecast. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units, in which event the market price of our common units may materially decline.

Because of the natural decline in production from existing wells, our success, in part, depends on our ability to maintain or increase natural gas and condensate throughput volumes on our midstream systems, which depends on our Sponsors’ levels of development and completion activity on acreage dedicated to us.

The level of natural gas and condensate volumes handled by our midstream systems depends on the level of production from natural gas wells dedicated to our midstream systems, which may be less than expected and which will naturally decline over time. In order to maintain or increase throughput levels on our midstream systems, we must obtain production from wells completed by our Sponsors and/or third parties on acreage dedicated to our midstream systems.

We have no control over our Sponsors’ or other producers’ levels of development and completion activity in our area of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over our Sponsors or other producers or their exploration and development decisions, which may be affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected natural gas, NGL and crude oil prices;

•	demand for natural gas, NGLs and crude oil;

•	levels of reserves;

•	geologic considerations;

•

changes in the strategic importance our Sponsors assign to development in the Marcellus Shale area as opposed to other plays they may consider core to their business, which could adversely affect the financial and operational resources either or both of our Sponsors are willing to devote to development in our areas of operations;

•	increased levels of taxation related to the exploration and production of natural gas in our areas of operation;

•	environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

•	the costs of producing natural gas and the availability and costs of drilling rigs and other equipment.

Due to these and other factors, even if reserves are known to exist in areas served by our midstream systems, producers may choose not to develop those reserves. If producers choose not to develop their reserves, or they choose to slow their development rate, in our areas of operation, they will have no need to dedicate such additional acreage and associated reserves to our midstream systems and the pace of such additional dedications will be below anticipated levels. Our inability to obtain additional dedications of acreage resulting from reductions in development activity, coupled with the natural decline in production from our current dedicated acreage, would result in our inability to maintain the then current levels of throughput on our midstream systems, which could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Our gathering agreements with our Sponsors provide for the release of our Sponsors’ dedicated acreage in certain situations, provide our Sponsors the ability to transfer certain of the dedicated acreage free of the dedication to us and do not include minimum volume commitments.

Our gathering agreements provide that if we fail to timely complete the construction of the facilities necessary to provide midstream services to our Sponsors on our dedicated acreage or have an uncured default of any of our material obligations that has caused an interruption in our services for more than 90 days, the affected acreage will be permanently released from our dedication. Also, after the fifth anniversary of our gathering agreements, if our Sponsors drill a well that is located a certain distance from our current gathering system (and is not included in the detailed drilling plan provided by our Sponsors) and a third- party gatherer offers a lower cost of service, then the acreage associated with such well will be permanently released from our dedication. Any permanent releases of our Sponsors’ acreage from our dedication could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Our gathering agreements also provide that in certain situations, such as an uncured default of any of our material obligations that has caused an interruption in our services for less than 90 days, our dedicated acreage can be temporarily released from our dedication. Any temporary releases of acreage from our dedication could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Our gathering agreements will run with the land and be binding on a transferee of any of our dedicated acreage; however, each of our Sponsors may transfer 25,000 net acres of the dedicated acreage free of the dedication to us. This amount of net acres that can be transferred free of the dedication will be increased by the amount, if any, of net acres acquired by our Sponsors in the dedication area that will become automatically dedicated to us. Any transfer of acreage free from the dedication to us could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Our gathering agreements do not include minimum volumes commitments. Any decrease in the current levels of throughput on our gathering systems could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Certain of our dedicated acreage is either not held by production by our Sponsors or has not yet been earned by our Sponsors.

Certain of our dedicated acreage is either not held by production or has yet to be earned by our Sponsors under farmout agreements to which they are parties. As of June 30, 2014, approximately 31% of our dedicated acreage was not held by production or was yet to be earned by our Sponsors. With respect to the dedicated acreage that is not held by production, if our Sponsors do not timely meet the drilling obligations specified in the underlying leases, then the leases will terminate and will no longer be subject to our dedication. With respect to the dedicated acreage that is yet to be earned by our Sponsors under certain farmout agreements, if our Sponsors do not meet their drilling obligations to earn the acreage subject to the farmout agreements prior to the termination of the farmout agreements, then they will have no further rights to earn any acreage that they have not previously earned under the farmout agreements. Also, if the counterparty to the farmout agreements becomes insolvent or bankrupt, then the farmout agreements may be deemed an executory contract that may be discharged in a bankruptcy proceeding. If our Sponsors do not timely meet the drilling obligations specified in the leases not held by production or do not earn all of the acreage subject to the farmout agreements prior to the termination of the farmout agreement or if our Sponsor’s farmout agreements are discharged, the affected acreage will no longer be dedicated to us, which could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

We may not be able to attract dedications of third-party volumes, in part because our industry is highly competitive, which could limit our ability to grow and increase our dependence on our Sponsors.

Part of our long-term growth strategy includes diversifying our customer base by identifying opportunities to offer services to third parties in our areas of operation. To date and over the near term, all of our revenues have been and will be earned from our Sponsors relating to production they own or control on our dedicated acreage. Our ability to increase throughput on our midstream systems and any related revenue from third parties is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when requested by third parties. Any lack of available capacity on our systems for third-party volumes will detrimentally affect our ability to compete effectively with third-party systems for natural gas and condensate produced from reserves associated with acreage other than our then current dedicated acreage in our area of operation. In addition, some of our competitors for third-party volumes have greater financial resources and access to larger supplies of natural gas than those available to us, which could allow those competitors to price their services more aggressively than we do.

Our efforts to attract new third parties as customers may be adversely affected by (i) our relationship with our Sponsors and the fact that a substantial majority of the capacity of our midstream systems will be necessary to service their production on our dedicated acreage and that, under our gathering agreements with our Sponsors, our Sponsors will receive priority of service for the provision of our midstream services over third parties and (ii) our desire to provide services pursuant to fee-based agreements. As a result, we may not have the capacity to provide services to third parties and/or potential third-party customers may prefer to obtain services pursuant to other forms of contractual arrangements under which we would be required to assume direct commodity exposure. In addition, potential third-party customers who are significant producers of natural gas and condensate may develop their own midstream systems in lieu of using our systems. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition, cash flows and ability to make cash distributions to our unitholders.

We may not be able to make an attractive offer to our Sponsors on our ROFO acreage.

Our Sponsors are required to allow us to make a first offer to provide midstream services on existing upstream acreage that is not currently dedicated to us or a third party, which, as of June 30, 2014, covered approximately 194,000 net acres, and any future acreage that our Sponsors jointly acquire in the ROFO area. Our Sponsors are under no obligation to accept any offer we make on this acreage, even if we submit the lowest bid they receive. In addition, another midstream service provider may be able to make a more attractive offer to our Sponsors, whether because they have existing infrastructure on or around this acreage or otherwise. Any rejection by our Sponsors of any offer on this acreage could adversely affect our organic growth strategy or our ability to maintain or increase our cash distribution level.

If our Sponsors elect not to jointly acquire acreage in their upstream AMI, they are under no obligation to dedicate or otherwise offer the acquired acreage to us for midstream services.

Pursuant to our Sponsors’ upstream joint venture agreement, if either of our Sponsors decides to acquire acreage in their upstream AMI, prior to 2036 they are required to offer the other Sponsor the right to participate in the joint acquisition of that acreage. Any acreage that is jointly acquired in the dedication area, and that is not subject to an existing third-party commitment, will automatically be dedicated to us. Any acreage that is jointly acquired in the ROFO area, and that is not subject to an existing third-party commitment, will be subject to our right of first offer for midstream services. However, if either of our Sponsors elects not to participate in an acquisition in their upstream AMI, the other Sponsor is under no obligation to dedicate such solely acquired acreage or allow us to make an offer to provide midstream services on that acreage, even if the acreage is not subject to any third-party commitment. A failure of one of our Sponsors to participate in an acquisition in their upstream AMI will limit the acreage that is either automatically dedicated to us (in the dedication area) or subject to our right of first offer (in the ROFO area) and could adversely affect our organic growth strategy or our ability to maintain or increase our cash distribution level.

Our only assets are controlling ownership interests in our operating subsidiaries. Because our interests in our operating subsidiaries represent our only cash-generating assets, our cash flow will depend entirely on the performance of our operating subsidiaries and their ability to distribute cash to us.

We have a holding company structure, meaning the sole source of our earnings and cash flow consists exclusively of the earnings of and cash distributions from our operating subsidiaries. Therefore, our ability to make quarterly distributions to our unitholders will be completely dependent upon the performance of our operating subsidiaries and their ability to distribute funds to us. We are the sole member of the general partner of each of our operating subsidiaries, and we control and manage our operating subsidiaries through our ownership of our operating subsidiaries’ respective general partners.

The limited partnership agreement governing each operating company requires that the general partner of such operating company cause such operating company to distribute all of its available cash each quarter, less the amounts of cash reserves that such general partner determines are necessary or appropriate in its reasonable discretion to provide for the proper conduct of such operating company’s business.

The amount of cash each operating company generates from its operations will fluctuate from quarter to quarter based on events and circumstances and the actual amount of cash each operating company will have available for distribution to its partners, including us, also will depend on certain factors. For a description of the events, circumstances and factors that may affect the cash distributions from our operating subsidiaries please read “— We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.”

We may be responsible for mine subsidence costs in the future.

Portions of our gathering systems pass over coal mines. Activities related to the use and expansion of our gathering systems have historically, and may continue to, be affected by mine subsidence. Under the terms of the omnibus agreement to be entered into between us, our general partner, CONE and our Sponsors, CONE has agreed to indemnify us for a period of four years against costs or losses arising out of mine subsidence. However, after the four year period, we may be liable for any costs or losses arising out of or attributable to mine subsidence. For the six months ended June 30, 2014, we incurred mine subsidence costs related to the expansion of our systems of approximately $2.2 million. We cannot predict the amount of any costs or losses associated with mine subsidence that may impact our assets after the term of the indemnification provided in the omnibus agreement. Mine subsidence costs and losses that we incur and for which we cannot seek indemnification could materially adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

Our midstream systems are exclusively located in the Appalachian Basin, making us vulnerable to risks associated with operating in a single geographic area.

We rely exclusively on revenues generated from our midstream systems that are currently located exclusively in the Appalachian Basin. As a result of this concentration, we will be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations, water shortages or other drought related conditions or interruption of the processing or transportation of natural gas, NGLs or condensate. If any of these factors were to impact the Appalachian Basin more than other producing regions, our business, financial condition, results of operations and ability to make cash distributions will be adversely affected relative to other midstream companies that have a more geographically diversified asset portfolio.

We may be unable to grow by acquiring the non-controlling interests in our operating subsidiaries owned by CONE, which could limit our ability to increase our distributable cash flow.

Part of our strategy for growing our business and increasing distributions to our unitholders is dependent upon our ability to make acquisitions that increase our distributable cash flow. Part of the acquisition component of our growth strategy is based upon our expectation of future divestitures by CONE to us of portions of its remaining, non-controlling interests in our operating subsidiaries. We have only a right of first offer pursuant to our omnibus agreement to purchase the non-controlling interests in our operating subsidiaries retained by CONE after the completion of this offering and that CONE subsequently elects to sell. CONE is under no obligation to offer to sell us additional assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any additional assets from CONE and we do not know when or if CONE will make any offers to sell assets to us. We may never purchase all or a portion of the non-controlling interests in our operating subsidiaries for several reasons, including the following:

•	CONE may choose not to sell these non-controlling interests;

•	we may not make offers for these non-controlling interests;

•	we and CONE may be unable to agree to terms acceptable to both parties;

•	we may be unable to obtain financing to purchase these non-controlling interests on acceptable terms or at all; or

•

we may be prohibited by the terms of our debt agreements (including our credit facility) or other contracts from purchasing some or all of these non-controlling interests, and CONE may be prohibited by the terms of its debt agreements or other contracts from selling some or all of such non-controlling interests. If we or CONE must seek waivers of such provisions or refinance debt governed by such provisions in order to consummate a sale of these non-controlling interests, we or CONE may be unable to do so in a timely manner or at all.

We do not know when or if all or any portion of such non-controlling interests will be offered to us for purchase, and we can provide no assurance that we will be able to successfully consummate any future acquisition of all or any portion of such non-controlling interests in our operating subsidiaries. Furthermore, if CONE reduces its ownership interest in us, it may be less willing to sell to us its remaining non-controlling interests in our operating subsidiaries. In addition, except for our rights of first offer, there are no restrictions on CONE’s ability to transfer its non-controlling interests in our operating subsidiaries to a third party. If we do not acquire all or a significant portion of the non-controlling interests in our operating subsidiaries held by CONE, our ability to grow our business and increase our cash distributions to our unitholders may be significantly limited.

If third-party pipelines or other midstream facilities interconnected to our gathering systems become partially or fully unavailable, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

Our assets connect to other pipelines or facilities owned and operated by unaffiliated third parties. The continuing operation of third-party pipelines, processing and fractionation plants, compressor stations and other midstream facilities is not within our control. These third-party pipelines, processing and fractionation plants, compressor stations and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, force majeure events, regulatory requirements and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues. If any such increase in costs occurs or if any of these pipelines or other midstream facilities becomes unable to receive or transport natural gas, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

In order to maintain and grow our business, we will need to make substantial capital expenditures to fund our share of growth capital expenditures associated with our 75%, 5% and 5% controlling interests in our Anchor Systems, Growth Systems and Additional Systems, respectively, or to purchase or construct new midstream systems. If we do not make sufficient or effective capital expenditures, we will be unable to maintain and grow our business and, as a result, we may be unable to maintain or raise the level of our future cash distributions over the long term. To fund our capital expenditures, we will be required to use cash from our operations, incur debt or sell additional common units or other equity securities. Using cash from our operations will reduce cash available for distribution to our unitholders. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. Also, due to our relationships with our Sponsors, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to the financial condition of our Sponsors or adverse changes in the credit ratings of our Sponsors. Any material limitation on our ability to access capital as a result of such adverse changes to a Sponsor could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes affecting one or both of our Sponsors could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our business activities, or could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

Even if we are successful in obtaining the necessary funds to support our growth plan, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then current distribution rate, which could materially decrease our ability to pay distributions at the then prevailing distribution rate. While we have historically received funding from our Sponsors, none of our Sponsors, CONE, our general partner or any of their respective affiliates is committed to providing any direct or indirect financial support to fund our growth.

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow and not solely on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on our profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss for financial accounting purposes, and conversely, we might fail to make cash distributions during periods when we record net income for financial accounting purposes.

Our construction of new gathering, compression, dehydration, treating or other midstream assets may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our cash flows, results of operations and financial condition and, as a result, our ability to distribute cash to our unitholders.

The construction of additions or modifications to our existing systems involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If we undertake these projects, we may not be able to complete them on schedule, at the budgeted cost or at all.

Our revenues may not increase immediately (or at all) upon the expenditure of funds on a particular project. For instance, if we build a processing facility, the construction may occur over an extended period of time, and we may not receive any material increases in revenues until the project is completed. Additionally, we may construct facilities to capture anticipated future production growth in an area in which such growth does not materialize. As a result, new gathering, compression, dehydration, treating or other midstream assets may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our business, financial condition, results of operations, cash flows and ability to make cash distributions.

The construction of additions to our existing assets may require us to obtain new rights-of-way prior to constructing new pipelines or facilities. We may be unable to timely obtain such rights-of-way to connect new natural gas supplies to our existing gathering pipelines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, our cash flows could be adversely affected.

The McQuay to Majorsville Pipeline experienced a slip at two stream crossings. Although construction of the pipeline has been completed, and remediation is ongoing, any additional delays in placing the pipeline into service may have a material impact on our operations and revenue.

We have completed construction of a 19-mile pipeline that connects the McQuay compressor station in Pennsylvania to the Majorsville compressor station in West Virginia. Construction of the pipeline was initially scheduled to be completed by the end of the first quarter of 2014. However, in early 2014, adverse weather conditions both delayed construction of the pipeline and contributed to soil slippage on slide slopes at two stream crossings in West Virginia, which caused a release of sediment into the streams. The West Virginia Department of Environmental Protection (“WVDEP”) has issued Notices of Violation in relation to those slips. We experienced another slip in August 2014, which resulted in an additional release of sediment. We have been and are continuing to work with WVDEP, the installation contractor and an external engineering firm to remedy the situation. Though we have not been contacted by the EPA or the Army Corps of Engineers with regard to the slips, both agencies have jurisdiction over activities related to the slips and either one or both agencies may bring enforcement actions at some time in the future. We still expect to be able to place the pipeline into service by the time our customer requires our services. However, any additional slips or delays could have a material adverse effect on our financial position, results of operations, or cash flows. In addition, resolution of any enforcement actions may include monetary sanctions, and the WVDEP, the EPA or the Army Core of Engineers may seek to recover any economic benefit derived from non-compliance with the Clean Water Act. However, we presently do not have sufficient information to determine whether the potential liability with respect to these matters will have a material effect on our financial position, results of operations or cash flows.

Certain plant or animal species are or could be designated as endangered or threatened, which could have a material impact on our and our Sponsors’ operations.

The federal Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. Many states have analogous laws designed to protect endangered or threatened species. Such protections, and the designation of previously unidentified endangered or threatened species under such laws, may affect our and our Sponsors’ operations.

Our exposure to commodity price risk may change over time and we cannot guarantee the terms of any agreements for our midstream services with third parties or with our Sponsors.

We currently generate all of our revenues pursuant to fee-based gathering agreements under which we are paid based on the volumes that we gather and compress, rather than the underlying value of the commodity. Consequently, our existing operations and cash flows have little direct exposure to commodity price risk. However, the producers that are customers of our midstream services are exposed to commodity price risk, and extended reduction in commodity prices could adversely reduce the production volumes available for our midstream services in the future below expected levels. Although we intend to enter into fee-based gathering agreements with existing or new customers in the future, our efforts to negotiate such terms may not be successful.

Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

We expect to enter into a new revolving credit facility prior to or in connection with the closing of this offering. Our new revolving credit facility will limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

Our new revolving credit facility will also contain covenants requiring us to maintain certain financial ratios. For example, we may not permit the ratio of (i) consolidated total funded debt (as defined in the agreement governing our revolving credit facility) as of the last day of each fiscal quarter to (ii) consolidated EBITDA (as defined in the agreement governing our revolving credit facility) for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to exceed (A) at any time other than during a qualified acquisition period (as defined in the agreement governing our revolving credit facility), 5.00 to 1.00 and (B) during a qualified acquisition period (as defined in the agreement governing our revolving credit facility), 5.50 to 1.00. In addition, we may not permit the ratio of (i) consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of each fiscal quarter to (ii) consolidated interest expense (as defined in the agreement governing our revolving credit facility) for such four consecutive fiscal quarters to be less than 3.00 to 1.00. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet any such ratios and tests.

The provisions of our new revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity.”

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of such assets, which may cause our revenues to decline and our operating expenses to increase.

Our gathering and transportation operations are exempt from regulation by the Federal Energy Regulatory Commission, or FERC, under the Natural Gas Act of 1938, or NGA, and the Interstate Commerce Act, or ICA. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA, and the ICA only governs liquids transportation service in interstate commerce. Although the FERC has not made any formal determinations with respect to any of our facilities we consider to be gathering facilities, we believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish that a natural gas pipeline is a gathering pipeline not subject to FERC or NGA jurisdiction. We believe that the condensate pipelines in our gathering systems meet the traditional tests FERC has used to determine that a condensate pipeline is not providing transportation service in interstate commerce subject to FERC ICA jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of our gathering facilities may be subject to change based on future determinations by FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA or under the ICA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA and/or the Natural Gas Policy Act of 1978, or NGPA, or ICA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows.

Other FERC regulations may indirectly impact our businesses and the markets for products derived from these businesses. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, market manipulation, ratemaking, gas quality, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. Should we fail to comply with any applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines, which could have a material adverse effect on our results of operations and cash flows. Under the Energy Policy Act of 2005, the FERC has civil penalty authority under the NGA and the NGPA to impose penalties for current violations of up to $1,000,000 per day for each violation. Violations of the NGA or the NGPA could also result in administrative and criminal remedies and the disgorgement of any profits associated with the violation.

State regulation of natural gas gathering facilities and intrastate transportation pipelines generally includes various safety, environmental and, in some circumstances, nondiscriminatory take and common purchaser requirements, as well as complaint-based rate regulation. Other state regulations may not directly apply to our business, but may nonetheless affect the availability of natural gas for purchase, compression and sale.

For more information regarding federal and state regulation of our operations, please read “Business — Regulation of Operations.”

We may incur significant costs and liabilities as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures.

The United States Department of Transportation’s Pipeline and Hazardous Materials Safety Administration, or PHMSA, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines and related facilities located where a leak or rupture could do the most harm, i.e., in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline and related facility integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, or the 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013, PHMSA adopted new rules increasing the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations. Should our operations fail to comply with PHMSA or comparable state regulations, we could be subject to substantial penalties and fines. PHMSA has also published advanced notices of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to extend the integrity management program requirements to additional types of facilities, such as gathering pipelines and related facilities. Additionally, in 2012, PHMSA issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure, which could result in additional requirements for the pressure testing of pipelines or the reduction of maximum operating pressures to verifiable pressures. The adoption of these and other laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operational costs that could be significant. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our cash flow. Please read “Business — Regulation of Operations — Pipeline Safety Regulation.”

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGL and crude oil production by our customers, which could reduce the throughput on our gathering and other midstream systems, which could adversely impact our revenues.

We do not conduct hydraulic fracturing operations, but substantially all of our Sponsors’ natural gas production on our dedicated acreage is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. All of the natural gas, NGL and crude oil production from our Sponsors’ upstream joint venture is being developed from an unconventional source, the Marcellus Shale formation. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Some states, including those in which we operate, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations, or otherwise seek to ban some or all of these activities. However, the U.S. Environmental Protection Agency, or the EPA, has asserted certain regulatory authority over hydraulic fracturing and has moved forward with various regulatory actions, including, the issuance of new regulations requiring green completions for hydraulically fractured wells, emission requirements for certain midstream equipment, and an Advanced Notice of Proposed Rulemaking seeking comment on its intent to develop regulations under the Toxic Substances and Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. In addition, various studies are currently underway by the EPA and other federal agencies concerning the potential environmental impacts of hydraulic fracturing activities. Certain environmental groups have also suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process; and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will be enacted and if so, what its provisions would be. Additional levels of regulation and permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs and process prohibitions that could reduce the volumes of natural gas and liquids that move through our gathering systems, which in turn could materially adversely affect operations.

We, our Sponsors or any third-party customers may incur significant liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations, which are complex and subject to frequent change.

As an owner and operator of gathering and compressing systems, we are subject to various stringent federal, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment and worker health and safety. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our and our customer’s operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customer’s operations. Failure to comply with these laws, regulations and permits may result in joint and several or strict liability or the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and/or the issuance of injunctions limiting or preventing some or all of our operations. Private parties, including the owners of the properties through which our gathering systems pass, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for personal injury or property damage. We may not be able to recover all or any of these costs from insurance. In addition, we may experience a delay in obtaining or be unable to obtain required permits, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenues, which in turn could affect our profitability. There is no assurance that changes in or additions to public policy regarding the protection of the environment and worker health and safety will not have a significant impact on our operations and profitability.

Our operations also pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly operated by us regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, potentially resulting in increased costs of doing business and consequently affecting profitability. Please read “Business — Regulation of Environmental and Occupational Safety and Health Matters.”

Climate change laws and regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the natural gas that we gather while potential physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the Clean Air Act that, among other things, establish Prevention of Significant Deterioration, or PSD, construction and Title V operating permit reviews for certain large stationary sources that emit GHGs. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore oil and gas production sources in the U.S. on an annual basis. We are monitoring and file annual required reports for the GHG emissions from our operations in accordance with the GHG emissions reporting rule.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products.

The current Administration announced its Climate Action Plan in 2013, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and gas industry. As part of the Climate Action Plan, the Administration announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years, and in March 2014, the Administration announced several components of its methane reduction strategy that apply to the oil and gas industry, which include an EPA assessment of methane and other emissions from the oil and gas industry that could lead to additional regulations by the end of 2016; and updated standards from the Bureau of Land Management to reduce venting and flaring from oil and gas production on public lands, which are expected to be released later in 2014. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Substantial limitations on GHG emissions could also adversely affect demand for the natural gas we gather. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our Sponsors’ exploration and production operations.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail our operations and have a material adverse effect on our ability to distribute cash and, accordingly, the market price for our common units.

Our operations are subject to all of the hazards inherent in the gathering and compression of natural gas, including:

•

damage to pipelines, compressor stations, pump stations, related equipment and surrounding properties caused by design, installation, construction materials or operational flaws, natural disasters, acts of terrorism and acts of third parties;

•	leaks of natural gas or condensate or losses of natural gas or condensate as a result of the malfunction of, or other disruptions associated with, equipment or facilities;

•	fires, ruptures, landslides, mine subsidence and explosions; and

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions.

We may not own in fee the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We own in fee approximately 23% of the land on which our midstream systems have been constructed, with the remainder held by surface use agreement, rights-of-way or other easement rights. We are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. We may obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way or otherwise, could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions.

A shortage of equipment and skilled labor in the Appalachian Basin could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on our business and results of operations.

Our gathering and other midstream services require special equipment and laborers who are skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others. If we experience shortages of necessary equipment or skilled labor in the future, our labor and equipment costs and overall productivity could be materially and adversely affected. If our equipment or labor prices increase or if we experience materially increased health and benefit costs for employees, our business and results of operations could be materially and adversely affected.

The loss of key personnel could adversely affect our ability to operate.

We depend on the services of a relatively small group of our general partner’s senior management and technical personnel. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of our general partner’s senior management or technical personnel, including John Lewis, our Chief Executive Officer, David Khani, our Chief Financial Officer, Joseph Fink, our Chief Operating Officer, Kristopher Hagedorn, our Chief Accounting Officer, and Kirk Moore, our General Counsel and Secretary, could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions.

We do not have any officers or employees and rely on officers of our general partner and employees of CONSOL.

We are managed and operated by the board of directors and executive officers of our general partner. Our general partner has no employees and relies on the employees of CONSOL to conduct our business and activities.

Each of CONSOL and Noble conducts businesses and activities of its own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to both our general partner and to either CONSOL or Noble. If our general partner and the officers and employees of CONSOL and Noble do not devote sufficient attention to the management and operation of our business and activities, our business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely effected.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including building additional gathering pipelines needed for required connections and building additional compression and treating facilities pursuant to our gathering agreements) or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Increases in interest rates could adversely affect our business.

We will have exposure to increases in interest rates. After the consummation of this offering on a pro forma basis, we do not expect to have any outstanding indebtedness. However, in connection with the completion of this offering we expect to enter into a new revolving credit facility. Assuming our average debt level of $57.0 million, comprised of funds drawn on our new revolving credit facility, an increase of one percentage point in the interest rates will result in an increase in annual interest expense of $2.1 million. As a result, our results of operations, cash flows and financial condition and, as a result, our ability to make cash distributions to our unitholders, could be materially adversely affected by significant increases in interest rates.

Terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks or cyber-attacks may significantly affect the energy industry, including our operations and those of our customers, as well as general economic conditions, consumer confidence and spending and market liquidity. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our Sponsors, and neither CONSOL nor Noble is under any obligation to adopt a business strategy that favors us.

Following the completion of this offering, our Sponsors, through their ownership of CONE, will collectively own a 2% general partner interest and a     % limited partner interest in us (or     % if the underwriters exercise in full their option to purchase additional common units) and will own and control our general partner. In addition, CONE will continue to own 25%, 95% and 95% non-controlling equity interests in our Anchor Systems, Growth Systems and Additional Systems, respectively, following the completion of this offering. Although our general partner has a duty to manage us in a manner that is in the best interests of our partnership and our unitholders, the directors and officers of our general partner also have a duty to manage our general partner in a manner that is in the best interests of its owner, CONE, which is owned by our Sponsors. Conflicts of interest may arise between our Sponsors and their respective affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, the general partner may favor its own interests and the interests of its affiliates, including our Sponsors, over the interests of our common unitholders. These conflicts include, among others, the following situations:

•

neither our partnership agreement nor any other agreement requires our Sponsors to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by our Sponsors to increase or decrease natural gas production on our dedicated acreage, pursue and grow particular markets or undertake acquisition opportunities for themselves. Each of CONSOL’s and Noble’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of CONSOL and Noble, respectively;

•	our Sponsors may be constrained by the terms of their respective debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

•

our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner’s liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•

our general partner will determine the amount and timing of, among other things, cash expenditures, borrowings and repayments of indebtedness, the issuance of additional partnership interests, the creation, increase or reduction in cash reserves in any quarter and asset purchases and sales, each of which can affect the amount of cash that is available for distribution to unitholders;

•

our general partner will determine the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units;

•	our general partner will determine which costs incurred by it are reimbursable by us;

•

our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period;

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our partnership agreement permits us to classify up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

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our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our gathering agreements with our Sponsors;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units and general partner interests to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of the board of directors of our general partner, which we refer to as our conflicts committee, or our common unitholders. This election could result in lower distributions to our common unitholders in certain situations.

Neither our partnership agreement nor our omnibus agreement will prohibit our Sponsors or any other affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our Sponsors and executive officers and directors of our general partner. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Consequently, our Sponsors and other affiliates of our general partner, including CONE, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from our Sponsors and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement” and “Conflicts of Interest and Duties.”

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

Our partnership agreement requires that we distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Therefore, to the extent we are unable to finance our growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional partnership interests in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional partnership interests may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional partnership interests, including partnership interests ranking senior to our common units as to distributions or in liquidation or that have special voting rights and other rights, and our common unitholders will have no preemptive or other rights (solely as a result of their status as common unitholders) to purchase any such additional partnership interests. The incurrence of additional commercial bank borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the amount of cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that the partnership agreement may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts, and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

As permitted by Delaware law, our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. By purchasing a common unit, a unitholder is treated as having consented to the provisions in our partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Duties — Duties of Our General Partner.”

Our partnership agreement restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the determination or the decision to take or decline to take such action was in the best interests of our partnership, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

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provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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provides that our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, our partnership agreement.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, our partnership agreement provides that any determination by our general partner must be made in good faith, and that our conflicts committee and the board of directors of our general partner are entitled to a presumption that they acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Cost reimbursements, which will be determined in our general partner’s sole discretion, and fees due our general partner and its affiliates for services provided will be substantial and will reduce the amount of cash we have available for distribution to you.

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement and operational services agreement, our general partner determines the amount of these expenses. Under the terms of the omnibus agreement we will be required to reimburse our Sponsors for the provision of certain administrative support services to us. Under our operational services agreement, we will be required to reimburse CONSOL for the provision of certain maintenance, operating, administrative and construction services in support of our operations. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner. The costs and expenses for which we will reimburse our general partner and its affiliates may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. We estimate that the total amount of such reimbursed expenses will be approximately $42.4 million for the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions — Estimated EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2015.” Payments to our general partner and its affiliates will be substantial and will reduce the amount of cash we have available to distribute to unitholders.

Unitholders have very limited voting rights and, even if they are dissatisfied, they will have limited ability to remove our general partner.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. For example, unlike holders of stock in a public corporation, unitholders will not have “say-on-pay” advisory voting rights. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by its sole member, CONE, which is owned by our Sponsors. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner may not be removed unless such removal is both (i) for cause and (ii) approved by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable to us or any limited partner for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business. Upon the completion of this offering, CONE will own     % of our total outstanding common units and subordinated units on an aggregate basis (or     % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units). This will give CONE the ability to prevent the removal of our general partner.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest in us to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of CONE to transfer its membership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices.

We may issue an unlimited number of additional partnership interests without unitholder approval, which would dilute unitholder interests.

At any time, we may issue an unlimited number of general partner interests or limited partner interests of any type without the approval of our unitholders and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to our common units as to distributions or in liquidation or that have special voting rights and other rights. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each unit may decrease;

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because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of our common units may decline.

The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of our Sponsors:

•	management of our business may no longer reside solely with our current general partner; and

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affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us except with respect to rights of first offer contained in our omnibus agreement.

CONE may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

After the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional common units, CONE will hold                 common units and                 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. Additionally, we have agreed to provide CONE with certain registration rights under applicable securities laws. Please read “Units Eligible for Future Sale.” The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner’s discretion in establishing cash reserves may reduce the amount of cash we have available to distribute to unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus the cash reserves that it determines are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash we have available to distribute to unitholders.

Affiliates of our general partner, including CONSOL, Noble and CONE, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us except with respect to rights of first offer contained in our omnibus agreement.

Neither our partnership agreement nor our omnibus agreement will prohibit our Sponsors or any other affiliates of our general partner, including CONE, from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our Sponsors and executive officers and directors of our general partner. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Consequently, our Sponsors and other affiliates of our general partner, including CONE, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from our Sponsors and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of our then-outstanding common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately     % of our common units (excluding any common units purchased by officers, directors and director nominees of our general partner and our Sponsors under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending                , 2015), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately     % of our outstanding common units (excluding any common units purchased by officers and directors of our general partner and our Sponsors under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read “Our Partnership Agreement — Limited Call Right.”

Unitholders may have to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from our partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our common units. After this offering, there will be only             publicly traded common units, assuming the underwriters’ option to purchase additional common units from us is not exercised. In addition, at the completion of this offering, CONE will                  own                  common units and                 subordinated units, representing an aggregate     % limited partner interest (or                  common units and                  subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units). We do not know the extent to which investor interest will lead to the development of an active trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units offered hereby will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price.

Our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units and general partner interests to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of our conflicts committee or our common unitholders. This election could result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (48%, in addition to distributions paid on its 2% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and a general partner interest. The number of common units to be issued to our general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in such two quarters. Our general partner will also be issued an additional general partner interest necessary to maintain our general partner’s interest in us at the level that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units and general partner interests in connection with resetting the target distribution levels. Additionally, our general partner has the right to transfer all or any portion of our incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

Units held by persons who our general partner determines are not “eligible holders” at the time of any requested certification in the future may be subject to redemption.

As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. Units held by persons who our general partner determines are not “eligible holders” at the time of any requested certification in the future may be subject to redemption. “Eligible holders” are limited partners whose (or whose owners’) (i) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body and (ii) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by our general partner, a substantial risk of cancellation or forfeiture of any property in which we have an interest. The aggregate redemption price for redeemable interests will be an amount equal to the current market price (the date of determination of which will be the date fixed for redemption) of limited partner interests of the class to be so redeemed multiplied by the number of limited partner interests of each such class included among the redeemable interests. For these purposes, the “current market price” means, as of any date for any class of limited partner interests, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. The units held by any person the general partner determines is not an eligible holder will not be entitled to voting rights. Please read “Our Partnership Agreement — Possible Redemption of Ineligible Holders.”

Our partnership agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our unitholders, which would limit our unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees. Our partnership agreement also provides that any unitholder bringing an unsuccessful action will be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful action.

Our partnership agreement will provide that, with certain limited exceptions, the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (ii) brought in a derivative manner on our behalf, (iii) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (iv) asserting a claim against us arising pursuant to any provision of the Delaware Act or (v) asserting a claim against us governed by the internal affairs doctrine.

In addition, if any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. These provisions may have the effect of discouraging lawsuits against us and our general partner’s directors and officers. Please read “Our Partnership Agreement — Applicable Law; Exclusive Forum.”

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We have applied to list our common units on the NYSE. Because we will be a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules that apply to a corporation. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management — Management of CONE Midstream Partners LP.”

If we are deemed an “investment company” under the Investment Company Act of 1940, it would adversely affect the price of our common units and could have a material adverse effect on our business.

Our initial assets will consist of direct and indirect ownership interests in our operating subsidiaries. If a sufficient amount of our assets, such as our ownership interests in these subsidiaries or other assets acquired in the future, are deemed to be “investment securities” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. In that event, it is possible that our ownership of these interests, combined with our assets acquired in the future, could result in our being required to register under the Investment Company Act if we were not successful in obtaining exemptive relief or otherwise modifying our organizational structure or applicable contract rights. Treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes in which case we would be treated as a corporation for federal income tax purposes. As a result, we would pay federal income tax on our taxable income at the corporate tax rate, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as an investment company would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units. Please read “Material Federal Income Tax Consequences — Partnership Status.”

Moreover, registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase of additional interests in our midstream systems from our Sponsors, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of some or all of these events would adversely affect the price of our common units and could have a material adverse effect on our business.

Tax Risks

In addition to reading the following risk factors, please read “Material Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our distributable cash flow to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this or any other tax matter affecting us.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our distributable cash flow would be substantially reduced. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, effective for tax years starting after December 31, 2013, Pennsylvania may assess a partnership level tax if the partnership is found to have underreported income by more than $1,000,000 in any tax year. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Therefore, if we were treated as a corporation for federal income tax purposes or otherwise subjected to a material amount of entity-level taxation, there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the qualifying income exception upon which we rely for our treatment as a partnership for federal income tax purposes. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “Material Federal Income Tax Consequences — Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our distributable cash flow to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our distributable cash flow.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read “Material Federal Income Tax Consequences — Disposition of Common Units — Recognition of Gain or Loss.”

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Latham & Watkins LLP is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Federal Income Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election.”

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Treasury Department and the IRS have issued proposed regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we will adopt. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Latham & Watkins LLP has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read “Material Federal Income Tax Consequences — Disposition of Common Units — Allocations Between Transferors and Transferees.”

A unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Latham & Watkins LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal

Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Immediately after the completion of this offering, CONE and our general partner will collectively own an aggregate     % interest in our capital and profits. Therefore, a transfer by CONE and our general partner of all or a portion of their interests in us could result in a termination of us as a partnership for federal income tax purposes. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read “Material Federal Income Tax Consequences — Disposition of Common Units — Constructive Termination.”

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Pennsylvania and West Virginia. Both Pennsylvania and West Virginia currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units. Please consult your tax advisor.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of                  common units offered by this prospectus, based on an assumed initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions, the structuring fee and estimated offering expenses. Our estimate assumes the underwriters’ option to purchase additional common units is not exercised. We intend to use the net proceeds from this offering to (i) make a distribution of approximately $         million to CONE and (ii) pay approximately $         million of origination fees related to our new revolving credit facility.

If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the             additional common units, if any, will be issued to CONE at the expiration of the option period. Any such common units issued to CONE will be issued for no additional consideration. If the underwriters exercise in full their option to purchase additional common units, we expect to receive net proceeds of approximately $         million, after deducting underwriting discounts and commissions, the structuring fee and estimated offering expenses. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units to make a cash distribution to CONE.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per common unit would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and assuming the underwriters do not exercise their option to purchase additional common units, and after deducting underwriting discounts and commissions, the structuring fee and estimated offering expenses. The actual initial public offering price is subject to market conditions and negotiations between us and the underwriters.

Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more common units than the number set forth on the cover page of this prospectus.

CAPITALIZATION

The following table sets forth:

•	the historical cash and cash equivalents and capitalization of our Predecessor as of June 30, 2014; and

•

our pro forma capitalization as of June 30, 2014, giving effect to the pro forma adjustments described in our unaudited pro forma condensed financial statements included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” and the other transactions described under “Prospectus Summary — The Transactions.”

The following table assumes that the underwriters do not exercise their option to purchase additional common units. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder of the                 additional common units, if any, will be issued to CONE at the expiration of the option period. Any such common units issued to CONE will be issued for no additional consideration.

This table is derived from, should be read together with and is qualified in its entirety by reference to the historical financial statements and the accompanying notes and the unaudited pro forma condensed financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Prospectus Summary — The Transactions,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2014
	Historical	Pro forma
	(in thousands)
Cash and cash equivalents	$9,368	$

Long-term debt:
Revolving credit facility(1)	$—	$

Total long-term debt (including current maturities)	—

Members’ equity / partners’ capital:
CONSOL	238,278
Noble	238,278
Held by public:
Common units	—
Held by Sponsors:
Common units	—
Subordinated units	—
General partner interest	—

Total Members’ equity / partners’ capital	476,556

Total capitalization	$476,556	$

(1)	In connection with the completion of this offering, we expect to enter into a new $250 million revolving credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Revolving Credit Facility.”

DILUTION

Dilution is the amount by which the offering price per common unit in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2014, after giving effect to the offering of common units and the related transactions, our net tangible book value was approximately $         million, or $         per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in pro forma net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit(1)		$
Pro forma net tangible book value per unit before this offering(2)	$
Increase in net tangible book value per unit attributable to purchasers in this offering

Less: Pro forma net tangible book value per unit after this offering(3)

Immediate dilution in net tangible book value per common unit to purchasers in this offering(4)(5)		$

(1)	Represents the mid-point of the price range set forth on the cover page of this prospectus.

(2)	Determined by dividing the number of units ( common units, subordinated units and the corresponding value for the 2% general partner interest) to be issued to the general partner and its affiliates for their contribution of assets and liabilities to us into the pro forma net tangible book value of the contributed assets and liabilities of $ million.

(3)	Determined by dividing the number of units to be outstanding after this offering ( common units, subordinated units and the corresponding value for the 2% general partner interest) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the net proceeds from this offering, of $ million.

(4)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $ and $ , respectively.

(5)	Assumes the underwriters’ option to purchase additional common units is not exercised. If the underwriters exercise in full their option to purchase additional common units, the immediate dilution in net tangible book value per common unit to purchasers in this offering would be $ .

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired			Total Consideration
	Number	%		Amount (in millions)%
General partner and its affiliates(1)(2)(3)			%	$	%
Purchasers in this offering			%		%

Total			%	$	%

(1)	Upon the completion of this offering, our general partner and its affiliates will own common units, subordinated units and a 2% general partner interest.

(2)	Assumes the underwriters’ option to purchase additional common units is not exercised.

(3)	The assets contributed by our general partner and its affiliates were recorded at historical cost in accordance with accounting principles generally accepted in the United States. Book value of the consideration provided by our general partner and its affiliates, as of June 30, 2014, was $ million.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, please refer to our historical financial statements and the accompanying notes and the unaudited pro forma condensed financial statements and the accompanying notes included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $         per unit, or $         per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to our general partner. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and the board of directors of our general partner has considerable discretion to determine the amount of our available cash each quarter. In addition, the board of directors of our general partner may change our cash distribution policy at any time, subject to the requirement in our partnership agreement to distribute all of our available cash quarterly. Generally, our available cash is the sum of (i) all cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) if the board of directors of our general partner so determines, all or any portion of additional cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so. Our current cash distribution policy is subject to certain restrictions, as well as the considerable discretion of the board of directors of our general partner in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

•

We expect that our cash distribution policy will be subject to restrictions on cash distributions under our new revolving credit facility. We expect that one such restriction would prohibit us from making cash distributions while an event of default has occurred and is continuing under our new revolving credit facility, notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Revolving Credit Facility.”

•

The amount of cash that we distribute and the decision to make any distribution is determined by the board of directors of our general partner, taking into consideration the terms of our partnership agreement. Specifically, the board of directors of our general partner will have the authority to establish cash reserves to provide for the proper conduct of our business, comply with applicable law or any agreement to which we are a party or by which we are bound or our assets are subject and provide funds for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by the board of directors of our general partner in good faith will be binding on our unitholders.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. During the subordination period, our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our general partner can amend our partnership agreement without any unitholder approval. Please read “Our Partnership Agreement — Amendment of Our Partnership Agreement — No Unitholder Approval.” However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. At the completion of this offering, CONE will own our general partner and will own             common units and             subordinated units, representing an aggregate         % limited partner interest (or             common units and             subordinated units, representing an aggregate         % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by the cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Available Cash.”

•	Our ability to make cash distributions to our unitholders depends on the performance of our operating subsidiaries and their ability to distribute cash to us.

•

If and to the extent our available cash materially declines from quarter to quarter, we may elect to change our current cash distribution policy and reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordinated Units and Subordination Period.”

Our Ability to Grow Is Dependent on Our Ability to Access External Expansion Capital

Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves and external financing sources, including borrowings under our new revolving credit facility and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. While we have historically received funding from our Sponsors, we do not have any commitment from our Sponsors, CONE, our general partner or any of their respective affiliates to fund our cash flow deficits or provide other direct or indirect financial assistance to us following the closing of this offering. Our Sponsors, indirectly through their respective 50% ownership interests in CONE, will retain a significant interest in us through CONE’s ownership of a 100% interest in our general partner, a     % limited partner interest in us and all of our incentive distribution rights. Given our Sponsors’ significant indirect ownership interests in us following the closing of this offering, we believe our Sponsors will be incentivized to promote and support the successful execution of our business strategies, including by providing us with direct or indirect financial assistance; however, we can provide no assurances that our Sponsors will provide such direct or indirect financial assistance.

To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash and our current cash distribution policy may significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. We expect that our new revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. Please read “Risk Factors — Risks Related to Our Business — Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.” To the extent we issue additional partnership interests, the payment of distributions on those additional partnership interests may increase the risk that we will be unable to maintain or increase our cash distributions per common unit. There are no limitations in our partnership agreement on our ability to issue additional partnership interests, including partnership interests ranking senior to our common units, and our common unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional partnership interests. If we incur additional debt (under our new revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders. Please read “Risk Factors — Risks Related to Our Business — Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.”

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $         per unit for each whole quarter, or $         per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “ — General — Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly distributions, if any, will be made within 45 days after the end of each calendar quarter to holders of record on or about the first day of each such month in which such distributions are made. We do not expect to make distributions for the period that begins on                 , 2014 and ends on the day prior to the closing of this offering. We will adjust the amount of our first distribution for the period from the closing of this offering through                 , 2014 based on the number of days in that period.

The amount of available cash needed to pay the minimum quarterly distribution on all of our common units, subordinated units and the 2% general partner interest to be outstanding immediately after this offering for one quarter and on an annualized basis (assuming no exercise and full exercise of the underwriters’ option to purchase additional common units) is summarized in the table below:

	No Exercise of Option to Purchase Additional Common Units			Full Exercise of Option to Purchase Additional Common Units
		Aggregate Minimum Quarterly Distributions			Aggregate Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized (Four Quarters)	Number of Units	One Quarter	Annualized (Four Quarters)
		($ in millions)			($ in millions)
Publicly held common units		$	$		$	$
Common units held by Sponsors
Subordinated units held by Sponsors
2% general partner interest	N/A			N/A

Total		$	$		$	$

Initially, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner’s initial 2% general partner interest in these distributions may be reduced if we issue additional partnership interests in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its initial 2% general partner interest. Our general partner will also initially hold all of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48%, of the cash we distribute in excess of $         per unit per quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordinated Units and Subordination Period.” We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read “Conflicts of Interest and Duties.”

The provision in our partnership agreement requiring us to distribute all of our available cash quarterly may not be modified without amending our partnership agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves the board of directors of our general partner establishes in accordance with our partnership agreement and the amount of available cash from working capital borrowings.

Additionally, the board of directors of our general partner may reduce the minimum quarterly distribution and the target distribution levels if legislation is enacted or modified that results in our partnership becoming taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In such an event, the minimum quarterly distribution and the target distribution levels may be reduced proportionately by the percentage decrease in our available cash resulting from the estimated tax liability we would incur in the quarter in which such legislation is effective. The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the partnership agreement, or in the event of a distribution of available cash from capital surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” The minimum quarterly distribution is also subject to adjustment if the holder(s) of the incentive distribution rights (initially only our general partner) elect to reset the target distribution levels related to the incentive distribution rights. In connection with any such reset, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution amount per common unit for the two quarters immediately preceding the reset. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels.”

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $        per unit for the twelve months ending September 30, 2015. In those sections, we present two tables, consisting of:

•

“Unaudited Pro Forma EBITDA and Distributable Cash Flow for the Year Ended December 31, 2013 and the Twelve Months Ended June 30, 2014,” in which we present the amount of EBITDA and distributable cash flow we would have generated on a pro forma basis for the year ended December 31, 2013 and the twelve months ended June 30, 2014, derived from our unaudited pro forma condensed financial statements that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

•

“Estimated EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2015,” in which we provide our estimated forecast of our ability to generate sufficient EBITDA and distributable cash flow to support the payment of the minimum quarterly distribution on all common units and subordinated units and the corresponding distributions on our general partner’s 2% general partner interest for the twelve months ending September 30, 2015.

Unless otherwise specifically noted, the amounts set forth in the following sections reflect the pro forma historical and forecasted results attributable to 100% of the assets and operations of our operating subsidiaries and are not adjusted to reflect CONE’s non-controlling interests in our operating subsidiaries. In connection with the completion of this offering, our Sponsors, through CONE, will contribute to us 75%, 5% and 5% controlling interests in the operating subsidiaries that own our Anchor Systems, Growth Systems and Additional Systems, respectively, and CONE will retain 25%, 95% and 95% non-controlling interests in the operating subsidiaries that own our Anchor Systems, Growth Systems and Additional Systems, respectively. Please read “Prospectus Summary — The Transactions” and “Prospectus Summary — Ownership and Organizational Structure.” Following the completion of this offering, we will consolidate the results of operations of our operating subsidiaries and then record a non-controlling interest deduction for CONE’s retained interests in our operating subsidiaries.

Unaudited Pro Forma EBITDA and Distributable Cash Flow for the Year Ended December 31, 2013 and the Twelve Months Ended June 30, 2014

If we had completed the transactions contemplated in this prospectus on January 1, 2013, pro forma EBITDA generated for the year ended December 31, 2013 and the twelve months ended June 30, 2014 would have been approximately $16.5 million and $31.1 million, respectively, and pro forma distributable cash flow generated for those periods would have been approximately $14.0 million and $27.7 million, respectively. These amounts would not have been sufficient to support the payment of the minimum quarterly distribution of $         per unit per quarter ($         per unit on an annualized basis) on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% general partner interest for each of the year ended December 31, 2013 and the twelve months ended June 30, 2014.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, EBITDA and distributable cash flow are primarily cash accounting concepts, while our unaudited pro forma condensed financial statements have been prepared on an accrual basis. As a result, you should view the amounts of pro forma EBITDA and distributable cash flow only as general indications of the amounts of EBITDA and distributable cash flow that we might have generated had we been formed on January 1, 2013.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2013 and the twelve months ended June 30, 2014, the amounts of EBITDA and distributable cash flow that would have been generated, assuming in each case that this offering and the other transactions contemplated in this prospectus had been consummated on January 1, 2013.

CONE Midstream Partners LP

Unaudited Pro Forma EBITDA and Distributable Cash Flow

	Year Ended December 31, 2013	Twelve Months Ended June 30, 2014
	($ in millions, except per unit amounts)
Revenues
Gathering Revenue — Related Party	$62.1	$89.2

Total Revenue	62.1	89.2
Expenses
Operating Expense — Third Party	13.1	17.0
Operating Expense — Related Party	16.6	20.8
General and Administrative — Third Party(1)	5.1	5.1
General and Administrative — Related Party(1)	2.8	3.3
Depreciation	5.8	6.3

Total Expenses	43.4	52.5

Operating Income	18.7	36.7
Interest Expense(2)	0.9	0.9

Income Before Income Tax Expense	17.8	35.8
Income Tax Expense	—	—

Net Income	$17.8	$35.8
Less:
Net Income Attributable to Sponsor-Retained Interests(3)	3.8	9.0

Net Income Attributable to CONE Midstream Partners LP	$14.0	$26.8
Add:
Net Income Attributable to Sponsor-Retained Interests	3.8	$9.0
Depreciation	5.8	6.3
Interest Expense	0.9	0.9
Income Tax Expense	—	—

EBITDA	$24.5	$43.0
Less:
EBITDA Attributable to Sponsor-Retained Interests(4)	$8.0	$11.9

EBITDA Attributable to CONE Midstream Partners LP	$16.5	$31.1

	Year Ended December 31, 2013			Twelve Months Ended June 30, 2014
	($ in millions, except per unit amounts)
Less:
Cash Interest Expense(5)		$—			$—
Maintenance Capital Expenditures(6)		2.5			3.4
Expansion Capital Expenditures(7)		81.9			92.2

Add:
Capital Contributions from Sponsors to Fund Expansion Capital Expenditures		81.9			92.2

Pro Forma Distributable Cash Flow Attributable to CONE Midstream Partners LP		14.0			27.7

Pro Forma Cash Distributions:
Distributions to Public Common Unitholders	$			$
Distributions to Sponsors:
Common Units Held by Sponsors
Subordinated Units Held by Sponsors
General Partner Interest Held by Sponsors

Total Distributions to Sponsors

Aggregate Quarterly Distributions	$			$

Excess / (Shortfall) of Distributable Cash Flow Over Aggregate Annualized Minimum Quarterly Distribution	$			$
Percent of Aggregate Annualized Minimum Quarterly Distribution Payable to Common Unitholders			%		%
Percent of Aggregate Annualized Minimum Quarterly Distribution Payable to Subordinated Unitholders			%		%

(1)	We expect to incur approximately $5.0 million of estimated annual incremental general and administrative expenses as a result of being a publicly traded partnership, of which approximately $4.9 million is included in General and Administrative — Third Party and approximately $0.1 million is included in General and Administrative — Related Party.

(2)	Represents non-cash amortization of origination fees and commitment fees on the undrawn portion of our new revolving credit facility that we expect to have in place at the closing of this offering (assuming no amounts have been drawn on the revolving credit facility).

(3)	Represents net income attributable to our Sponsors’ non-controlling interests in our operating subsidiaries.

(4)	Represents EBITDA attributable to our Sponsors’ non-controlling interests in our operating subsidiaries, calculated as follows:

	Year Ended December 31, 2013	Twelve Months Ended June 30, 2014
Net income attributable to our Sponsors’ non-controlling interests in our operating subsidiaries	$3.8	9.0
Add:
Depreciation expense attributable to our Sponsors’ non-controlling interests in our operating subsidiaries	4.2	2.9

EBITDA attributable to our Sponsors’ non-controlling interests in our operating subsidiaries	$8.0	11.9

(5)	Represents commitment fees on the undrawn portion of our new revolving credit facility that we expect to have in place at the closing of this offering (assuming no amounts have been drawn on the revolving credit facility).

(6)	Represents estimated maintenance capital expenditures attributable to our controlling interests in our operating subsidiaries. Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures; however, for the purposes of the presentation of “Unaudited Pro Forma EBITDA and Distributable Cash Flow,” we have estimated that approximately $2.5 million and $3.4 million of our capital expenditures would have constituted maintenance capital expenditures for the pro forma year ended December 31, 2013 and the twelve months ended June 30, 2014, respectively. The estimated maintenance capital expenditures attributable to our Sponsors’ retained interests are listed below:

	Year Ended December 31, 2013	Twelve Months Ended June 30, 2014
Maintenance Capital Expenditures Attributable to CONE Midstream Partners LP	$2.5	3.4
Maintenance Capital Expenditures Attributable to Sponsor — Retained Interest	2.4	3.6

Total Maintenance Capital Expenditures Attributable to Our Operating Subsidiaries	$4.9	7.0

(7)	Represents estimated expansion capital expenditures attributable to our controlling interests in our operating subsidiaries. The estimated expansion capital expenditures attributable to our Sponsors’ retained interest are listed below:

	Year Ended December 31, 2013	Twelve Months Ended June 30, 2014
Expansion Capital Expenditures Attributable to CONE Midstream Partners LP	$81.9	92.2
Expansion Capital Expenditures Attributable to Sponsor — Retained Interests	44.1	92.2

Total Expansion Capital Expenditures Attributable to Our Operating Subsidiaries	$126.0	$184.4

Estimated EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2015

We forecast our estimated EBITDA and distributable cash flow for the twelve months ending September 30, 2015 will be approximately $67.4 million and $58.2 million, respectively. In order to pay the aggregate annualized minimum quarterly distribution to all of our unitholders and the corresponding distribution on our general partner’s 2% general partner interest for the twelve months ending September 30, 2015, we must generate EBITDA and distributable cash flow of at least $         million and $         million, respectively.

We have not historically made public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated EBITDA and distributable cash flow for the twelve months ending September 30, 2015, and related assumptions set forth below, to substantiate our belief that we will have sufficient EBITDA and distributable cash flow to pay the aggregate annualized minimum quarterly distribution to all our unitholders and the corresponding distributions on our general partner’s 2% general partner interest for the twelve months ending September 30, 2015. Please read “— Significant Forecast Assumptions.” This forecast is a forward-looking statement and should be read together with our historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate sufficient EBITDA and distributable cash flow to pay the minimum quarterly distribution to all unitholders and our general partner for the forecasted period. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this prospectus relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated EBITDA and distributable cash flow.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

CONE Midstream Partners LP

Estimated EBITDA and Distributable Cash Flow

Twelve Months Ending September 30, 2015
($ in millions, except per unit amounts)
Revenues
Gathering Revenue — Related Party	$199.1

Total Revenue	199.1
Expenses
Operating Expense — Third Party	37.8
Operating Expense — Related Party	38.4
General and Administrative — Third Party(1)	5.0
General and Administrative — Related Party(1)	4.0
Depreciation	18.1

Total Expenses	103.3

Operating Income	95.8
Interest Expense(2)	2.1

Income Before Income Tax Expense	93.7
Income Tax Expense	—

Net Income	$93.7
Less:
Net Income Attributable to Sponsor-Retained Interests(3)	34.9

Net Income Attributable to CONE Midstream Partners LP	$58.8
Add:
Net Income Attributable to Sponsor-Retained Interests	$34.9
Depreciation	18.1
Interest Expense	2.1
Income Tax Expense	—

EBITDA	$113.9
Less:
EBITDA Attributable to Sponsor-Retained Interests(4)	$46.5

Estimated EBITDA Attributable to CONE Midstream Partners LP	$67.4

Less:
Cash Interest Expense(5)	$1.8
Maintenance Capital Expenditures(6)	7.4
Expansion Capital Expenditures(7)	114.8

Add:
Borrowings to Fund Expansion Capital Expenditures	112.4
Cash Used to Fund Expansion Capital Expenditures	2.4

Estimated Distributable Cash Flow Attributable to CONE Midstream Partners LP	$58.2

Twelve Months Ending September 30, 2015
($ in millions, except per unit amounts)
Distributions to Public Common Unitholders
Distributions to Sponsors:
Common Units Held by Sponsors
Subordinated Units Held by Sponsors
General Partner Interest Held by Sponsors

Total Distributions to Sponsors
Aggregate Annualized Minimum Quarterly Distribution

Excess / (Shortfall) of Distributable Cash Flow Over Aggregate Annualized Minimum Quarterly Distribution

(1)	We expect to incur approximately $5.0 million of estimated annual incremental general and administrative expenses as a result of being a publicly traded partnership, of which approximately $4.4 million is included in General and Administrative — Third Party and approximately $0.6 million is included in General and Administrative — Related Party.

(2)	Forecasted interest expense includes (i) interest on amounts outstanding under our new revolving credit facility; (ii) amortization of origination fees and (iii) commitment fees on the unused portion of our new revolving credit facility.

(3)	Represents net income attributable to our Sponsors’ non-controlling interests in our operating subsidiaries.

(4)	Represents EBITDA attributable to our Sponsors’ non-controlling interests in our operating subsidiaries, calculated as follows:

Net income attributable to our Sponsors’ non-controlling interests in our operating subsidiaries	$34.9
Add:
Depreciation expense attributable to our Sponsors’ non-controlling interests in our operating subsidiaries	11.6

EBITDA attributable to our Sponsors’ non-controlling interests in our operating subsidiaries	$46.5

(5)	Forecasted cash interest expense includes (i) interest on amounts outstanding under our new revolving credit facility and (ii) commitment fees on the unused portion of our new revolving credit facility.

(6)	Represents estimated maintenance capital expenditures attributable to our controlling interests in our operating subsidiaries. The estimated maintenance capital expenditures attributable to our Sponsors’ retained interests are listed below:

Maintenance Capital Expenditures Attributable to CONE Midstream Partners LP	$7.4
Maintenance Capital Expenditures Attributable to Sponsor-Retained Interests	8.2

Total Maintenance Capital Expenditures Attributable to Our Operating Subsidiaries	$15.6

(7)	Represents estimated expansion capital expenditures attributable to our controlling interests in our operating subsidiaries. The estimated expansion capital expenditures attributable to our Sponsors’ retained interests are listed below:

Expansion Capital Expenditures Attributable to CONE Midstream Partners LP	$114.8
Expansion Capital Expenditures Attributable to Sponsor-Retained Interests	506.3

Total Expansion Capital Expenditures Attributable to Our Operating Subsidiaries	$621.1

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2015. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results, and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

General Considerations

Our Predecessor’s historical results of operations include all of the results of operations of CONE on a 100% basis, which includes 100% of the results of our Anchor Systems, Growth Systems and Additional Systems, as well as 100% of the results of certain ancillary midstream assets that CONE will retain after the completion of this offering. In connection with the completion of this offering, our Sponsors will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Financial Results.” All of our revenue will be derived from long-term, fixed-fee gathering agreements with our Sponsors.

Results, Volumes and Fees

The following table summarizes the pro forma revenues, volumes, fees and EBITDA for our midstream services for the year ended December 31, 2013 and the twelve months ended June 30, 2014, as well as our forecast regarding those same amounts for the twelve months ending September 30, 2015.

	Pro Forma Year Ended December 31, 2013	Pro Forma Twelve Months Ended June 30, 2014	Forecasted Twelve Months Ending September 30, 2015
Dry gas gathering volumes (BBtu/d)	266.9	418.8	551.0
Dry gas gathering fees ($/MMBtu)	$0.40	$0.40	$0.40
Wet gas gathering volumes (BBtu/d)	78.6	108.3	499.6
Wet gas gathering fees ($/MMBtu)(1)	$0.55	$0.55	$0.51
Condensate gathering volumes (MBbls/d)	0.2	0.4	5.8
Condensate gathering fees ($/Bbl)(2)	$5.04	$5.00	$4.50
Gathering revenues ($ in millions)	$62.1	$89.2	$199.1
EBITDA ($ in millions)	$24.5	$43.0	$113.9

(1)	Forecasted wet gas gathering fees are a weighted average. Our fee for wet gas is $0.275 per MMBtu in the Moundsville area (Marshall County, West Virginia), $0.275 per MMBtu in the Pittsburgh International Airport area (Allegheny County, Pennsylvania) and $0.55 per MMBtu for all other areas in the dedication area. Please read “Business — Our Gathering Agreements.”
(2)	Forecasted condensate gathering fees are a weighted average. Our fee for condensate is $2.50 per Bbl in the Moundsville area and $5.00 per Bbl for all other areas in the dedication area. Please read “Business — Our Gathering Agreements.”

Revenue

We estimate that total gathering revenues for the twelve months ending September 30, 2015 will be approximately $199.1 million compared to approximately $62.1 million for the pro forma year ended December 31, 2013 and approximately $89.2 million for the pro forma twelve months ended June 30, 2014 primarily due to increased throughput on our gathering systems. At September 30, 2015, we expect to have approximately 165 miles of dry gas pipelines and approximately 120 miles of wet gas pipelines in the Marcellus Shale compared to 116 miles of dry gas pipelines and 44 miles of wet gas pipelines in place as of June 30, 2014. Our Sponsors forecast connecting to our gathering systems, and commencing production on, over 165 gross wells on our dedicated acreage during the twelve months ending September 30, 2015. As a result of these additional wells, in addition to production from existing wells on our systems, we estimate that our average daily throughput for the twelve months ending September 30, 2015 will be 551.0 BBtu/d of dry gas and 499.6 BBtu/d of wet gas. Our forecasted increase in volumes over the pro forma twelve months ended June 30, 2014 is based on our expectation that our Sponsors will complete the drilling and development activities on our dedicated acreage consistent with their current drilling and development plan. Under our gathering agreements, we forecast that we will receive a fee of $0.40/MMBtu for dry gas gathering, an estimated weighted average fee of $0.51/MMBtu for wet gas gathering and an estimated weighted average fee of $4.50/Bbl for condensate gathering. Please read “Business — Our Gathering Agreements.”

Operating Expense

We estimate that total operating expense for the twelve months ending September 30, 2015 will be $76.2 million compared to approximately $29.7 million for the pro forma year ended December 31, 2013 and approximately $37.8 million for the pro forma twelve months ended June 30, 2014. Our increase in operating expense is primarily due to our significantly higher operating levels, resulting in higher:

•	gathering throughput on our dedicated acreage;

•	maintenance and contract service costs;

•	regulatory and compliance costs;

•	operating costs associated with increased pipeline mileage and additional compressor stations; and

•	ad valorem taxes.

General and Administrative Expenses

Our general and administrative expenses will consist of (i) direct general and administrative expenses incurred by us, (ii) allocated general administrative expenses from our Sponsors and (iii) fixed-fee payments we make to our Sponsors for the provision of general and administrative services under our omnibus agreement.

We expect total general and administrative expenses for the twelve months ending September 30, 2015 will be $9.0 million as compared to $7.9 million for the pro forma year ended December 31, 2013 and approximately $8.4 million for the pro forma twelve months ended June 30, 2014. These amounts include the $5.0 million of annual incremental publicly traded partnership expenses we expect to incur. The increase in general and administrative expenses primarily relates to increased personnel and associated administrative expenses due to our projected growth.

Depreciation

We estimate that depreciation for the twelve months ending September 30, 2015 will be $18.1 million as compared to approximately $5.8 million for the pro forma year ended December 31, 2013 and approximately $6.3 million for the pro forma twelve months ending June 30, 2014. Our expected increase is primarily attributable to the effect of a full year of depreciation on our gathering infrastructure constructed in 2013 and depreciation on the new infrastructure constructed and to be constructed during the twelve months ending September 30, 2015.

Interest Expense

We estimate that interest expense will be approximately $2.1 million for the twelve months ending September 30, 2015. Our interest expense for the twelve months ending September 30, 2015 includes (i) interest under our new revolving credit facility, (ii) non-cash amortization of assumed origination fees for our new revolving credit facility and (iii) commitment fees on the unused portion of our new revolving credit facility based on an assumed $57.0 million in average borrowings outstanding under our new revolving credit facility during the twelve months ending September 30, 2015.

Capital Expenditures

The midstream energy business is capital intensive, requiring the maintenance of existing gathering systems and other midstream assets and facilities and the acquisition or construction and development of new gathering systems and other midstream assets and facilities. Our partnership agreement will require that we categorize our capital expenditures as either:

•

Maintenance capital expenditures, which are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations. In addition, we designate a portion of our capital expenditures to connect new wells to maintain gathering throughput as maintenance capital to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity, operating income or revenue; or

•

Expansion capital expenditures, which are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity, operating income or revenue. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures.

We generally categorize specific capital expenditures as either expansion capital expenditures or maintenance capital expenditures based on the nature of the expenditure. However, a portion of our capital expenditures relate to the connection of our gathering systems to new wells. While these capital expenditures could generally be considered expansion capital expenditures because they will result in increased throughput or cash flows produced by our midstream systems, we categorize a portion of these capital expenditures as maintenance capital expenditures because they are necessary to offset the natural production declines our Sponsors will experience on all of their wells over time.

Because our Sponsors are significantly accelerating their joint drilling and development program, our total natural gas and condensate volumes gathered are experiencing growth that substantially exceeds natural production declines. Accordingly, the substantial majority of our capital expenditures for new well connections are considered expansion capital expenditures, with a substantial minority considered maintenance capital expenditures. As our Sponsors’ joint drilling and development program and production profile matures, we would expect a larger percentage of wells placed online to represent maintenance capital expenditures.

In allocating expenditures between maintenance capital expenditures and expansion capital expenditures for new well connections during the twelve months ending September 30, 2015, we first estimate the number of new well connections needed to offset the natural production decline and maintain the average throughput volume on our systems during the forecast period. We then allocate to maintenance capital the estimated new well connection expenditures based on a per well connection cost estimate.

We estimate that total capital expenditures attributable to our operating subsidiaries for the twelve months ending September 30, 2015 will be $636.7 million ($122.2 million net to our ownership interests in our operating subsidiaries) based on the following assumptions.

Maintenance Capital Expenditures

We estimate that maintenance capital expenditures will be $15.6 million ($7.4 million net to our ownership interests in our operating subsidiaries) for the twelve months ending September 30, 2015. We expect to fund these maintenance capital expenditures with cash generated by our operations. Because our midstream systems are relatively new, having been substantially built within the last three years, we believe that the capital expenditures necessary to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations during the twelve months ending September 30, 2015 will be relatively low. The majority of our maintenance capital expenditures included in the forecast period represent that portion of our estimated capital expenditures associated with the connection of new wells to our gathering systems that we believe will be necessary to offset the natural production declines our Sponsors will experience on all of their wells over time. The methodology we use to categorize these capital expenditures is described above.

Expansion Capital Expenditures

We estimate that expansion capital expenditures for the twelve months ending September 30, 2015 will be $621.1 million ($114.8 million net to our ownership interests in our operating subsidiaries). During the twelve months ending September 30, 2015, we have assumed that we will fund our expansion capital expenditures with borrowings under our new revolving credit facility. In general, our expansion capital expenditures are necessary to increase the size and scope of our midstream infrastructure in order to continue servicing our Sponsors’ drilling and completion schedule and increasing production on our dedicated acreage. A majority of our Sponsors’ planned well completions and production growth on our dedicated acreage during the twelve months ending September 30, 2015 will drive our need for expansion capital expenditures.

These expansion capital expenditures are primarily comprised of the following expansion capital projects that we intend to pursue during the twelve months ending September 30, 2015:

•

Natural gas gathering: We expect to spend approximately $72.5 million in expansion capital expenditures (net to our ownership interests in our operating subsidiaries) related to natural gas gathering pipeline expansions on our dedicated acreage in order to add over 140 miles of pipeline, including for new well pad connections, giving us a total of over 280 miles at September 30, 2015.

•

Compression facilities: We expect to spend approximately $21.6 million in expansion capital expenditures (net to our ownership interests in our operating subsidiaries) related to the expansion or construction of compression facilities on our dedicated acreage, resulting in total capacity of 1.1 Bcf/d as of September 30, 2015.

•

Land and permitting: We expect to spend approximately $20.7 million in expansion capital expenditures (net to our ownership interests in our operating subsidiaries) related to land and permitting capital expenditures on our dedicated acreage.

Regulatory, Industry and Economic Factors

Our forecast of EBITDA and distributable cash flow for the twelve months ending September 30, 2015 is also based on the following significant assumptions related to regulatory, industry and economic factors:

•

our Sponsors will not default under our gathering agreements or reduce, suspend or terminate their obligations, nor will any events occur that would be deemed a force majeure event, under such agreements;

•

there will not be any new federal, state or local regulation, or any interpretation of existing regulation, of the portions of the midstream energy industry in which we operate that will be materially adverse to our business;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our assets or our Sponsors’ drilling and development plan;

•	there will not be a shortage of skilled labor; and

•	there will not be any material adverse changes in the midstream energy industry, commodity prices, capital markets or overall economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                 , 2014, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the closing of this offering through                 , 2014, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions and anticipated future debt service requirements);

•

comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we or any of our subsidiaries is a party or by which we or such subsidiary is bound or we or such subsidiary’s assets are subject; or

•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions pursuant to this bullet point if the effect of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to our partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $             per unit, or $             per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Revolving Credit Facility.”

General Partner Interest and Incentive Distribution Rights

Initially, our general partner will be entitled to 2% of all quarterly distributions from inception that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% general partner interest in these distributions will be reduced if we issue additional limited partner interests in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units in this offering).

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the available cash we distribute from operating surplus (as defined below) in excess of $         per unit per quarter. The maximum distribution of 48% does not include any distributions that our general partner or its affiliates may receive on common units, subordinated units or the general partner interest that they own. Please read “— General Partner Interest and Incentive Distribution Rights.”

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) and the termination of hedge contracts, provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its scheduled settlement or termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to its scheduled settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of such interest rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds from this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus generally will not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $         million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations. In addition, we designate a portion of our capital expenditures to connect new wells to maintain gathering throughput as maintenance capital to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity, operating income or revenue.

Expansion capital expenditures are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity, operating income or revenue. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures.

Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $         per unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Subordinated units are deemed “subordinated” because for a period of time, referred to as the “subordination period,” the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning after             , 2017, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and the corresponding distributions on the 2% general partner interest equaled or exceeded $         (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $         (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units and the corresponding distributions on the 2% general partner interest during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of the Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending             , 2015, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and the corresponding distributions on the 2% general partner interest equaled or exceeded $         (150% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $         (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units and the corresponding distributions on the 2% general partner interest during that period on a fully diluted basis and (ii) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption “— Operating Surplus and Capital Surplus — Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•

any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•

first, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest if we issue additional limited partner interests. Our general partner’s 2% general partner interest, and the percentage of our cash distributions to which it is entitled from such 2% general partner interest, will be proportionately reduced if we issue additional limited partner interests in the future (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units in this offering, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. Our general partner may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

The following discussion assumes that our general partner maintains its 2% general partner interest and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total quarterly distribution per unit target amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

			Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit Target Amount		Unitholders	General Partner
Minimum Quarterly Distribution	$		98%	2%
First Target Distribution	above $	up to $	98%	2%
Second Target Distribution	above $	up to $	85%	15%
Third Target Distribution	above $	up to $	75%	25%
Thereafter	above $		50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will be issued a general partner interest necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•

third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

			Marginal Percentage Interest in Distributions			Quarterly Distribution Per Unit Following Hypothetical Reset
	Quarterly Distribution Per Unit Prior to Reset		Common Unitholders	General Partner Interest	Incentive Distribution Rights
Minimum Quarterly Distribution		$	98%	2%	—	$
First Target Distribution	above $	up to $	98%	2%	—	above $ up to $	(a)
Second Target Distribution	above $	up to $	85%	2%	13%	above $ up to $	(b)
Third Target Distribution	above $	up to $	75%	2%	23%	above $ up to $	(c)
Thereafter		above $	50%	2%	48%	above $	(c)

(a)	This amount is 115% of the hypothetical reset minimum quarterly distribution.

(b)	This amount is 125% of the hypothetical reset minimum quarterly distribution.

(c)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be             common units outstanding, our

general partner’s 2% general partner interest has been maintained and the average distribution to each common unit would be $             per quarter for the two consecutive, non-overlapping quarters prior to the reset.

			Cash Distributions to Common Unitholders Prior to Reset	Cash Distribution to General Partner Prior to Reset				Total Distributions
	Quarterly Distribution Per Unit Prior to Reset			Common Units	2% General Partner Interest	Incentive Distribution Rights	Total
Minimum Quarterly Distribution		$	$	$ —	$	$ —	$	$
First Target Distribution	above $	up to $		—		—
Second Target Distribution	above $	up to $		—
Third Target Distribution	above $	up to $		—
Thereafter		above $		—

			$	$—	$	$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be                 common units outstanding, our general partner has maintained its 2% general partner interest and that the average distribution to each common unit would be $            . The number of common units issued as a result of the reset was calculated by dividing (x) $         as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive, non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive, non-overlapping quarters prior to the reset as shown in the table above, or $            .

			Cash Distributions to Common Unitholders After Reset	Cash Distribution to General Partner After Reset				Total Distributions
	Quarterly Distribution Per Unit After Reset			Common Units	2% General Partner Interest	Incentive Distribution Rights	Total
Minimum Quarterly Distribution		$	$	$	$	$—	$	$
First Target Distribution	above $	up to $	—	—	—	—	—	—
Second Target Distribution	above $	up to $	—	—	—	—	—	—
Third Target Distribution	above $	up to $	—	—	—	—	—	—
Thereafter		above $	—	—	—	—	—	—

			$	$ —	$	$	$	$

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

•

second, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 2% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation)

plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price;

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3)	any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•

first, 98% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common units and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table presents selected historical financial data of our Predecessor and selected unaudited pro forma financial data of CONE Midstream Partners LP for the periods and as of the dates indicated. The following selected historical financial data of our Predecessor consists of all of the assets and operations of our Predecessor on a 100% basis. In connection with the completion of this offering, our Sponsors will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. However, as required by GAAP, we will continue to consolidate 100% of the assets and operations of our operating subsidiaries in our financial statements.

The selected historical financial data of our Predecessor as of and for the years ended December 31, 2013 and 2012 are derived from the audited financial statements of our Predecessor appearing elsewhere in this prospectus. The summary historical interim financial data of our Predecessor as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 are derived from the unaudited interim financial statements of our Predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical, unaudited interim and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected unaudited pro forma financial data presented in the following table for the year ended December 31, 2013 and for the six months ended June 30, 2014 are derived from the unaudited pro forma condensed financial statements included elsewhere in this prospectus. The unaudited pro forma condensed balance sheet assumes the offering and the related transactions occurred as of June 30, 2014, and the unaudited pro forma condensed statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 assume the offering and the related transactions occurred as of January 1, 2013. These transactions include, and the unaudited pro forma condensed financial statements give effect to, the following:

•	CONE’s contribution to us of a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems;

•	our entry into a new $250 million revolving credit facility;

•

our entry into new long-term, fixed-fee gathering agreements with each of our Sponsors and the recognition of revenue under those agreements at historical rates that were not recognized by our Predecessor;

•	our entry into an omnibus agreement with our Sponsors;

•	our entry into an operational services agreement with CONSOL;

•

the consummation of this offering and our issuance of (i)             common units to the public, (ii) a 2% general partner interest and the incentive distribution rights to our general partner and (iii)             common units and             subordinated units to CONE; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The unaudited pro forma condensed financial statements do not give effect to (i) an estimated $5.0 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded partnership or (ii) variable general and administrative costs we will incur under the omnibus agreement and operational services agreement that we will enter into with our Sponsors as of the closing of this offering.

	CONE Midstream Partners LP Predecessor Historical				CONE Midstream Partners LP Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2013	2012	2014	2013	2013	2014
	(in thousands, except per unit data)
Statement of Operations Data:
Revenue
Gathering Revenue — Related Party	$65,626	$42,597	$51,917	$24,712	$62,093	$50,409

Total Revenue	65,626	42,597	51,917	24,712	62,093	50,409
Expenses
Operating Expense — Third Party	13,175	8,806	12,221	5,990	13,090	9,798
Operating Expense — Related Party	16,669	8,977	12,523	8,217	16,562	12,343
General and Administrative Expense — Third Party	219	363	45	85	214	44
General and Administrative Expense — Related Party	1,614	1,069	1,349	789	2,681	1,870
Depreciation	5,825	3,438	3,297	2,670	5,789	3,203

Total Expenses	37,502	22,653	29,435	17,751	38,336	27,258

Interest Expense	—	—	—	—	850	425
Net Income	$28,124	$19,944	$22,482	$6,961	$22.907	$22,726

Net income attributable to non-controlling interests(1)					$5,453	$6,162
Net income attributable to CONE Midstream Partners LP					17,454	16,564
General partner interest in net income attributable to CONE Midstream Partners LP
Net income per limited partner unit (basic and diluted)
Common units
Subordinated units
Balance Sheet Data (at period end):
Property and equipment, net	$388,116	$249,451	$499,966
Total assets	409,264	266,405	522,344
Total members equity	368,074	244,950	476,556
Cash Flow Statement Data:
Net cash provided by operating activities	$34,514	$25,607	$40,710	$8,618
Net cash used in investing activities	(130,924)	(121,173)	(120,318)	(55,832)
Net cash provided by financing activities	95,000	81,800	83,000	45,000
Other Data:
Capital expenditures	$130,924	$121,173	$120,318	$55,832
EBITDA(2)	33,949	23,382	25,779	9,631	$29,546	$26,354
EBITDA attributable to CONE Midstream Partners LP(2)					21,512	18,704

(1)	Represents the 25%, 95% and 95% non-controlling interests in the net income of the Anchor Systems, Growth Systems and Additional Systems, respectively, retained by CONE that have been calculated for each of the respective operating subsidiaries for the pro forma periods presented.

(2)	For our definition of the non-GAAP financial measure of EBITDA and a reconciliation of EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “— Non-GAAP Financial Measure.”

Non-GAAP Financial Measure

We define EBITDA as net income (loss) before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA to net income and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	CONE Midstream Partners LP Predecessor Historical				CONE Midstream Partners LP Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31, 2013	Six Months Ended June 30, 2014
	2013	2012	2014	2013
	(in thousands)
Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities:
Net income	$28,124	$19,944	$22,482	$6,961	$22,907	$22,726
Interest expense					850	425
Depreciation	5,825	3,438	3,297	2,670	5,789	3,203

EBITDA	$33,949	$23,382	$25,779	$9,631	$29,546	$26,354
Changes in operating assets and liabilities	565	2,225	14,931	(1,013)

Net cash provided by operating activities	$34,514	$25,607	$40,710	$8,618
Net cash used in investing activities	$(130,924)	$(121,173)	$(120,318)	$(55,832)
Net cash provided by financing activities	$95,000	$81,800	$83,000	$45,000

Reconciliation of EBITDA Attributable to CONE Midstream Partners LP to Net Income Attributable to CONE Midstream Partners LP:
Net income attributable to CONE Midstream Partners LP					$17,454	$16,564
Interest expense					850	425
Depreciation					3,208	1,715

EBITDA attributable to CONE Midstream Partners LP					$21,512	$18,704

Reconciliation of EBITDA Attributable to Non-Controlling Interests to Net Income Attributable to Non-Controlling Interests:
Net income attributable to non-controlling interests					$5,453	$6,162
Depreciation					2,581	1,488

EBITDA attributable to non-controlling interests					$8,034	$7,650

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations of the predecessor of CONE Midstream Partners LP (our “Predecessor”) in conjunction with the historical and unaudited interim financial statements and notes of our Predecessor and the unaudited pro forma condensed financial statements for CONE Midstream Partners LP included elsewhere in this prospectus. Among other things, those historical, unaudited interim and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the following information. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” included elsewhere in this prospectus.

Overview

We are a fee-based, growth-oriented master limited partnership recently formed by CONSOL and Noble, whom we refer to as our Sponsors, to own, operate, develop and acquire natural gas gathering and other midstream energy assets to service our Sponsors’ rapidly growing production in the Marcellus Shale in Pennsylvania and West Virginia. Our initial assets include natural gas gathering pipelines and compression and dehydration facilities, as well as condensate gathering, collection, separation and stabilization facilities. We generate all of our revenues under long-term, fixed-fee gathering agreements that we have entered into with each of our Sponsors that are intended to mitigate our direct commodity price exposure and enhance the stability of our cash flows. Our gathering agreements also include substantial acreage dedications currently totaling approximately 496,000 net acres in the Marcellus Shale. We believe that our strategically located assets, our relationship with our Sponsors and our Sponsors’ intention to use us as their primary midstream services company in the Marcellus Shale position us to become a leading midstream energy company.

How We Generate Revenue

Our results are primarily driven by the volumes of natural gas and condensate that we gather across our midstream systems and the fees we charge per unit of throughput for our midstream services. We connect wells to our natural gas gathering pipelines through which natural gas may be delivered to processing plants, treating facilities or downstream pipelines, and ultimately to end users through our natural gas gathering pipelines. In addition, we gather condensate at the wellhead and provide collection, separation and stabilization services on the condensate that we gather.

We generate all of our revenue under long-term, fixed-fee gathering agreements that we have entered into with our Sponsors that include substantial acreage dedications currently totaling approximately 496,000 net acres. Under these agreements, we are paid a fixed fee per unit of throughput of wet gas, dry gas and condensate that we gather. These agreements are intended to mitigate our direct commodity price exposure and enhance the stability of our cash flows over the long term. We generally do not take title to the natural gas and condensate that we gather.

We have indirect exposure to commodity price risk in that persistent low commodity prices may cause our Sponsors or potential customers to delay drilling or shut in production, which would reduce the volumes of natural gas and condensate available for gathering by our midstream systems. If our Sponsors delay drilling or temporarily shut in production due to persistently low commodity prices or for any other reason, we are not assured a certain amount of revenue as our gathering agreements with our Sponsors do not contain minimum volume commitments. Please read “Risk Factors — Risks Related to Our Business — Because of the natural decline in production from existing wells, our success, in part, depends on our ability to maintain or increase natural gas and condensate throughput volumes on our midstream systems, which depends on our Sponsors’ levels of development and completion activity on acreage dedicated to us.”

Our gathering systems are connected to both wet gas and dry gas production in the Marcellus Shale, and we believe that our midstream systems are well positioned to capture additional volumes from increased producer activity in these regions in the future. Dry gas regions contain natural gas reserves that are primarily comprised of methane and contain little or no condensate or other liquid hydrocarbons. Wet gas regions have natural gas that contains less methane (typically less than 85% methane) and more ethane and other heavier hydrocarbons.

How We Evaluate Our Operations

Our management intends to use a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (i) throughput volumes; (ii) EBITDA; (iii) distributable cash flow and (iv) operating expenses.

Throughput Volumes

The amount of revenue we generate primarily depends on the volumes of natural gas and condensate that we gather for our Sponsors. The volumes of natural gas and condensate that we gather are primarily affected by upstream development drilling and production volumes from the natural gas wells connected to our gathering pipelines. Our Sponsors’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital and environmental and government regulations. We generally expect the level of drilling to positively correlate with long-term trends in commodity prices. Similarly, production levels nationally and regionally generally tend to positively correlate with drilling activity.

In order to meet our contractual obligations under our gathering agreements with our Sponsors in respect of new wells drilled on our dedicated acreage, we will be required to incur capital expenditures to extend our gathering systems and facilities to the new wells they drill. We estimate that total expansion capital expenditures for the twelve months ending September 30, 2015 will be $621.1 million ($114.8 million net to our ownership interests in our operating subsidiaries, which we expect to fund with borrowings under our new revolving credit facility). Our Sponsors will be responsible for their proportionate share of the total capital expenditures associated with the ongoing build-out of our midstream systems. Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions — Capital Expenditures.”

We have secured significant acreage dedications from our Sponsors. Our Sponsors have dedicated to us approximately 496,000 net acres of their jointly owned Marcellus Shale acreage for an initial term of 20 years. We believe that drilling activity on our dedicated acreage should maintain or increase our existing throughput levels and offset the natural production declines of the wells currently connected to our midstream systems. In addition to our existing dedicated acreage, our gathering agreements provide that any additional acreage covering the Marcellus Shale that is jointly acquired by our Sponsors in a “dedication area” covering over 7,700 square miles in West Virginia and Pennsylvania will be automatically dedicated to us. We will also have the right of first offer to provide midstream services to our Sponsors on our ROFO acreage, which currently includes approximately 194,000 net acres of our Sponsors’ jointly owned Marcellus Shale acreage and any additional acreage covering the Marcellus Shale that is jointly acquired by our Sponsors in a “ROFO area” covering over 18,300 square miles in West Virginia and Pennsylvania. Please read “Business — Our Acreage Dedication.”

Because the production rate of a natural gas well declines over time, we must continually obtain new supplies of natural gas and condensate to maintain or increase the throughput volumes on our midstream systems. Our ability to maintain or increase existing throughput volumes and obtain new supplies of natural gas and condensate are impacted by:

•	successful drilling activity by our Sponsors on our dedicated acreage and our ability to fund the capital costs required to connect our gathering systems to new wells;

•	our ability to utilize the remaining uncommitted capacity on, or add additional capacity to, our gathering systems;

•	the level of work-overs and re-completions of wells on existing pad sites to which our gathering systems are connected;

•

our ability to increase throughput volumes on our gathering systems by making outlet connections to existing or new third-party pipelines or other facilities, primarily driven by the anticipated supply of and demand for natural gas;

•	the number of new pad sites on our dedicated acreage awaiting lateral connections;

•	our ability to identify and execute organic expansion projects to capture incremental volumes from our Sponsors and third parties;

•	our ability to compete for volumes from successful new wells in the areas in which we operate outside of our dedicated acreage; and

•	our ability to gather natural gas and condensate that has been released from commitments with our competitors.

We actively monitor producer activity in the areas served by our gathering systems to pursue new supply opportunities.

EBITDA

We define EBITDA as net income (loss) before income taxes, net interest expense, depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, our EBITDA may not be comparable to similarly titled measures of other companies.

For a discussion of the non-GAAP financial measure of EBITDA and a reconciliation of EBITDA to its most comparable measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Financial Data — Non-GAAP Financial Measure.”

Distributable Cash Flow

Although we have not quantified distributable cash flow on a historical basis, after the completion of this offering, we intend to use distributable cash flow, which we define as EBITDA less net cash interest paid and maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances.

Distributable cash flow is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We believe that the presentation of distributable cash flow in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. Distributable cash flow should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable cash flow excludes some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, our distributable cash flow may not be comparable to similarly titled measures of other companies.

Operating Expense; General and Administrative Expense

Operating Expense

We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating our assets. Direct labor costs, ad valorem and property taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities and contract services comprise the most significant portion of our operations and maintenance expense. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our operating expenditures on our midstream systems by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and minimize their impact on our cash flow.

General and Administrative Expense

Our Predecessor’s general and administrative expense included direct charges for the management and operation of our assets by CONSOL for general and administrative services, such as information technology, engineering, legal, human resources and other financial and administrative services. Following the completion of this offering, CONSOL will charge us a combination of direct and allocated charges for general and administrative services.

We anticipate incurring approximately $5.0 million of incremental general and administrative expenses attributable to being a publicly traded partnership, which includes expenses associated with annual, quarterly and current reporting with the SEC; tax return and Schedule K-1 preparation and distribution; Sarbanes-Oxley compliance; listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; transfer agent and registrar fees; incremental salary and benefits costs; outside director fees; and insurance expenses. These incremental general and administrative expenses are not reflected in our historical or our pro forma financial statements. Our future general and administrative expense will also include compensation expense associated with the CONE Midstream Partners LP 2014 Long-Term Incentive Plan.

Factors Affecting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our Predecessor’s historical results of operations for the reasons described below:

Ownership of Our Assets

Our Predecessor’s historical results of operations include all of the results of operations of CONE on a 100% basis, which includes 100% of the results of our Anchor Systems, Growth Systems and Additional

Systems, as well as 100% of the results of certain ancillary midstream assets that CONE will retain after the completion of this offering. In connection with the completion of this offering, our Sponsors will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. Consequently, our results of operations after the completion of this offering will reflect less than 100% of the results of our Anchor Systems, Growth Systems and Additional Systems.

Revenues

Our Predecessor’s results of operations reflect gathering revenues based on the same fixed fee per unit of throughput of natural gas it gathered, regardless of the liquids-content of the natural gas. Under our new gathering agreements with our Sponsors, we will receive separate fixed fees for wet gas and dry gas that we gather. In addition, our Predecessor’s results of operations reflect the remittance of a net condensate price to our Sponsors for the condensate gathering and handling services provided by our Predecessor. Under our new gathering agreements with our Sponsors, we will receive a fixed fee per unit of throughput for condensate gathering and handling services.

General and Administrative Expenses

Our Predecessor’s general and administrative expenses included direct charges for the management and operation of our assets by CONSOL for general and administrative services, including services related to information technology, engineering, legal, human resources and other financial and administrative services. Following the closing of this offering, CONSOL will charge us a combination of direct and allocated charges for general and administrative services, which we anticipate to be higher than those charged to our Predecessor for the six months ended June 30, 2014 due to the significantly larger scale of our operations. In addition, we anticipate incurring approximately $5.0 million of incremental general and administrative expenses attributable to being a publicly traded partnership.

Financing

There are differences in the way we will finance our operations as compared to the way our Predecessor financed its operations. Historically, our Predecessor’s operations were financed as part of our Sponsors’ midstream joint venture operations, and our Predecessor did not record any separate costs associated with financing its operations. In addition, our Predecessor largely relied on internally generated cash flows and capital contributions from our Sponsors to satisfy its capital expenditure requirements.

Our partnership agreement requires that we distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Following the completion of this offering, we intend to have no debt and an available borrowing capacity of $250 million under a new $250  million revolving credit facility.

Other Factors Impacting Our Business

We expect our business to continue to be affected by the following key factors. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

Our Sponsors’ Drilling and Development Plan

Our operations are primarily dependent upon our Sponsors’ natural gas production on our dedicated acreage in the Marcellus Shale. Our Sponsors’ have established a drilling and development program on their upstream acreage, including on our dedicated acreage, that we believe will significantly increase throughput on our midstream systems because our Sponsors primarily rely on us to deliver the midstream infrastructure necessary to accommodate their continuing production growth in the Marcellus Shale. Our

Sponsors intend to connect to our gathering systems, and to commence production on, over 165 gross wells on our dedicated acreage during the twelve months ending September 30, 2015. However, our Sponsors’ joint development agreement contains certain mechanisms that may cause their production on our dedicated acreage to be less than we anticipate. Please read “Risk Factors — Risks Related to Our Business — Under our Sponsors’ joint development agreement, our Sponsors’ drilling and development plan with respect to their upstream joint venture is subject to annual agreement of our Sponsors and is subject to each Sponsor’s non-consent rights.”

Our Sponsors anticipate that by September 30, 2015, approximately 52% of their production will be from the wet gas areas of the Marcellus Shale. Our Sponsors achieve higher commodity margins and improved well economics in the development of wet gas areas due to the added value of NGLs in the gas stream when compared to dry gas areas. We expect the enhanced well economics associated with wet gas wells will incentivize our Sponsors to increase their wet gas production, which would increase the volumes for which we provide midstream services. Additionally, we expect that the enhanced well economics and NGL sales associated with wet gas wells will allow our Sponsors to continue to economically develop their wet gas areas in relatively lower commodity price environments. We expect that this would limit the impact of such lower commodity price on the volumes for which we provide midstream services. Please read “Risk Factors—Risks Related to Our Business—Our gathering agreements with our Sponsors provide for the release of our Sponsors’ dedicated acreage in certain situations, provide our Sponsors the ability to transfer certain of the dedicated acreage free of the dedication to us and do not include any minimum volume commitments.”

According to U.S. Energy Information Administration (“EIA”), natural gas production from the Marcellus Shale is expected to grow from 1.9 Tcf in 2012 to a peak production volume of 5.0 Tcf per year from 2022 through 2025. Although we anticipate our Sponsors’ continued high levels of exploration and production activities in our areas of operation in the Marcellus Shale, we have no control over this activity. Fluctuations in natural gas prices could affect production rates over time and levels of investment by our Sponsors and third parties in exploration for and development of new natural gas reserves. Persistent low commodity prices may cause our Sponsors or potential third-party customers to delay drilling or shut in production, which would reduce the volumes of natural gas and condensate available for gathering by our midstream systems. If our Sponsors delay drilling or temporarily shut in production due to persistently low commodity prices or for any other reason, we are not assured a certain amount of revenue as our gathering agreements with our Sponsors do not contain minimum volume commitments. Please read “Risk Factors — Risks Related to Our Business — Because of the natural decline in production from existing wells, our success, in part, depends on our ability to maintain or increase natural gas and condensate throughput volumes on our midstream systems, which depends on our Sponsors’ levels of development and completion activity on acreage dedicated to us.”

Rising Operating Costs and Inflation

The current level of exploration, development and production activities in the Marcellus Shale has resulted in increased competition for personnel and equipment. This has caused increases in the prices we pay for labor, supplies and property, plant and equipment, and such increases may continue in the future. An increase in the general level of prices in the economy could have a similar effect. We will attempt to recover increased costs from our customers, but there may be a delay in doing so or we may be unable to recover all of these costs. To the extent we are unable to procure necessary supplies or recover higher costs, our operating results will be negatively impacted.

Regulatory Compliance

The regulation of natural gas and condensate gathering and transportation activities by federal and state regulatory agencies has a significant impact on our business. For example, PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. Our operations are also impacted by new regulations, which have increased the time that it takes to obtain required permits.

Additionally, increased regulation of oil and natural gas producers in our areas of operation, including regulation associated with hydraulic fracturing, could reduce regional supply of oil and natural gas and therefore throughput on our gathering systems. For more information see “Business — Regulation of Operations.”

Results of Operations

Three Months Ended June 30, 2014 Compared to the Three Months Ended June 30, 2013

	Three Months Ended June 30,
	2014	2013	Variance	Percent Change
	($ in thousands)
Revenue
Gathering Revenue — Related Party	$27,811	$12,080	$15,731	130.2%

Total Revenue	27,811	12,080	15,731	130.2%

Expenses
Operating Expense — Third Party	6,082	4,972	1,110	22.3%
Operating Expense — Related Party	5,893	3,038	2,855	94.0%
General and Administrative Expense — Third Party	8	42	(34)	(81.0)%
General and Administrative Expense — Related Party	1,117	507	610	120.3%
Depreciation Expense	1,679	1,386	293	21.1%

Total Expense	14,779	9,945	4,834	48.6%

Net Income	$13,032	$2,135	$10,897	510.4%

Revenue     Gathering revenue — related party was approximately $27.8 million for the three months ended June 30, 2014 compared to approximately $12.1 million for the three months ended June 30, 2013. The approximate $15.7 million increase was primarily due to a 32.0 Bcfe increase in throughput volumes. The increase in throughput volumes was due to a 19.7 Bcfe increase in natural gas volumes in our Sponsors’ dry gas production areas and 12.3 Bcfe increase in natural gas volumes in our Sponsors’ wet gas production areas. Our Sponsors have established a drilling and development program on our dedicated acreage. As a result, our revenue increases with increases in our Sponsors’ production on our dedicated acreage.

Operating Expense    Operating expense is comprised of items directly related to cost of gathering natural gas at the wellhead and transporting it to interstate pipelines or other local sales points. These costs include items such as compression, power, repairs and maintenance, supplies, treating and contract services. Total operating expense was approximately $12.0 million for the three months ended June 30, 2014 compared to approximately $8.0 million for the three months ended June 30, 2013. The approximate $4.0 million increase was primarily due to an increase in compression and contract services related to the increase in volumes transported.

General and Administrative Expense    General and administrative expense is comprised of direct charges for the management and operation of our assets by CONSOL. Total general and administrative expense was approximately $1.1 million for the three months ended June 30, 2014 compared to approximately $0.5 million for the three months ended June 30, 2013. The approximate $0.6 million increase was primarily due to additional time spent by CONSOL employees operating and maintaining our midstream systems.

Depreciation    Depreciation is recognized on gathering and other equipment that is reflected on straight-line basis with the useful lives ranging from 25-40 years. Total depreciation expense was approximately $1.7 million for the three months ended June 30, 2014 compared to approximately $1.4 million for the three months ended June 30, 2013. The increase of $0.3 million was primarily related to an increase in assets placed into service.

Six Months Ended June 30, 2014 Compared to the Six Months Ended June 30, 2013

	Six Months Ended June 30,
	2014	2013	Variance	Percent Change
	($ in thousands)
Revenue
Gathering Revenue — Related Party	$51,917	$24,712	$27,205	110.1%

Total Revenue	51,917	24,712	27,205	110.1%
Expenses
Operating Expense — Third Party	12,221	5,990	6,231	104.0%
Operating Expense — Related Party	12,523	8,217	4,306	52.4%
General and Administrative Expense — Third Party	45	85	(40)	(47.1)%
General and Administrative Expense — Related Party	1,349	789	560	71.0%
Depreciation	3,297	2,670	627	23.5%

Total Expense	29,435	17,751	11,684	65.8%

Net Income	$22,482	$6,961	$15,521	223.0%

Revenue    Gathering revenue — related party was approximately $51.9 million for the six months ended June 30, 2014 compared to approximately $24.7 million for the six months ended June 30, 2013. The approximate $27.2 million increase was primarily due to a 53.0 Bcfe increase in throughput volumes. The increase in throughput volumes was due to a 31.6 Bcfe increase in natural gas volumes in our Sponsors’ dry gas production areas and 21.4 Bcfe increase in natural gas volumes in our Sponsors’ wet gas production areas. Our Sponsors have established a drilling and development program on our dedicated acreage. As a result, our revenue increases with increases in our Sponsors’ production on our dedicated acreage.

Operating Expense    Operating expense is comprised of items directly related to cost of gathering natural gas at the wellhead and transporting it to interstate pipelines or other local sales points. These costs include items such as compression, power, repairs and maintenance, supplies, treating and contract services. Total operating expense was approximately $24.7 million for the six months ended June 30, 2014 compared to approximately $14.2 million for the six months ended June 30, 2013. The approximate $10.5 million increase was primarily due to an increase in compression and contract services related to the increase in volumes transported.

General and Administrative Expense    General and administrative expense is comprised of direct charges for the management and operation of our assets by CONSOL. Total general and administrative expense was approximately $1.4 million for the six months ended June 30, 2014 compared to approximately $0.9 million for the six months ended June 30, 2013. The $0.5 million increase is primarily due to additional time spent by CONSOL employees operating and maintaining our midstream systems.

Depreciation     Depreciation is recognized on gathering and other equipment that is reflected on straight-line basis with the useful lives ranging from 25-40 years. Total depreciation expense was approximately $3.3 million for the six months ended June 30, 2014 compared to approximately $2.7 million for the six months ended June 30, 2013. The increase of $0.6 million was primarily related to an increase in assets placed into service.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

	Year Ended December 31,
	2013	2012	Variance	Percent Change
	($ in thousands)
Revenue
Gathering Revenue — Related Party	$65,626	$42,597	$23,029	54.1%

Total Revenue	65,626	42,597	23,029	54.1%
Expenses
Operating Expense — Third Party	13,175	8,806	4,369	49.6%
Operating Expense — Related Party	16,669	8,977	7,692	85.7%
General and Administrative Expense — Third Party	219	363	(144)	(39.7)%
General and Administrative Expense — Related Party	1,614	1,069	545	51.0%
Depreciation	5,825	3,438	2,387	69.4%

Total Expense	37,502	22,653	14,849	65.5%

Net Income	$28,124	$19,944	$8,180	41.0%

Revenue    Gathering revenue — related party was approximately $65.6 million for the year ended December 31, 2013 compared to approximately $42.6 million for the year ended December 31, 2012. The approximate $23.0 million increase was primarily due to a 47.0 Bcfe increase in throughput volumes at a rate of $0.46 per MMbtu. The increase in throughput volumes was due to a 26.0 Bcfe increase in natural gas volumes in our Sponsors’ dry gas production areas and 21.0 Bcfe increase in natural gas volumes in our Sponsors’ wet gas production areas. Our Sponsors have established a drilling and development program on our dedicated acreage. As a result, our revenue increases with increases in our Sponsors’ production on our dedicated acreage.

Operating Expense    Operating expense is comprised of items directly related to cost of gathering natural gas at the wellhead and transporting it to interstate pipelines or other local sales points. These costs include items such as compression, power, repairs and maintenance, supplies, treating and contract services. Total operating expense was approximately $29.8 million for the year ended December 31, 2013 compared to approximately $17.8 million for the year ended December 31, 2012. The approximate $12.0 million increase was primarily due to an increase in compression and contract services related to the increase in volumes transported.

General and Administrative Expense    General and administrative expense is comprised of direct charges for the management and operation of our assets by CONSOL. Total general and administrative expense was approximately $1.8 million for the year ended December 31, 2013 compared to approximately $1.4 million for the year ended December 31, 2012. The $0.4 million increase is primarily due to additional time spent by CONSOL employees operating and managing our midstream systems.

Depreciation    Depreciation is recognized on gathering and other equipment that is reflected on straight-line basis with the useful lives ranging from 25-40 years. Total depreciation expense was approximately $5.8 million for the year ended December 31, 2013 compared to approximately $3.4 million for the year ended December 31, 2012. The increase of $2.4 million was primarily related to an increase in assets placed into service.

Capital Resources and Liquidity

Liquidity and Financing Arrangements

Historically, our principal sources of liquidity have been cash from operations and funding from our Sponsors. While we have historically received funding from our Sponsors, we do not have any commitment from our Sponsors, CONE, our general partner or any of their respective affiliates to fund our cash flow deficits or provide other direct or indirect financial assistance to us following the closing of this offering. We expect our ongoing sources of liquidity following this offering to include cash generated from operations, borrowings under our new revolving credit facility and, if necessary, the issuance of additional equity or debt securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements and to make quarterly cash distributions.

Our partnership agreement requires that we distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures.

We intend to pay a minimum quarterly distribution of $             per unit per quarter, which equates to an aggregate distribution of approximately $             million per quarter, or approximately $             million per year, based on the number of common units, subordinated units and the general partner interest to be outstanding immediately after completion of this offering. We do not have a legal or contractual obligation to pay distributions quarterly or on any other basis at our minimum quarterly distribution rate or at any other rate. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Revolving Credit Facility

Prior to or in connection with the completion of this offering, we intend to enter into a new $250 million revolving credit facility. Our new revolving credit facility will be available for working capital, capital expenditures, certain acquisitions, distributions, unit repurchases and other lawful partnership purposes. Borrowings under our revolving credit facility will bear interest at our option at either:

•

the base rate, which will be defined as the highest of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the daily LIBOR rate for a one month interest period plus 1.00%; in each case, plus a margin varying from 0.1250% to 1.00% depending on our most recent consolidated total leverage ratio; or

•

the LIBOR rate plus a margin varying from 1.1250% to 2.00%, in each case, depending on our most recent consolidated leverage ratio (as defined in the agreement governing our revolving credit facility) or our credit rating, as the case may be.

Interest on base rate loans will be payable quarterly. Interest on LIBOR loans will be payable on the last day of each interest period or, in the case of interest periods longer than three months, every three months. The unused portion of our revolving credit facility will be subject to a commitment fee ranging from 0.15% to 0.35% per annum depending on our most recent consolidated leverage ratio or our credit rating, as the case may be.

Our revolving credit facility will contain covenants and conditions that, among other things, limit our ability to incur or guarantee additional debt, make cash distributions (though there will be an exception for distributions permitted under the partnership agreement, subject to certain customary conditions), incur certain liens or permit them to exist, make certain investments and acquisitions, enter into certain types of transactions with affiliates, merge or consolidate with another company, and transfer, sell or otherwise dispose of assets. We will also be subject to covenants that require us to maintain certain financial ratios. For example, we may not permit the ratio of (i) consolidated total funded debt (as defined in the agreement governing our revolving credit facility) as of the last day of each fiscal quarter to (ii) consolidated EBITDA (as defined in the agreement governing our revolving credit facility) for the four consecutive fiscal quarters ending on the last day of such fiscal quarter to exceed (A) at any time other than during a qualified acquisition period (as defined in the agreement governing our revolving credit facility), 5.00 to 1.00 and (B) during a qualified acquisition period, 5.50 to 1.00. In addition, we may not permit the ratio of (i) consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of each fiscal quarter to (ii) consolidated interest expense (as defined in the agreement governing our revolving credit facility) for such four consecutive fiscal quarters to be less than 3.00 to 1.00.

Cash Flows

Net cash provided by operating activities, investing activities and financing activities for the years ended December 31, 2013 and 2012, and the six months ended June 30, 2014 and 2013 were as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2013	2012	Change	2014	2013	Change
	(in thousands)
Net cash provided by operating activities:	$34,514	$25,607	$8,907	$40,710	$8,618	$32,092
Net cash used in investing activities:	$(130,924)	$(121,173)	$(9,751)	$(120,318)	$(55,832)	$(64,486)
Net cash provided by financing activities:	$95,000	$81,800	$13,200	$83,000	$45,000	$38,000

Net cash provided by operating activities increased $8.9 million during the year ended December 31, 2013 compared to year ended December 31, 2012. The increase was primarily due to the $8.2 million increase in net income and the $2.4 million increase in depreciation expense. These increases were offset, in part, by a $1.7 million decrease in working capital caused by an increase in accounts payable associated with higher operating activity. Net cash provided by operating activities increased $32.1 million during the six months ended June 30, 2014 compared to the six months ended June 30, 2013. The increase was primarily due to the $16.0 million increase in working capital caused by an increase in accounts payable associated with higher operating activity, $0.6 million increase in depreciation and the $15.5 million increase in net income.

Cash used in investing activities increased in both periods due to capital expenditures related to the expansion of our midstream systems. The expansion is in direct response to our Sponsors’ growing production on our dedicated acreage in the Appalachian Basin.

Cash provided by financing activities increased in both periods due to additional investments by our Sponsors.

Capital Expenditures

The midstream energy business is capital intensive, requiring the maintenance of existing gathering systems and other midstream assets and facilities and the acquisition or construction and development of new gathering systems and other midstream assets and facilities. Our partnership agreement will require that we categorize our capital expenditures as either:

•

Maintenance capital expenditures, which are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations. In addition, we designate a portion of our capital expenditures to connect new wells to maintain gathering throughput as maintenance capital to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity, operating income or revenue; or

•

Expansion capital expenditures, which are cash expenditures to construct new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput. Examples of expansion capital expenditures include the construction, development or acquisition of additional gathering pipelines and compressor stations, in each case to the extent such capital expenditures are expected to expand our operating capacity, operating income or revenue. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures may also be considered expansion capital expenditures.

For the year ended December 31, 2013, the total capital expenditures of our Predecessor were $130.9 million on a 100% basis, of which $116.6 million was related to gathering assets, $10.2 million was related to land assets and $4.1 million was related to permitting. The gathering asset expenditures were primarily associated with the construction of new pipeline infrastructure to connect new pad sites and central receipt points on our Anchor Systems. Historically, we did not make a distinction between maintenance and expansion capital expenditures. We have estimated, however, that approximately $2.5 million of these capital expenditures were maintenance capital expenditures.

For the six months ended June 30, 2014, the total capital expenditures of our Predecessor were $120.3 million on a 100% basis, of which $103.7 million was related to gathering assets, $13.8 million was related to land assets and $2.8 million was related to permitting. The gathering asset expenditures were primarily associated with the construction of new pipeline infrastructure to connect new pad sites and central receipt points on our Anchor Systems. Historically, we did not make a distinction between maintenance and expansion capital expenditures. We have estimated, however, that approximately $1.7 million of these capital expenditures were maintenance capital expenditures.

We estimate that total capital expenditures attributable to our operating subsidiaries for the twelve months ending September 30, 2015 will be $636.7 million ($122.2 million net to our ownership interests in our operating subsidiaries). We estimate that expansion capital expenditures for the twelve months ending September 30, 2015 will be $621.1 million ($114.8 million net to our ownership interests in our operating subsidiaries), primarily relating to gathering pipeline expansions, including new well pad connections, and expansion or construction of additional compressor stations. We estimate that maintenance capital expenditures will be $15.6 million ($7.4 million net to our ownership interests in our operating subsidiaries) for the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions — Capital Expenditures.”

We anticipate that we will continue to make significant expansion capital expenditures in the future. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. We expect that our future expansion capital expenditures will be funded by borrowings under our new revolving credit facility and the issuance of debt and equity securities.

Off-Balance Sheet Arrangements

None.

Critical Accounting Polices

Critical accounting policies are those that are important to our financial condition and require management’s most difficult, subjective or complex judgments. Different amounts would be reported under different operating conditions or under alternative assumptions. We have evaluated the accounting policies used in the preparation of the accompanying financial statements of our Predecessor and related notes thereto and believe those policies are reasonable and appropriate.

We apply those accounting policies that we believe best reflect the underlying business and economic events, consistent with GAAP. Our more critical accounting policies include those related to asset retirement obligations, accounts receivables, income taxes and environmental obligations. Inherent in such policies are certain key assumptions and estimates. We periodically update the estimates used in the preparation of the financial statements based on our latest assessment of the current and projected business and general economic environment. Our significant accounting policies are summarized in Note 2 to the audited financial statements of our Predecessor appearing elsewhere in this prospectus. We believe the following to be our most critical accounting policies applied in the preparation of our Predecessor’s financial statements.

Property and Equipment

Property and equipment is recorded at cost upon acquisition. Expenditures which extend the useful lives of existing property and equipment are capitalized.

When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognized as gain or loss. There were no retirements or disposals during the periods presented.

The estimated useful lives of long-lived assets range from 25 to 40 years. Depreciation and amortization of these assets, under the straight-line method over their estimated useful lives totaled $5.8 million for the year ended December 2013, and $3.4 million for the year ended December 31, 2012. Depreciation and amortization of these assets, under the straight-line method over their estimated useful lives totaled $1.7 million and $1.4 million for the three months ended June 30, 2014 and 2013, as well as $3.3 million and $2.7 million for the six months ended June 30, 2014 and 2013, respectively. If the useful lives of the assets were found to be shorter than originally estimated, depreciation charges would be accelerated.

Additional information concerning long-lived assets and related depreciation and amortization appears in Note 6 of the audited financial statements of our Predecessor appearing elsewhere in this prospectus.

Environmental Matters

We are subject to various federal, state and local laws and regulations relating to the protection of the environment. We have established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures, including legislation related to greenhouse gas emissions. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. At this time, we are unable to assess the timing and/or effect of potential liabilities related to greenhouse gas emissions or other environmental issues. At June 30, 2014 and 2013, our Predecessor had no material environmental matters requiring specific disclosure or requiring the recognition of a liability. Additional information about environmental matters appears in Note 9 to the audited financial statements of CONE Midstream Partners LP appearing elsewhere in this prospectus.

Asset Retirement Obligations

We perform an ongoing analysis of asset removal and site restoration costs that we may be required to perform under law or contract once an asset has been permanently taken out of service. We have property and equipment at locations that we own and at sites leased or under right of way agreements. We are under no contractual obligation to remove the assets at locations we own. In evaluating our asset retirement obligation, we review our lease agreements, right of way agreements, easements and permits to determine which agreements, if any, require an asset removal and restoration obligation. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted-risk-free interest rates. We operate and maintain our midstream systems and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligations for our midstream system assets as these assets have indeterminate lives.

Contractual Obligations

The following table details the future projected payments associated with our contractual obligations as of June 30, 2014:

	Payments Due by Year
	2014	2015- 2016	2017	Total
	(in thousands)
Operating lease obligations(1)	$5,218	$3,624	$183	$9,025

(1)	We lease various equipment under non-cancelable operating leases (primarily related to compressor service agreements) for various periods.

Qualitative and Quantitative Disclosures About Market Risk

Commodity Price Risk

We currently generate all of our revenues pursuant to fee-based gathering agreements under which we are paid based on the volumes of natural gas and condensate that we gather and handle, rather than the underlying value of the commodity. Consequently, our existing operations and cash flows have little direct exposure to commodity price risk. Although we intend to enter into similar fee-based gathering agreements with new customers in the future, our efforts to negotiate such terms may not be successful.

We may acquire or develop additional midstream assets in a manner that increases our exposure to commodity price risk. Future exposure to the volatility of natural gas, NGL and crude oil prices could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to make cash distributions to our unitholders.

Interest Rate Risk

In connection with the completion of this offering we expect to enter into a new revolving credit facility. Assuming our average debt level of $57.0 million, comprised of funds drawn on our new revolving credit facility, an increase of one percentage point in the interest rates will result in an increase in annual interest expense of $2.1 million. As a result, our results of operations, cash flows and financial condition and, as a result, our ability to make cash distributions to our unitholders, could be materially adversely affected by significant increases in interest rates.

Seasonality

Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase demand for natural gas during the summer and winter months and decrease demand for natural gas during the spring and fall months. In respect of our completed midstream systems, we do not expect seasonal conditions to have a material impact on our throughput volumes. Severe or prolonged winters may, however, impact our ability to complete additional well connections or complete construction projects, which may impact the rate of our growth. In addition, severe winter weather may also impact or slow the ability of our Sponsors to execute their planned drilling and development plan.

INDUSTRY

General

The midstream natural gas industry provides the link between the exploration and production of natural gas from the wellhead and the delivery of natural gas and other hydrocarbons to industrial, commercial and residential end-users. Companies that operate in the midstream natural gas industry generate revenues at various links within the midstream value chain by gathering, compressing, processing, treating, fractionating, transporting, storing and marketing natural gas and NGLs. Our midstream operations primarily focus on the gathering and compression of natural gas and the gathering and handling of condensate. The following diagram illustrates the various components of the midstream value chain and highlights our current operations within this chain:

Midstream Services

We provide the following categories of services in the midstream value chain:

Gathering.    At the initial stages of the midstream value chain, a network of small diameter pipelines known as gathering systems connect to wellheads and other receipt points in the production area. These gathering systems transport natural gas or condensate from the wellhead and other receipt points either to treating and processing plants or directly to interstate or intrastate pipelines. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures. Gathering systems are generally operated at design pressures that maximize the total throughput from all connected wells.

Compression.    Natural gas compression is a mechanical process that involves increasing the pressure of natural gas in order to allow for more natural gas to flow through the same diameter pipeline and to enable delivery into higher pressure long-haul pipeline systems. Field compression is typically used to lower the natural gas pressure at the entry point of a gathering system, while providing sufficient pressure upon exit of the gathering system to deliver natural gas into higher pressure long-haul pipeline systems. Because wells produce at progressively lower field pressures as the underlying resources are depleted, field compression is required to maintain sufficient pressure across the gathering system.

Condensate Handling.    Condensate handling services include the gathering, collection, separation and stabilization of condensate. Separation includes the removal of free water and particulates from the fluid stream. Stabilization is the process of separating light hydrocarbon gases, methane and ethane in particular, from heavier hydrocarbon components. The stabilization process is used to meet specific requirements for transportation of condensate or for the use of the condensate in a downstream process. The presence of lighter hydrocarbons in the condensate causes a more volatile product. Stabilization refers to the distillation of light hydrocarbons from the condensate that would increase vapor pressure under fluctuating conditions. The distilled hydrocarbons can be reintroduced into the upstream process, thereby minimizing the waste stream.

U.S. Natural Gas Market Fundamentals

According to the EIA, both total energy supply and demand are projected to grow in coming decades. Population growth affects energy use through increases in housing, commercial floor space, transportation, and economic activity. Changes in consumer behavior can also have an impact, such as changes in the energy consumption. According to the EIA, the U.S. population is expected to increase by 0.7% per year from 2012 to 2040. The EIA also projects (i) that the economy, as measured by gross domestic product, will increase at an average annual rate of 2.4% and (ii) that, although energy intensity, as measured either by energy use per person or energy use per dollar of gross domestic product, will continue to decline, total energy consumption will increase by 0.4% per year.

Natural Gas Consumption

Natural gas is a significant component of energy consumption in the United States. According to the EIA, natural gas consumption is expected to grow from 25.6 Tcf in 2012 to 31.6 Tcf in 2040. The following charts illustrate expected energy consumption by fuel source in 2040 as compared to 2012.

Energy Consumption by Fuel Source: 2012 and 2040

Source: U.S. Energy Information Administration, Annual Energy Outlook 2014 (“AEO 2014”)

From 2012 to 2040, the EIA projects that natural gas consumption in the industrial sector will increase by 2.5 Tcf, an average of 0.9% per year. As industrial output grows, the energy-intensive industries are expected to take advantage of relatively low natural gas prices, particularly through 2028. After 2028, industrial sector consumption of natural gas is expected to continue to grow but at a somewhat slower rate, in response to rising natural gas prices.

Although transportation use currently accounts for only a small portion of total U.S. natural gas consumption, natural gas use by heavy-duty vehicles, trains and ships shows the largest percentage growth of any fuel in the EIA’s projection period. In particular, consumption in the transportation sector, excluding natural gas use at compressor stations, is expected to grow from 40 Bcf in 2012 to 850 Bcf in 2040.

Natural Gas Prices

Average annual U.S. natural gas prices have remained relatively low over the past several years as a result of the availability of abundant domestic resources and the application of improved production technologies. Nonetheless, the EIA projects that growth in demand for natural gas, largely from the electric power and industrial sectors and for liquefied natural gas exports, will result in upward pressure on prices, particularly between 2015 and 2018.

Henry Hub Spot Natural Gas Prices ($ per million Btu)

Source: AEO 2014

The EIA’s projection of natural gas prices depends on many factors, including macroeconomic growth rates and expected rates of resource recovery from natural gas wells. Higher rates of economic growth are expected to lead to increased consumption of natural gas, primarily in response to their effects on housing starts, commercial floor space and industrial output. Furthermore, the rate of resource recovery from oil and natural gas wells are expected to have a direct impact on the cost per unit of production and, in turn, prices.

The development of shale gas resources are expected to spur growth in natural gas production, with producers seeing higher prices as a result of growing demand, especially from both the industrial and electricity generation sectors. Growing LNG exports also support higher natural gas prices in the projection period. According to the EIA, the United States is expected to transition from being a net importer of 1.5 Tcf of natural gas in 2012 to a net exporter of 5.8 Tcf in 2040, with 88% of the rise in net exports (6.5 Tcf) occurring by 2030, followed by slower growth through 2040.

Natural Gas Supply

According to the EIA, natural gas production is expected to increase by 56% from 2012 to 2040. This increase is as a result of increased development of shale gas, tight gas and offshore natural gas resources. Shale gas production is the largest contributor and is expected to grow by more than 10 Tcf, from 9.7 Tcf in 2012 to 19.8 Tcf in 2040. The shale gas share of total U.S. natural gas production is expected to increase from 40.0% in 2012 to 53.0% in 2040. Tight gas production and offshore gas production are expected to increase by 73.0% and 78.0%, respectively, from 2012 to 2040, although their shares of total production are expected to remain relatively constant.

U.S. Natural Gas Production by Source

Source: AEO 2014

According to the EIA, between 2017 and 2022, U.S. offshore natural gas production is expected to decline by 0.3 Tcf, as offshore exploration and development activities are expected to be directed primarily toward oil resources in the Gulf of Mexico. Offshore natural gas production is expected to increase after 2022, reaching 2.9 Tcf in 2040, as natural gas prices rise.

Although U.S. natural gas production is expected to rise during the projection period, the mix of sources changes over time. Onshore non-associated production (from sources other than tight gas, shale gas, and coalbed methane) is expected to decline from 3.9 Tcf in 2012 to 1.6 Tcf in 2040, and in 2040 it is expected to account for only 4% of total domestic production, down from 16% in 2012.

Overview of the Appalachian Basin and the Marcellus Shale

Appalachian Basin Overview

The Appalachian Basin, which covers over 185,000 square miles in portions of Kentucky, Tennessee, Virginia, West Virginia, Ohio, Pennsylvania and New York, is considered a highly attractive energy resource producing region with a long history of crude oil, natural gas, condensate and coal production. According to the EIA, as of December 31, 2013, the Appalachian Basin was the largest natural gas producing basin in the United States with approximately 12.6 Bcf/d of production, a 33.5% increase over production as of December 31, 2012 of approximately 9.4 Bcf/d. Over the past five years, the focus of many producers has shifted to the Marcellus Shale formation, which has driven Appalachian Basin production growth.

Marcellus Shale

The Marcellus Shale is widely viewed as a premier North American shale play due to its significant hydrocarbon resources in place, consistent and predictable geology, high well recoveries relative to drilling and completion costs and proximity to high-demand metropolitan markets in the northeastern United States. Based on these attributes, as well as our Sponsors’ drilling results and those publicly released by other operators, our Sponsors believe that the Marcellus Shale offers some of the most attractive single-well rates of return of all North American conventional and unconventional play types. All of our current dedicated acreage is located in the southwestern core of the Marcellus Shale in Pennsylvania and West Virginia, which our Sponsors believe is one of the most productive areas of the Marcellus Shale.

The Marcellus Shale is the most expansive natural gas shale play in the United States. As depicted below, the shale play is a Devonian age formation underlying much of the Appalachian region and spanning six states in the northeastern United States. The Marcellus Shale is a black, organic rich shale formation located at depths between 4,000 and 8,500 feet, covering approximately 95,000 square miles as estimated by the United States Geological Survey. The western portion has a higher organic content but is shallower and thinner, while the east section is relatively deeper and thicker, with lower organic content. The shallow depth of the Marcellus, its low permeability and expansive size has made it a top unconventional exploration target. The drilling activity is currently concentrated in two core regions of the Marcellus Shale: northeast Pennsylvania which contains mostly dry gas production and southwest Pennsylvania and northern West Virginia, which contains natural gas and some NGLs.

Marcellus Shale Gas Play, Appalachian Basin

Source: AEO 2014

According to EIA, natural gas production from the Marcellus Shale is expected to grow from 1.9 Tcf in 2012 to a peak production volume of 5.0 Tcf per year from 2022 through 2025. Marcellus Shale natural gas production could provide up to 39% of the natural gas demand in markets east of the Mississippi River during peak period. Although natural gas production from the Marcellus Shale is expected to decline after 2024, it is expected to provide at least 31% of the region’s total demand for natural gas through 2040.

Marcellus Shale Production as a Percentage of U.S. Natural Gas Consumption

East of the Mississippi River

Source: AEO 2014

The rise of Marcellus Shale production as a share of total U.S. production is a key to development in a rapidly evolving U.S. natural gas market. Growth in the efficiency of new wells is largely driven by increase in production volumes in the region. Although the number of drilling rigs in the area has remained relatively flat in recent months, production from new wells has continued to grow. Another contributing factor to the growth in production is the increased output from previously shut-in wells or wells that were operating at reduced volume because of constraints in takeaway capacity in the region.

New Well Gas Production Per Rig

Source: U.S. Energy Information Administration

Recent infrastructure upgrades in West Virginia and Pennsylvania have helped boost production volumes. Production growth in the region has driven the forward price of natural gas at the Columbia Gas Transmission Appalachia Hub below Louisiana’s Henry Hub price, the benchmark for natural gas throughout North America. Natural gas pipeline expansion projects are expected to add at least 3.5 Bcf/d of takeaway capacity to the New York/New Jersey and Mid-Atlantic markets by 2015. Natural gas production in the region has reduced the flow of natural gas from other regions into the northeastern United States.

New well gas production per rig in the Marcellus Shale rose by 23% in 2013 year over year. Production gains have come largely from northeastern portions of the basin producing drier natural gas, where output has benefitted from gathering line and pipeline capacity expansions. Infrastructure improvements have also bolstered production in the wetter southwestern portions of the basin, which saw increased drilling in 2013.

BUSINESS

Overview

We are a fee-based, growth-oriented master limited partnership recently formed by CONSOL and Noble, whom we refer to as our Sponsors, to own, operate, develop and acquire natural gas gathering and other midstream energy assets to service our Sponsors’ rapidly growing production in the Marcellus Shale in Pennsylvania and West Virginia. Our initial assets include natural gas gathering pipelines and compression and dehydration facilities, as well as condensate gathering, collection, separation and stabilization facilities. We generate all of our revenues under long-term, fixed-fee gathering agreements that we have entered into with each of our Sponsors that are intended to mitigate our direct commodity price exposure and enhance the stability of our cash flows. Our gathering agreements also include substantial acreage dedications currently totaling approximately 496,000 net acres in the Marcellus Shale. We believe that our strategically located assets, our relationship with our Sponsors and our Sponsors’ intention to use us as their primary midstream services company in the Marcellus Shale position us to become a leading midstream energy company.

Each of our Sponsors is a large, independent oil and natural gas exploration and production company with a substantial resource base and a history of growing production in its areas of operation. Through an upstream joint venture formed in September 2011, our Sponsors established a joint development plan for one of the largest aggregate acreage positions in the Marcellus Shale, which is widely viewed as a premier North American shale play due to its significant hydrocarbon resources in place, consistent and predictable geology, high well recoveries relative to drilling and completion costs and proximity to high-demand metropolitan markets in the northeastern United States.

Our Sponsors have achieved substantial production growth on our dedicated acreage since the formation of their upstream joint venture in September 2011 and have invested over $458 million in our midstream infrastructure over the same period. Our Sponsors’ combined daily gross wellhead production for the six months ended June 30, 2014 averaged approximately 520 MMcfe/d on our dedicated acreage, representing a compound annual growth rate of approximately 100% since January 1, 2011, which includes production from certain wells drilled by CONSOL prior to the formation of the upstream joint venture. On our dedicated acreage, as of June 30, 2014, our Sponsors had over 5,700 potential drilling locations (with approximately 38% in wet gas locations), were operating 10 drilling rigs and, since January 1, 2011, had drilled 358 gross horizontal wells. Our Sponsors determine potential drilling locations in the Marcellus Shale based on the assumption that each well would be drilled with a 5,000 foot lateral within an 86-acre spacing unit. Accordingly, our Sponsors divided the total net acres in our dedicated acreage (approximately 496,000 net acres) by the number of acres in each spacing unit (86 acres) to determine their 5,700 potential drilling locations. The number of, and timing with respect to, the potential locations that our Sponsors may drill will depend on numerous factors (some of which are beyond their control), including anticipated lateral length, geologic conditions and economic factors. In addition, our Sponsors have long-term contracts for an aggregate of approximately 700 MMcf/d of gas processing capacity in the Marcellus Shale and have secured significant long-haul firm transportation capacity or firm sales commitments for their Marcellus Shale production. Our Sponsors believe that their existing contractual commitments for Marcellus Shale processing capacity help minimize disruptions to their drilling and development plan that might otherwise exist as a result of insufficient outlets for growing production.

The following charts illustrate our Sponsors’ growth in production and wells drilled with respect to our dedicated acreage for the periods indicated:

(1)	Represents gross wellhead production attributable to wells drilled on our dedicated acreage.

(2)	Represents gross wells drilled on our dedicated acreage.

(3)	Represents our Sponsors’ average gross daily production for the six months ended June 30, 2014, and their estimated average total gross daily production for the twelve months ending December 31, 2014.

(4)	Represents our Sponsors’ gross wells drilled as of June 30, 2014, and their estimate of the total number of gross wells they intend to drill in 2014.

Our Sponsors intend to connect to our gathering systems, and to commence production on, over 165 gross wells on our dedicated acreage during the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions.” We expect strong and growing demand for our midstream services as our Sponsors complete additional wells and increase throughput volumes on our gathering systems. In addition, we believe that our Sponsors’ large portfolio of repeatable, low-cost drilling opportunities in the Marcellus Shale and exposure to a range of liquids contents, coupled with their substantial committed third-party processing and takeaway capacity, will allow them to continue to drill economically attractive wells in the Marcellus Shale across a range of commodity price environments.

Our Initial Midstream Assets

In order to effectively manage our growth, capital expenditure requirements and leverage profile, we have divided our current midstream assets among three separate categories that we refer to as our “Anchor Systems,” “Growth Systems” and “Additional Systems” based on their relative current cash flows, growth profiles, capital expenditure requirements and the timing of their development.

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Our Anchor Systems include our midstream systems that generate the substantial majority of our current cash flows and that we expect to drive our growth over the near term as we increase average throughput on these systems from our Sponsors’ growing production.

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Our Growth Systems include our high-growth, developing gathering systems that will require substantial expansion capital expenditures over the next several years, the substantial majority of which will be funded by our Sponsors in proportion to their retained ownership interest.

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Our Additional Systems include our smaller, lower-growth gathering systems that we expect will generate stable cash flows and require lower levels of expansion capital expenditures over the next several years.

In connection with the completion of this offering, our Sponsors, through CONE, will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5%

controlling interest in our Additional Systems. Please read “Prospectus Summary — The Transactions” and “Prospectus Summary — Ownership and Organizational Structure.”

The following table summarizes our midstream systems:

	Our Initial Ownership Interest	Gas Type	Pipeline (miles) as of June 30, 2014	Average Daily Throughput for the Six Months Ended June 30, 2014 (BBtu/d)	Estimated Average Daily Throughput for the Twelve Months Ending September 30, 2015(1) (BBtu/d)	Maximum Interconnect Capacity(2)(3) as of June 30, 2014 (BBtu/d)	Compression as of June 30, 2014 (horsepower)
System
Anchor Systems	75%	Dry/Wet	127	497	765	1,329	55,340
Growth Systems	5%	Dry/Wet	27	50	86	820	6,700
Additional Systems	5%	Dry/Wet	6	8	200	200	—

(1)	Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions.”

(2)	Maximum interconnect capacity is the maximum throughput that can be delivered from the system through physical interconnections to third-party facilities or pipelines.

(3)	Our midstream systems currently have interconnects with the following interstate pipelines: Columbia Gas Transmission, Texas Eastern Transmission and Dominion Transmission, Inc.

Our Sponsors intend to utilize our midstream assets to support their rapidly growing Marcellus Shale production. Following the completion of this offering, our Sponsors, through their respective 50% ownership interests in CONE, will continue to own a 25% non-controlling interest in our Anchor Systems and a 95% non-controlling interest in each of our Growth Systems and Additional Systems, as well as a 100% interest in our general partner, a     % limited partner interest in us and all of our incentive distribution rights. We believe these retained ownership interests in us and our assets will incentivize our Sponsors to promote our growth.

In addition, we benefit from the following rights of first offer from our Sponsors:

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to acquire (i) CONE’s retained interests in each of our Anchor Systems, Growth Systems and Additional Systems, (ii) CONE’s other ancillary midstream assets that it will retain after the completion of this offering and (iii) any additional midstream assets that CONE develops (collectively, our “right of first offer assets”), in each case, before CONE sells any of those interests to any third party during the ten-year period following the completion of this offering (the “right of first offer period”); and

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to provide midstream services to our Sponsors on our right of first offer acreage, or our ROFO acreage, which currently includes approximately 194,000 net acres of our Sponsors’ existing upstream acreage that is not currently dedicated to us, as well as any acreage that becomes jointly owned by our Sponsors in the future within their upstream area of mutual interest, or our Sponsors’ upstream AMI, that is not subject to become automatically dedicated to us or to a pre-existing third-party commitment.

As a result of our rights of first offer from CONE and our existing and potential future acreage dedications from our Sponsors, we believe that we possess significant growth potential that will be generated from both organic growth and accretive acquisitions. However, CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us. Please read “Business — Right of First Offer Assets” and “Business — Our Acreage Dedication.” While we believe our rights of first offer are significant positive attributes, they may also be sources of conflicts of interest. After the completion of this offering, CONE will own our general partner, and there will be substantial overlap between of the officers and directors of our general partner and the officers and directors of our Sponsors. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Business Strategies

Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

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Capitalizing on organic growth opportunities.    We anticipate significant growth in demand for our midstream services driven by our Sponsors’ substantial drilling and development program. As of June 30, 2014, our Sponsors had over 8,000 potential drilling locations (assuming 86-acre spacing) in the Marcellus Shale (of which over 5,700 were located on our dedicated acreage), which we believe provides visible long-term demand for our midstream services. In addition, our Sponsors intend to connect to our gathering systems, and to commence production on, over 165 gross wells on our dedicated acreage during the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions” and “Risk Factors — Risks Related to Our Business — Under our Sponsors’ joint development agreement, our Sponsors’ drilling and development plan with respect to their upstream joint venture is subject to annual agreement of our Sponsors and is subject to each Sponsor’s non-consent rights.”

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Completing accretive acquisitions from CONE.    We expect to make accretive acquisitions of additional interests in each of our systems from CONE over time to expand our operations and increase our distributable cash flow per unit. In connection with this offering, CONE will grant us a right of first offer for a period of ten years to acquire CONE’s retained 25% non-controlling interest in our Anchor Systems and its retained 95% non-controlling interest in each of our Growth Systems and Additional Systems. In addition, CONE will grant us a right of first offer to acquire any future midstream assets that CONE develops during the right of first offer period. However, CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us.

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Pursuing fixed-fee cash flows.    All of our revenues are generated from our Sponsors under long-term, fixed-fee gathering agreements that are designed to mitigate direct commodity price exposure and enhance our long-term cash flow stability. We intend to continue pursuing similar fixed-fee opportunities from our Sponsors and third parties in the future as we focus on capturing anticipated production growth in our areas of operation.

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Attracting third-party volumes.    In addition to being the primary gatherer of our Sponsors’ production in the Marcellus Shale, we also intend to market our services to, and pursue strategic relationships with, third-party producers over the long term. We believe that our portfolio of gathering systems in the Marcellus Shale will position us favorably to compete for third-party production. For example, as part of our Growth Systems, we and our Sponsors have committed to build the Tygart Valley pipeline, a 37-mile pipeline running from southern Upshur County, West Virginia to northern Barbour County, West Virginia, which will provide an essential outlet for natural gas produced in Barbour and Upshur counties and an additional outlet for natural gas produced in Harrison, Lewis, Doddridge, Ritchie and Gilmer Counties, West Virginia, which we refer to as the Central WV area. We expect that this pipeline, which is scheduled to be completed in 2015, will provide an attractive takeaway option for third-party production in this area. However, we do not know when or if such relationships with third-party producers will develop.

Competitive Strengths

We believe that we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

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Our relationship with CONSOL and Noble.    Our Sponsors rely on us to provide substantially all of the midstream infrastructure and services necessary to support their continuing production growth in the Marcellus Shale. In addition, following the completion of this offering, our Sponsors indirectly, through their respective 50% ownership interests in CONE, will retain a significant

interest in us through CONE’s ownership of a 100% ownership interest in our general partner, a     % limited partnership interest in us and all of our incentive distribution rights. As a result, we believe our Sponsors will be incentivized to promote and support the successful execution of our business strategies. Particularly, we expect to realize benefits from the following:

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Our significant dedicated acreage.    Our Sponsors have dedicated to us approximately 496,000 net acres of their jointly owned Marcellus Shale acreage for an initial term of 20 years. Our Sponsors have made substantial acquisitions since the formation of their upstream joint venture and continue to identify and acquire additional acreage and producing assets in their core operating areas in the Marcellus Shale. For example, our Sponsors recently entered into farmout agreements for approximately 88,000 contiguous net acres in the Central WV area and acquired approximately 9,000 contiguous net acres in the Pittsburgh International Airport area, all of which have been dedicated to us. We believe that drilling activity on our dedicated acreage should maintain or increase our existing throughput levels and offset the natural production declines of the wells currently connected to our midstream systems. In addition to our existing dedicated acreage, our gathering agreements provide that any additional acreage covering the Marcellus Shale that is jointly acquired by our Sponsors in a “dedication area” covering over 7,700 square miles in West Virginia and Pennsylvania will be automatically dedicated to us. We will also have the right of first offer to provide midstream services to our Sponsors on our ROFO acreage, which currently includes approximately 194,000 net acres of our Sponsors’ jointly owned Marcellus Shale acreage and any additional acreage covering the Marcellus Shale that is jointly acquired by our Sponsors in a “ROFO area” covering over 18,300 square miles in West Virginia and Pennsylvania. Please read “Business — Our Acreage Dedication.”

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Our Sponsors’ planned production growth.    Our Sponsors have achieved substantial production growth on our dedicated acreage since the formation of their upstream joint venture and we expect this growth to continue. Our expectation for future growth is based on our belief that our Sponsors will complete the drilling and development activities on our dedicated acreage reflected in their current drilling plan. Our Sponsors’ combined daily gross wellhead production for the six months ended June 30, 2014, averaged approximately 520 MMcfe/d on our dedicated acreage, representing a compound annual growth rate of approximately 100% since January 1, 2011, which includes production from certain wells drilled by CONSOL prior to the formation of the upstream joint venture. Our Sponsors intend to connect to our gathering systems, and to commence production on, over 165 gross wells on our dedicated acreage during the twelve months ending September 30, 2015.

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Our Sponsors’ exposure to a large resource of wet gas and condensate.    Over the near term, our Sponsors expect their production mix in the Marcellus Shale to continue to shift towards higher margin wet gas production. Wet gas production generally enhances well economics due to the processing margin generated by higher-value NGL products, such as propane and butane. In addition, the condensate often associated with wet gas production can further increase well economics. As of June 30, 2014, approximately 38% of our Sponsors’ over 5,700 potential drilling locations (based on 86-acre spacing) on our dedicated acreage are in wet gas areas of the Marcellus Shale. Our Sponsors anticipate that by September 30, 2015, approximately 52% of their production will be from the wet gas areas of the Marcellus Shale. Our Sponsors achieve higher commodity margins and improved well economics in the development of wet gas areas due to the added value of NGLs in the gas stream when compared to dry gas areas. We expect the enhanced well economics associated with wet gas wells will incentivize our Sponsors to increase their wet gas production, which would increase the volumes for which we provide midstream services. Additionally, we expect that the enhanced well economics associated with wet gas wells will allow our Sponsors to continue to economically develop their wet gas areas in relatively lower commodity price environments. We expect that this would limit the impact of such lower commodity prices on the volumes for which we provide midstream services. Please read “Risk Factors—Risks Related to Our Business—Our gathering agreements with our Sponsors provide for the release of our Sponsors’ dedicated acreage in certain situations, provide our Sponsors the ability to transfer certain of the dedicated acreage free of the dedication to us and do not include any minimum volume commitments.”

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Our Sponsors’ upstream operational advantages.    We believe that our Sponsors have several upstream operational advantages in the development of their Marcellus Shale acreage, including (i) CONSOL controls over 118,000 surface acres in the Marcellus Shale, which CONSOL and, by agreement, Noble can utilize for pad drilling, water lines, access roads and similar drilling and completion needs, (ii) our Sponsors have the ability to coordinate their Marcellus Shale drilling and development with coal mining activity due to CONSOL’s mine operations in Pennsylvania and West Virginia and (iii) CONSOL’s coal mining operations in Pennsylvania and West Virginia provide our Sponsors access to significant sources of water necessary for well completions.

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Our Sponsors’ flexibility in developing their upstream acreage.    Approximately 87% of our Sponsors’ upstream acreage is currently held by production, of which less than 13% of such acreage is subject to drilling obligations under a farmout agreement. As a result, our Sponsors have flexibility in developing their existing acreage. Our Sponsors can focus their drilling efforts in more concentrated ways, such as by utilizing multi-well pads and longer laterals. In addition, our Sponsors expect to accelerate production by drilling and completing both Marcellus Shale and Upper Devonian wells from the same well pads in certain areas, thereby increasing throughput on our gathering systems.

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Our acquisition opportunities.    Following this offering, our Sponsors, through their indirect non-controlling ownership of 25% of our Anchor Systems and 95% of each of our Growth Systems and Additional Systems, will retain a sizable ownership interest in our growing portfolio of midstream assets. We believe our Sponsors will be financially incentivized to offer us the opportunity to purchase additional interests in our midstream systems over time.

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Our Sponsors’ access to committed processing and firm takeaway capacity.     Our Sponsors have long-term contracts for an aggregate of approximately 700 MMcf/d of gas processing capacity in the Marcellus Shale and have secured significant long-haul firm transportation capacity or firm sales commitments for their Marcellus Shale production. We believe our Sponsors’ existing contractual commitments for Marcellus Shale processing capacity help minimize disruptions to their drilling and development plan that might otherwise exist as a result of insufficient outlets for growing production.

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Stable cash flows underpinned by long-term, fixed-fee contracts with our Sponsors.    We generate all of our revenue under long-term, fixed-fee gathering agreements that we have entered into with our Sponsors that have initial terms of 20 years and include substantial acreage dedications currently totaling approximately 496,000 net acres.

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Financial flexibility.    Given their retained ownership interests in our midstream systems, our Sponsors will be responsible for their proportionate share of the total capital expenditures associated with the ongoing build-out of those systems. These capital expenditures are expected to total approximately $636.7 million in the aggregate, or $122.2 million net to our ownership interests, through September 30, 2015. In addition, at the closing of this offering, we expect to have no debt and an available borrowing capacity of $250 million under a new $250 million revolving credit facility. We believe that our ownership structure, our cash position following this offering, our available borrowing capacity and our ability to access the debt and equity capital markets will provide us with the financial flexibility to successfully execute our organic growth and acquisition strategies.

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Experienced management and operating teams.    Our executive management team has an average of over 15 years of experience in designing, acquiring, building, operating, financing and otherwise managing large-scale midstream and other energy assets. In addition, through our operational services agreement with CONSOL, we employ engineering, construction and operations teams that have significant experience in designing, constructing and operating large-scale midstream energy assets. CONSOL’s operational management team has over 80 years of combined experience designing, building and operating large-scale midstream and other energy assets.

Our Relationship with Our Sponsors and CONE

One of our principal strengths is our relationship with our Sponsors and CONE.

CONSOL is a Pittsburgh-based producer of natural gas and coal and is one of the largest independent natural gas exploration, development and production companies, with operations focused on the major shale formations of the Appalachian Basin, including the Marcellus Shale. CONSOL deploys an organic growth strategy focused on rapidly developing its resource base. CONSOL’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL is listed on the NYSE under the symbol “CNX” and had a market capitalization of approximately $9.1 billion as of August 15, 2014.

Noble is an independent energy company engaged in worldwide oil and natural gas exploration and production. Noble’s portfolio is diversified between short-term and long-term projects, both onshore and offshore, domestic and international. In addition to its operations in the Marcellus Shale, Noble has operations in four other core areas: (1) the Denver-Julesburg Basin in Colorado; (2) the deepwater Gulf of Mexico; (3) offshore West Africa; and (4) offshore Eastern Mediterranean Sea. Noble is listed on the NYSE under the symbol “NBL” and had a market capitalization of approximately $25.3 billion as of August 15, 2014.

CONE is a joint venture formed by CONSOL and Noble in September 2011 to develop, own and operate natural gas and condensate midstream assets to service our Sponsors’ joint natural gas and condensate production in the Marcellus Shale. CONSOL and Noble each own a 50% interest in CONE. In connection with the completion of this offering, our Sponsors, through CONE, will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. We will have controlling interests in each of our Anchor Systems, Growth Systems and Additional Systems through our ownership and control of the operating subsidiaries that own these systems. Through our ownership of all of the outstanding general partner interests in these operating subsidiaries, we will have voting control over, and the exclusive right to manage, the day-to-day operations, business and affairs of our midstream systems. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Contribution Agreement.” CONE will retain non-controlling interests in our operating subsidiaries that will be subject to our right of first offer. CONE’s contribution to us of a 75% controlling interest in the Anchor Systems, which include our Sponsors’ most developed systems, provides us with a substantial initial base of earnings and distributable cash flow. CONE’s contribution to us of a 5% controlling interest in each of the Growth Systems and the Additional Systems allows us to integrate the development and operation of these systems into our existing operations while allowing our Sponsors, through their ownership of CONE, to bear responsibility for funding the substantial majority of the initial development of these systems, thereby reducing our share of capital expenditures and borrowings associated with expansion of these systems in the short term. In addition, CONE’s retention of ownership interests in the Anchor Systems, the Growth Systems and the Additional Systems, combined with our right of first offer on those interests, may provide opportunities for us to grow our distributable cash flow through a series of acquisitions of these retained interests over time. However, CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us. Please read “— Right of First Offer Assets.”

In connection with the completion of this offering (assuming the underwriters do not exercise their option to purchase additional common units), we will (i) issue              common units and              subordinated units to CONE, representing an aggregate         % limited partner interest in us, (ii) issue a 2% general partner interest in us and all of our incentive distribution rights to our general partner and (ii) use the net proceeds from this offering to make a distribution of approximately $             million to CONE. Based on an assumed initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover page of this prospectus), the aggregate value of the common units and subordinated units that will be issued to CONE in connection with the completion of this offering is approximately $             million. Please read “Prospectus Summary — The Offering,” “Use of Proceeds,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions — Distributions and Payments to Our General Partner and Its Affiliates.”

Our Sponsors, indirectly through their respective 50% ownership interests in CONE, will retain a significant interest in us through CONE’s ownership of a 100% interest in our general partner, a     % limited partner interest in us and all of our incentive distribution rights. Given our Sponsors’ significant indirect ownership interests in us following this offering and their intent to utilize us as their primary midstream service provider in the Marcellus Shale, we believe that our Sponsors will be incentivized to promote and support the successful execution of our business strategies; however, we can provide no assurances that we will benefit from our relationship with our Sponsors. While our relationships with our Sponsors and CONE are a significant strength, they are also a source of potential risks and conflicts. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Our Sponsors’ Upstream Joint Venture

In 2011, CONSOL and Noble entered into a joint development agreement and related ancillary agreements governing their joint exploration and development of their acreage in the Marcellus Shale. As of June 30, 2014, each of our Sponsors owned an undivided 50% working interest in over 690,000 net acres in the Marcellus Shale, which we refer to as their “upstream acreage.”

To provide for the coordinated drilling and development of the upstream acreage, the joint development agreement includes, among other things, our Sponsors’ obligations as operators of their respective areas, the allocation of costs between our Sponsors, an area of mutual interest and the establishment of a drilling and development program. The joint development agreement provides that CONSOL will implement the development, and serve as operator, of the eastern, or the dry gas, portion of the upstream acreage, and Noble will implement the development, and serve as operator, of the western, or the wet gas, portion of the upstream acreage.

In addition to paying drilling and development costs for Noble’s 50% working interest share of the upstream acreage, Noble must also pay on behalf of CONSOL one-third of the drilling and development costs for CONSOL’s 50% working interest share of the upstream acreage. As a result, so long as Noble is required to “carry” CONSOL, for every well drilled on the upstream acreage, Noble is responsible for two-thirds of the drilling and development costs and CONSOL is responsible for one-third of the drilling and development costs. Noble’s carry obligation may be temporarily suspended in certain situations, is capped at $400 million with respect to each calendar year and will terminate once Noble has paid a certain amount as provided in the joint development agreement.

Our Sponsors’ upstream AMI covers 28 counties in West Virginia and 19 counties in Pennsylvania covering over 26,000 square miles. Under the joint development agreement, any other oil and natural gas interests covering the Marcellus Shale within the upstream AMI that become jointly owned by CONSOL and Noble will automatically become part of the upstream acreage. In addition, prior to September 2036, each of CONSOL and Noble must offer to the other party the right to participate in any acquisition of oil and natural gas interests within the upstream AMI that cover at least the Marcellus Shale.

Our Sponsors’ joint venture agreements also set forth how our Sponsors undertake their drilling and development program. Each year, each of our Sponsors proposes a drilling and development plan for operations to be undertaken, including the number of wells to be drilled, in its operated area the following year. Our Sponsors then collaborate to create a detailed drilling and development plan for the following year based upon a number of assumptions, such as expected drilling and completion costs, expected production and expected commodity prices.

If our Sponsors mutually agree, a revised drilling plan for the following year can provide for a greater or lesser number of wells to be drilled than the number of wells that was provided for in the multi-year drilling and development plan set forth in our Sponsors’ joint development agreement, which we refer to as the “default plan.” If our Sponsors cannot agree on a revised drilling plan for the following year, then, unless a Sponsor exercises the non-consent right described below, our Sponsors will be obligated to drill the number of wells set forth in the default plan for the following year. The current default plan provides for our Sponsors to drill 354 wells in 2015 and 377 wells in each of 2016, 2017, 2018, 2019 and 2020. If our Sponsors cannot agree on a revised drilling plan for the following year, and must operate under the default plan for the following year, each Sponsor may elect to exercise its “non-consent right,” which is the right to elect not to participate in all (but not less than all) of the operations provided for in the default plan for the following year. If one of our Sponsors elects to exercise its non-consent right, then the other Sponsor, in its sole discretion, may determine the number of wells, if any, it will drill the following year. Each Sponsor can exercise this non-consent right twice (in non-consecutive years) prior to the termination of the default plan at the end of 2020. As of June 30, 2014, neither Sponsor had exercised its non-consent right. Please read “Risk Factors — Risks Related to Our Business — Under our Sponsors’ joint development agreement, our Sponsors’ drilling and development plan with respect to their upstream joint venture is subject to annual agreement of our Sponsors and is subject to each Sponsor’s non-consent rights.”

The default plan only runs through the end of 2020. After 2020, all drilling operations on the upstream acreage will be governed by a joint operating agreement. Under the joint operating agreement, either Sponsor may propose drilling operations; however, neither Sponsor is obligated to participate in any drilling operations and may elect not to participate in any or all of the operations proposed on our dedicated acreage or our ROFO acreage.

If our Sponsors do not exercise their non-consent rights and drill the number of wells on their upstream acreage that is provided for in the default plan, we believe throughput on our midstream systems will significantly increase because our Sponsors primarily rely on us to deliver the midstream infrastructure necessary to accommodate their continuing production growth in the Marcellus Shale. The tables below highlight the scale of, as well as expected growth with respect to, our Sponsors’ drilling and completion activities on our dedicated acreage.

Gross Producing Wells Connected to Our Midstream Systems as of June 30, 2014			Gross Completed Wells to be Connected to Our Midstream Systems as of June 30, 2014			2014 Estimated Completion Activity (# of Wells)
Dry Gas	Wet Gas	Total	Dry Gas	Wet Gas	Total	Dry Gas	Wet Gas	Total
210	71	281	3	25	28	74	103	177(1)

(1)	Approximately 85% of the total wells completed in 2014 are anticipated to be connected to our gathering systems and commence production in 2014, with the remainder of the total wells completed in 2014 anticipated to be connected to our gathering systems and commence production in early 2015.

To support the growth of their upstream joint venture options in the Marcellus Shale, our Sponsors invested over $458 million in our midstream infrastructure assets from September 2011 through June 30, 2014, including our midstream assets. In addition, each of our Sponsors maintains significant freshwater infrastructure and systems that distribute freshwater from regional water sources for its well completion operations in the Marcellus Shale. These systems consist of a combination of permanent buried pipelines, portable surface pipelines and freshwater storage facilities, as well as pumping stations to transport the freshwater throughout the pipeline networks. In addition, our Sponsors have long-term contracts for an aggregate of approximately 700 MMcf/d of gas processing capacity in the Marcellus Shale and have secured significant long-haul firm transportation capacity or firm sales commitments for their Marcellus Shale production. Our Sponsors believe that their existing contractual commitments for Marcellus Shale processing capacity help minimize disruptions to their drilling and development plan that might otherwise exist as a result of insufficient outlets for growing production.

Our Acreage Dedication

We believe that our Sponsors’ extensive acreage position in the Marcellus Shale provides a strong platform to support our current operations and future organic growth. Our Sponsors have achieved substantial production growth on our dedicated acreage since the formation of their upstream joint venture in 2011. We expect our Sponsors to continue significant production growth on our dedicated acreage for the foreseeable future, which should result in significant increases in throughput on our gathering systems. As of June 30, 2014, our existing dedicated acreage covered approximately 496,000 net acres in the Marcellus Shale, all of which was located within the core area of our Sponsors’ operations in the Marcellus Shale. On our dedicated acreage, as of June 30, 2014, our Sponsors had over 5,700 potential drilling locations (with approximately 38% in wet gas locations), were operating 10 drilling rigs and, since January 1, 2011, had drilled 358 gross horizontal wells. Our Sponsors determine potential drilling locations in the Marcellus Shale based on the assumption that each well would be drilled with a 5,000 foot lateral within an 86-acre spacing unit. Accordingly, our Sponsors divided the total net acres in our dedicated acreage (approximately 496,000 net acres) by the number of acres in each spacing unit (86 acres) to determine their 5,700 potential drilling locations. The number of, and timing with respect to, the potential locations that our Sponsors may drill will depend on numerous factors (some of which are beyond their control), including anticipated lateral length, geologic conditions and economic factors.

Our gathering agreements provide that, in addition to our existing dedicated acreage, any future acreage covering the Marcellus Shale formation that is jointly acquired by our Sponsors in an area that covers over 7,700 square miles in West Virginia and Pennsylvania, which we refer to as the “dedication area,” and that is not subject to a pre-existing third-party commitment will automatically be dedicated to us for natural gas midstream services. Since the formation of the upstream joint venture in 2011, our Sponsors have made several key acquisitions in the dedication area which have increased our existing dedicated acreage. For example, our Sponsors recently entered into farmout agreements for approximately 88,000 contiguous net acres in the Central WV area and acquired approximately 9,000 contiguous net acres in the Pittsburgh International Airport area, all of which have been dedicated to us.

In addition to our existing dedication acreage and any potential future dedicated acreage, we will have the right of first offer to provide midstream services to our Sponsors on our ROFO acreage, which currently includes approximately 194,000 net acres of our Sponsors existing jointly owned Marcellus Shale acreage that is not currently dedicated to us, along with any future acreage covering the Marcellus Shale formation that is jointly acquired by our Sponsors in an area that covers over 18,300 square miles in West Virginia and Pennsylvania, which we refer to as the “ROFO area,” and that is not subject to a pre-existing third-party commitment.

The map below identifies our current dedicated acreage, the dedication area, our current ROFO acreage and the ROFO area.

Our gathering agreements provide that in certain situations our Sponsors’ acreage can be temporarily released from our dedication, and in certain situations our Sponsors’ acreage can be permanently released from our dedication. For more information see “— Our Gathering Agreements.”

Our Gathering Agreements

Pursuant to our 20-year, fixed-fee gathering agreements with each of our Sponsors that we will enter into in connection with the closing of this offering, our Sponsors have agreed to dedicate all of their existing acres in the dedication area to us for natural gas midstream services and to dedicate their existing acreage in the Moundsville area (Marshall County, West Virginia) and the Majorsville area (Marshall County, West Virginia and Greene and Washington Counties, Pennsylvania) to us for condensate gathering and handling services. In addition, our Sponsors have dedicated certain coal bed methane wells, certain horizontal wells drilled to the Upper Devonian formation and the acreage associated with such wells to us for natural gas midstream services.

Each of our Sponsors has also agreed that any acreage located in the dedication area covering the Marcellus Shale formation that is jointly acquired by our Sponsors and that is not subject to a pre-existing third-party commitment will be automatically dedicated to us for natural gas midstream services. We also have an option to provide natural gas midstream services to our Sponsors on their existing acres in the ROFO area and on any future acreage in the ROFO area covering the Marcellus Shale formation that is jointly acquired by our Sponsors and that is not subject to a pre-existing third-party commitment. For more information regarding our dedication area and ROFO area, please read “— Our Acreage Dedication.”

Under our gathering agreements, we receive a fee based on the type and scope of the midstream services we provide. For the services we provide with respect to natural gas that does not require downstream processing, or dry gas, we receive a fee of $0.40 per MMBtu. For the services we provide with respect to the natural gas that requires downstream processing, or wet gas, and with respect to condensate, we receive a fee based on the scope of services we provide. Our fee for wet gas is $0.275 per MMBtu in the Moundsville area (Marshall County, West Virginia), $0.275 per MMBtu in the Pittsburgh International Airport area and $0.55 per MMBtu for all other areas in the dedication area. Our fee for condensate services is $5.00 per Bbl in the Majorsville area and $2.50 per Bbl in the Moundsville area.

We have agreed to gather, compress, dehydrate and redeliver all of our Sponsors’ jointly owned dedicated natural gas on a firm commitment, first-priority basis. We have agreed to gather, inject, stabilize and store all of our Sponsors’ dedicated condensate on a firm commitment, first priority basis. Each quarter, our Sponsors will provide us an update on their drilling and development operations, which will include a detailed description of the drilling plans and well locations for the following 36 months and a long-term plan that will include drilling plans and production forecasts. We will meet monthly with our Sponsors to discuss our current plans to timely construct the necessary facilities to be able to provide midstream services to our Sponsors on our dedicated acreage. In the event that we do not perform our obligations under the gathering agreements, our Sponsors will be entitled to certain rights and procedural remedies thereunder, including the temporary and/or permanent release from dedication discussed below and indemnification from us.

In addition to the jointly owned natural gas and condensate that is produced from the dedicated acreage, each of our Sponsors may elect to dedicate properties located in the dedication area to us in which such Sponsor has an interest. If a Sponsor elects to dedicate any such property, which we refer to as “solely owned property,” then that Sponsor will propose a fee for the associated midstream services we would provide. We have agreed that if the fee proposed by a Sponsor for midstream services for solely owned property will provide us a certain return on our operating expenses and any incremental capital expenses required to provide such midstream services, then we will provide such midstream services on a second priority basis, second only to the first priority basis afforded our Sponsors’ jointly owned dedicated production.

Our gathering agreements provide that if we fail to timely complete the construction of the facilities necessary to provide midstream services to our Sponsors’ dedicated acreage or have an uncured default of any of our material obligations that has caused an interruption in our services for more than 90 days, the affected acreage will be permanently released from our dedication. Also, after the fifth anniversary of our gathering agreement, if our Sponsors drill a well that is located more than a certain distance from our current gathering system (and is not included in the detailed drilling plan provided by our Sponsors) and a third- party gatherer offers a lower cost of service, then the acreage associated with such well will be permanently released from our dedication. Our gathering agreements also provide that in certain situations, such as an uncured default of any of our material obligations that has caused an interruption in our services for less than 90 days, our dedicated acreage can be temporarily released from our dedication. Please read “Risk Factors — Our gathering agreements with our Sponsors provide for the release of our Sponsors’ dedicated acreage in certain situations.”

Our gathering agreements will run with the land and be binding on a transferee of any of our dedicated acreage; however, each of our Sponsors may transfer 25,000 net acres of the dedicated acreage free of the dedication to us. This amount of net acres that may be transferred free of the dedication will be increased by the amount, if any, of net acres acquired by our Sponsors in the dedication area that will become automatically dedicated to us. There are no restrictions under our gathering agreements on our Sponsors’ ability to transfer acreage in the ROFO area, and any transferee of any of our Sponsors’ acreage in the ROFO area will not be subject to our right of first offer.

Upon completion of its initial 20-year term, each of our gathering agreements will continue in effect from year to year until such time as the agreement is terminated by either us or our Sponsor party to such agreement on or before 180 days prior written notice.

Our Midstream Assets

Our Anchor Systems are comprised of three primary midstream systems (the McQuay System, the Majorsville System and the Mamont System) and related assets; our Growth Systems are comprised of three primary midstream systems (the Fink System, the Tygart Valley System and the Tygart Valley West System) and related assets; and our Additional Systems are comprised of four smaller midstream systems and related assets.

The following map details our existing assets and planned growth projects:

Gathering Assets

As of June 30, 2014, our gathering assets comprised a network of 160 miles of gathering pipelines with an average daily throughput of approximately 520 MMcfe/d. For the twelve-month period ending September 30, 2015, we and CONE expect to spend $72.5 million and $364.2 million, respectively, to expand our gathering assets to an aggregate of over 280 miles of gathering pipelines with over 1.0 Bcfe/d of average daily throughput capacity at the end of the period.

The following table provides information regarding our gathering assets as of June 30, 2014, as well as our expectations for organic growth in these assets through September 30, 2015.

	Our Initial Ownership Interest		Pipeline (miles) as of June 30, 2014	Average Daily Throughput for the Six Months Ended June 30, 2014 (BBtu/d)	Estimated Average Daily Throughput for the Twelve Months Ending September 30, 2015(1) (BBtu/d)	Maximum Interconnect Capacity(2)(3) as of June 30, 2014 (BBtu/d)	Compression as of June 30, 2014 (horsepower)
System		Gas Type
Anchor Systems	75%	Dry/Wet	127	497	765	1,329	55,340
Growth Systems	5%	Dry/Wet	27	50	86	820	6,700
Additional Systems	5%	Dry/Wet	6	8	200	200	—

(1)	Please read “Cash Distribution Policy and Restrictions on Distributions — Significant Forecast Assumptions.”

(2)	Maximum interconnect capacity is the maximum throughput that can be delivered from the system through physical interconnections to third-party facilities or pipelines.

(3)	Our Anchor Systems have interconnects with the following interstate pipelines: Columbia Gas Transmission, Texas Eastern Transmission and Dominion Transmission, Inc.

Compression Facilities

We operate 9 main facilities to provide our compression and/or dehydration services. We are also currently constructing two additional compression facilities, both of which we expect to be placed into service by the end of the third quarter of 2014. For the twelve-month period ending September 30, 2015, we and CONE expect to spend $21.6 million and $84.8 million, respectively, to grow our daily compression capacity in the Marcellus Shale to approximately 1.1 Bcf/d, which would represent an increase of approximately 360 MMcf/d (or approximately 50%) over our daily compression capacity as of June 30, 2014.

The following table provides information regarding our compression facilities as of June 30, 2014, as well as our expectations for organic growth in these assets through September 30, 2015.

	Our Initial Ownership Interest	Compression (horsepower)		Compression Capacity (MMcf/d)
System		June 30, 2014	September 30, 2015E	June 30, 2014	September 30, 2015E
Anchor Systems	75%	55,340	110,000	658	800
Growth Systems	5%	6,700	15,000	85	110
Additional Systems	5%	0	30,000	0	200

Condensate Handling Facilities

Our Anchor Systems include one condensate handling facility (our Majorsville condensate facility) that provides condensate gathering, collection, separation and stabilization services. As of June 30, 2014, our Majorsville condensate facility had a nominal handling capacity of 1,000 Bbl/d, and we expect to increase its handling rate by 1,500 Bbl/d by the end of the third quarter of 2014. In addition, we are in the process of constructing a condensate handling facility (the Moundsville condensate facility), in which we will own a 5% controlling interest, that will provide condensate gathering, collection and separation services at an average daily handling rate of 2,500 Bbl/d. We expect to place the Moundsville condensate facility into service by the end of 2014.

Other Assets

Our Anchor Systems include two coalbed methane stations: the Fallowfield Station, located in Washington County, Pennsylvania, and the Marshall Station, located in Marshall County, West Virginia. The maximum design capacities for the Fallowfield Station and the Marshall Station are approximately 13 MMcf/d and approximately 20 MMcf/d, respectively. Average throughput for these systems was approximately 5 MMcf/d and approximately 3 MMcf/d, respectively, during the six months ended June 30, 2014. These facilities are located in and around our Sponsors’ upstream acreage, and we anticipate that they will serve to facilitate future and early exploration and development in their jointly owned Marcellus Shale acreage. In addition, the leaner, low-Btu natural gas produced at our coalbed methane systems can be blended with richer, high-Btu natural gas to meet takeaway pipeline specifications.

In addition, we are currently constructing an 12.2-mile purity ethane pipeline and compression facility, in which we will own a 75% controlling interest, that will connect our Majorsville System to our McQuay System. We expect that the pipeline will be placed into service in the third quarter of 2014 and will allow us to accept a purity ethane vapor stream from MarkWest Energy Partners, L.P.’s Majorsville facility and combine it with low-Btu, low-ethane content Marcellus Shale and coalbed methane production at our McQuay station. By combining these natural gas streams, we will be able to limit the heating value of our

Sponsors’ residue gas that will provide them optionality when choosing long- and short-term takeaway alternatives. This optionality will not only apply to production in Majorsville but to other producing regions. In addition, this connection could offer third-party ethane takeaway opportunities.

Right of First Offer Assets

In addition to the initial assets that our Sponsors, through CONE, will contribute to us in connection with this offering, CONE has granted us a right of first offer to acquire all of its retained 25%, 95% and 95% non-controlling interests in our Anchor Systems, Growth Systems and Additional Systems, respectively, to the extent CONE decides to sell an interest in any of them during the ten-year period following the completion of this offering. In addition, CONE has granted us a right of first offer to acquire ancillary midstream assets that it will retain after the completion of this offering, all of which are located outside of our Sponsors’ core area of drilling and development and which represented, in the aggregate, less than 5% of CONE’s total revenues and total assets for the year ended December 31, 2013. The right of first offer will also cover any additional midstream assets that CONE develops during the right of first offer period.

CONE is under no obligation to offer to sell us any assets (including our right of first offer assets, unless and until it otherwise intends to dispose of such assets), we are under no obligation to buy any assets from CONE and we do not know when or if CONE will make any offers to sell assets to us. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.” While we believe our rights of first offer are significant positive attributes, they may also be sources of conflicts of interest. After the completion of this offering, CONE will own our general partner, and there will be substantial overlap between of the officers and directors of our general partner and the officers and directors of our Sponsors. Please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties.”

Third-Party Services and Commitments

Our Sponsors have entered into certain agreements that impact the scope of services we provide and the fee we charge under our gathering agreements with our Sponsors. Although we provide all field gathering in the following areas, we do not provide compression, dehydration and condensate stabilization services with respect to (i) approximately 3,500 net acres in the Moundsville area (Marshall County, West Virginia) and (ii) approximately 9,000 net acres in the Pittsburgh International Airport area (Allegheny County, Pennsylvania). With respect to these areas, our Sponsors have contracted with third parties for the provision of such services. As a result, under the gathering agreements with our Sponsors, we charge a reduced fee for the services we provide with respect to all natural gas and condensate produced from these areas.

Title to Our Properties

Our real property interests are acquired pursuant to easements, rights-of-way, permits, surface use agreements, deeds or licenses from landowners, lessors, easement holders, governmental authorities, or other parties controlling surface estate (collectively, “surface agreements”). These surface agreements allow us to use such land for our operations. Thus, the real estate interests on which our pipelines and facilities are located are held by us as grantee, and the party who owns or controls the surface lands, as grantor. We have acquired these surface agreements without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory rights and interests to conduct our operations on such lands. We have no knowledge of any challenge to the underlying title of any material surface agreements held by us or to our title to any material surface agreements, and we believe that we have satisfactory title to all of our material surface agreements.

Some of the surface agreements that were transferred to us from CONE required the consent of the grantor or other holder of such rights. CONE obtained sufficient third-party consents and authorizations and provided notices required for the transfer of the assets necessary to enable us to operate our business in all material respects. With respect to any remaining consents, authorizations or notices that have not been obtained or provided, we have determined these will not have a material adverse effect on the operation of our business should we fail or CONE have failed to obtain or provide such consents, authorizations or notices in a reasonable time frame.

Under our omnibus agreement, CONE will indemnify us for any failure to have certain surface agreements necessary to own and operate our assets in substantially the same manner that they were owned and operated prior to the closing of this offering. CONE’s indemnification obligation will be limited to losses for which we notify CONE prior to the third anniversary of the closing of this offering and will be subject to a $0.5 million aggregate deductible before we are entitled to indemnification. Some of our surface agreements may continue to be held by affiliates of CONE until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents, approvals and notices that are not obtained or provided prior to transfer. We will make these filings and notices and seek to obtain these consents upon completion of this offering.

Seasonality

Demand for natural gas generally decreases during the spring and fall months and increases during the summer and winter months. However, seasonal anomalies such as mild winters or mild summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. These seasonal anomalies can increase demand for natural gas during the summer and winter months and decrease demand for natural gas during the spring and fall months. In respect of our completed midstream systems, we do not expect seasonal conditions to have a material impact on our throughput volumes. Severe or prolonged winters may, however, impact our ability to complete additional well connections or complete construction projects, which may impact the rate of our growth. In addition, severe winter weather may also impact or slow the ability of our Sponsors to execute their planned drilling and development plan.

Competition

As a result of our relationship with our Sponsors, we do not compete for the portion of the existing operations of our Sponsors’ upstream joint venture for which we currently provide midstream services and will not compete for future portions of their upstream joint venture’s operations that will be dedicated to us pursuant to our gathering agreements. Please read “— Our Gathering Agreements.” However, our Sponsors have entered into agreements with third parties for the provision of certain midstream services. Please read “— Third-Party Services and Commitments.” In addition, we will face competition in attracting third-party volumes to our midstream systems, and these third parties may develop their own midstream systems in lieu of employing our assets.

Regulation of Operations

Regulation of pipeline gathering services may affect certain aspects of our business and the market for our services.

Gathering Pipeline Regulation

Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA and the ICA only governs liquids transportation service in interstate commerce. Although the FERC has not made any formal determinations with respect to any of our facilities we consider to be gathering facilities, we believe that the natural gas pipelines in our midstream systems meet the traditional tests FERC has used to establish that a natural gas pipeline is a gathering pipeline not subject to FERC NGA jurisdiction. We believe that the condensate pipelines in our gathering systems meet the traditional tests FERC has used to determine that a condensate pipeline is not providing transportation service in interstate commerce subject to FERC ICA jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services or intrastate transportation services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities or intrastate facilities on a case-by-case basis, so the classification and regulation of some our gathering facilities and intrastate transportation pipelines may be subject to change based on future determinations by FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility is not a gas gathering pipeline or intrastate condensate pipeline, as applicable, and the pipeline provides interstate service, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA and/or the NGPA or under the ICA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA or NGPA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such service in excess of the rate established by the FERC.

State regulation of natural gas gathering facilities and intrastate transportation pipelines generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. States in which we operate may adopt ratable take and common purchaser statutes, which would require our gathering pipelines to take natural gas without undue discrimination in favor of one producer over another producer or one source of supply over another similarly situated source of supply. The regulations under these statutes may have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather natural gas. States in which we operate may also adopt a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. We cannot predict whether such regulation will be adopted and whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to our midstream systems due to state regulations.

Our gathering operations could be adversely affected should they be subject in the future to more stringent application of state regulation of rates and services. Our gathering operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Pipeline Safety Regulation

Some of our gas pipelines are subject to regulation by PHMSA pursuant to the Natural Gas Pipeline Safety Act of 1968, or NGPSA, as amended by the Pipeline Safety Act of 1992, or PSA, the Accountable Pipeline Safety and Partnership Act of 1996, or APSA, the Pipeline Safety Improvement Act of 2002, or PSIA, the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, or the PIPES Act, and the 2011 Pipeline Safety Act. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. oil and natural gas transmission pipelines in high-consequence areas, or HCAs.

PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including us, to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a HCA;

•	improve data collection, integration and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013, PHMSA adopted new rules increasing the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations. In addition, PHMSA has published advanced notice of proposed rulemakings to solicit comments on the need for changes to its natural gas and liquid pipeline safety regulations, including whether to extend the integrity management program requirements to gathering lines. PHMSA also issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure.

The National Transportation Safety Board has recommended that PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the Department of Transportation, or DOT, to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include more stringent requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas pipelines have continuous inspection and compliance programs designed to keep the facilities in compliance with pipeline safety and pollution control requirements.

We have incorporated all existing requirements into our programs by the required regulatory deadlines, and are continually incorporating the new requirements into procedures and budgets. We expect to incur increasing regulatory compliance costs based on the intensification of the regulatory environment and upcoming changes to regulations as outlined above. In addition to regulatory changes, costs may be incurred when there is an accidental release of a commodity transported by our midstream systems, or a regulatory inspection identifies a deficiency in our required programs.

Regulation of Environmental and Occupational Safety and Health Matters

General

Our natural gas gathering and compression activities are subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment and worker health and safety. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring the installation of pollution-control equipment, imposing emission or discharge limits or otherwise restricting the way we operate;

•	limiting or prohibiting construction activities in areas, such as air quality non-attainment areas, wetlands, endangered species habitat and other protected areas;

•	delaying system modification or upgrades during review of permit applications and revisions;

•	requiring investigatory and remedial actions to mitigate discharges, releases or pollution conditions associated with our operations or attributable to former operations; and

•	enjoining operations deemed to be in non-compliance with permits issued pursuant to or regulatory requirements imposed by such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and/or criminal enforcement measures, including the assessment of monetary penalties and natural resource damages. Certain environmental statutes impose strict or joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or solid wastes have been disposed or otherwise released. Moreover, neighboring landowners and other third parties may file common law claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other pollutants into the environment.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. As with the midstream industry in general, complying with current and anticipated environmental laws and regulations can increase our capital costs to construct, maintain and operate equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we do not believe they will have a material adverse effect on our business, financial position or results of operations or cash flows, nor do we believe that they will affect our competitive position since the operations of our competitors are generally similarly affected. In addition, we believe that the various activities in which we are presently engaged that are subject to environmental laws and regulations are not expected to materially interrupt or diminish our operational ability to gather natural gas. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.

Hydraulic Fracturing Activities

We do not conduct hydraulic fracturing operations, but substantially all of our Sponsors’ natural gas production on our dedicated acreage is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing is an essential and common practice in the oil and natural gas industry used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The process is typically regulated by state oil and natural gas commissions, but the EPA has asserted certain regulatory authority over hydraulic fracturing and has moved forward with various regulatory actions, including, the issuance of new regulations requiring green completions for hydraulically fractured wells, emission requirements for certain midstream equipment, and an Advanced Notice of Proposed Rulemaking seeking comment on its intent to develop regulations under the Toxic Substances and Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing.

Scrutiny of hydraulic fracturing activities continues in other ways. For example, the White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing activities, the EPA has commenced a study of the potential impacts of hydraulic fracturing on drinking water and groundwater, and the U.S. Department of Energy evaluated practices it could recommend to ensure the safety of hydraulic fracturing activities. The Bureau of Land Management also has proposed a rule that would regulate hydraulic fracturing on federal and Indian lands.

Some states, including states in which we operate have adopted, and other states are considering adopting, laws and/or regulations that could impose more stringent permitting, disclosure and well construction requirements on natural gas drilling activities. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular, or otherwise seek to ban some or all of these activities.

We cannot predict whether any other legislation or regulations will be enacted and if so, what its provisions will be. Additional levels of regulation and/or permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs and prohibitions for producers who drill near our pipelines, reduce the volumes of natural gas available to move through our midstream systems and materially adversely affect our revenue and results of operations.

Hazardous Waste

Our operations generate solid wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose requirements for the handling, storage, treatment and disposal of non-hazardous and hazardous waste. RCRA currently exempts certain wastes associated with the exploration, development or production of natural gas, which we handle in the course of our operation, including produced water. However, these exploration and production wastes may still be regulated by the EPA or state agencies under RCRA’s less stringent non-hazardous solid waste provisions, state laws or other federal laws, and it is possible that certain exploration and production wastes now classified as non-hazardous could be classified as hazardous in the future.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Under CERCLA, such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Although natural gas (and petroleum) is excluded from CERCLA’s definition of “hazardous substance,” in the course of our ordinary operations, we generate wastes that may be designated as hazardous substances. CERCLA authorizes the EPA, states, and, in some cases, third parties to take actions in response to releases or threatened releases of hazardous substances into the environment and to seek to recover from the classes of responsible persons the costs they incur to address the release. Under CERCLA, we could be subject to strict joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In some states, including those in which we operate, site remediation of oil and natural gas facilities is regulated by state agencies with jurisdiction over oil and natural gas operations. The regulated releases and remediation activities, including the classes of persons that may be held responsible for releases of hazardous substances, may be broader than those regulated under CERCLA or RCRA.

We currently own, lease or operate, and may have in the past owned, leased or operated, properties that have been used for the gathering and compression of natural gas. Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such substances have been taken for disposal. Such hydrocarbons or other wastes may have migrated to property adjacent to our owned and leased sites or the disposal sites. In addition, some of the properties may have been operated by third parties or by previous owners whose treatment and disposal or release of hydrocarbons or wastes was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial operations to prevent future contamination. We are not currently a potentially responsible party in any federal or state Superfund site remediation and there are no current, pending or anticipated Superfund response or remedial activities at our facilities.

Air Emissions

The Clean Air Act and comparable state laws, including those states in which we operate, impose various preconstruction and operational permit requirements, noise and emission limits, operational limits, and monitoring, reporting and recordkeeping requirements on air emission sources, including on our compressor stations. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and/or criminal enforcement actions. Such laws and regulations, for example, require permit limits to address the impacts of noise from our compression operations, and pre-construction permits for the construction or modification of certain projects or facilities with the potential to emit air emissions above certain thresholds. Pre-construction permits generally require use of best available control technology, or BACT, to limit air pollutants. Several federal and state new source performance standards, or NSPS, and national emission standards for hazardous air pollutants, or NESHAP, and analogous state law requirements, also apply to our facilities and operations. These applicable federal and state standards impose emission limits and operational limits as well as detailed testing, recordkeeping and reporting requirements on the facilities subject to these regulations. We may incur capital expenditures in the future for air pollution control equipment in connection with complying with existing and recently proposed rules, or with obtaining or maintaining operating or preconstruction permits and complying with federal, state and local regulations related to air emissions (including air emission reporting requirements). However, we do not believe that such requirements will have a material adverse effect on our operations.

Climate Change

In response to findings that emissions of greenhouse gases, or GHGs, present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the Clean Air Act that establish Prevention of Significant Deterioration, or PSD, pre-construction permits, and Title V operating permits for GHG emissions from certain large stationary sources. Under these regulations, facilities required to obtain PSD permits must meet BACT standards for their GHG emissions established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. We are monitoring our GHG emissions from our operations.

Additionally, while Congress has from time to time considered legislation to reduce emissions of GHGs, the prospect for adoption of significant legislation at the federal level to reduce GHG emissions is perceived to be low at this time. Nevertheless, the current Administration has announced it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies. In March 2014, the Administration announced several components of its methane reduction strategy that apply to the oil and gas industry. These efforts include an EPA assessment of methane and other emissions from the oil and gas industry that could lead to additional regulations by the end of 2016; and updated standards from the Bureau of Land Management to reduce venting and flaring from oil and gas production on public lands, which are expected to be released later in 2014. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that limit emissions of GHGs could adversely affect demand for the oil and natural gas that exploration and production operators produce, some of whom are our customers, which could thereby reduce demand for our midstream services.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including sediment, and spills and releases of oil, brine and other substances into waters of the United States. The discharge of pollutants into jurisdictional waters is prohibited, except in accordance with the terms of a permit issued by the EPA, Army Corps of Engineers, or a delegated state agency. Federal and state regulatory agencies can impose administrative, civil and/or criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The primary federal law related specifically to oil spill liability is the Oil Pollution Act (“OPA”), which amends and augments the oil spill provisions of the Clean Water Act and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills, or threatened spills, in waters of the United States or adjoining shorelines. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect our operations.

On June 17, 2014, the Pennsylvania Department of Environmental Protection (“PADEP”) inspected a portion of the Crawford Line after an inadvertent return event was reported. The PADEP issued five Notices of Violation and two compliance orders for issues related to erosion and sediment controls and potential unauthorized impacts to wetlands. Construction activities at the site were halted pending completion of remedial work and wetlands delineation analysis. We have completed the remedial work, which we do not believe will have a material impact on our operations or revenues. Based on the wetlands delineation analysis and discussions with relevant agencies, we are in the process of permitting the disturbed wetland areas in order to satisfy the terms of a PADEP administrative order. We do not have sufficient information to determine whether the potential liability with respect to these matters will have a material effect on our operations or revenue. At this time, no penalties have been proposed. We expect to place the Crawford Line into service in October 2014. In addition in connection with our work on the inadvertent return event, we discovered an historic release of acid mine drainage to a local watercourse. We are currently investigating this situation in consultation with the relevant agencies. We do not have sufficient information at this time to determine whether we will have any material liability with respect to this historic release.

Endangered Species

The ESA and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. Some of our pipelines are located in areas that are or may be designated as protected habitats for endangered or threatened species, including the Indiana bat, which has a seasonal impact on our construction activities and operations. The future listing of previously unprotected species in areas where we conduct or may conduct operations, or the designation of critical habitat in these areas, could cause us to incur increased costs arising from species protection measures or could result in limitations on our operating activities, which could have an adverse impact on our results of operations. For example, the U.S. Fish and Wildlife Service is expected to make a final determination about the northern long-eared bat in April 2015, which, if listed, will likely impact our operations commencing thereafter.

Occupational Safety and Health Act

We are also subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard, the Emergency Planning and Community Right-to-Know Act and implementing regulations and similar state statutes and regulations require that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. Certain of our operations are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive material.

In summary, we believe we are in substantial compliance with currently applicable environmental laws and regulations. Although we have not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue.

Employees

The officers of our general partner will manage our operations and activities. All of the employees required to conduct and support our operations will be employed by CONSOL and be subject to the operational services agreement that we will enter into with our general partner and CONSOL. As of December 31, 2013, CONSOL employed approximately 70 people who will provide direct support to our operations pursuant to the operational services agreement. CONSOL considers its relations with its employees to be satisfactory. Please read “Certain Relationships and Related Transactions — Agreements Governing the Transactions — Operational Services Agreement.”

Insurance

We maintain insurance policies with insurers in amounts and with coverage and deductibles that we, with the advice of our insurance advisors and brokers, believe are reasonable and prudent. We cannot, however, assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

Legal Proceedings

Our operations are subject to a variety of risks and disputes normally incident to our business. As a result, we may, at any given time, be a defendant in various legal proceedings and litigation arising in the ordinary course of business. However, we are not currently subject to any material litigation.

MANAGEMENT

Management of CONE Midstream Partners LP

We are managed by the directors and executive officers of our general partner, CONE Midstream GP LLC. Our general partner is not elected by our unitholders and will not be subject to re-election by our unitholders in the future. CONE, in which each of CONSOL and Noble own a 50% membership interest, owns all of the membership interests in our general partner and has the right to appoint the entire board of directors of our general partner, including our independent directors. Our unitholders are not entitled to elect the directors of our general partner’s board of directors or to directly or indirectly participate in our management or operations. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

At the completion of this offering, we expect that our general partner will have six directors, including two director nominees who will become members of our board of directors prior to or in connection with the listing of our common units on the NYSE. In accordance with the NYSE’s phase-in rules, we will have at least three independent directors within one year following the effective date of the registration statement of which this prospectus forms a part. We expect that our board will determine that each of Messrs.                 and                , our director nominees who will become members of our board of directors prior to or in connection with the listing of our common units on the NYSE, is independent under the independence standards of the NYSE.

In evaluating director candidates, CONE will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the ability of our board of directors to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board of directors of our general partner to fulfill their duties.

Neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by our general partner or its affiliates, but we sometimes refer to these individuals in this prospectus as our employees.

Director Independence

As a publicly traded partnership, we qualify for, and are relying on, certain exemptions from the NYSE’s corporate governance requirements, including:

•	the requirement that a majority of the board of directors of our general partner consist of independent directors;

•	the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors; and

•	the requirement that the board of directors of our general partner have a compensation committee that is composed entirely of independent directors.

As a result of these exemptions, we do not expect that our general partner’s board of directors will be comprised of a majority of independent directors. Our board of directors does not currently intend to establish a nominating/corporate governance committee or a compensation committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We are, however, required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following the effective date of the registration statement of which this prospectus forms a part. In accordance with the NYSE’s corporate governance standards, we must have at least one independent member on our audit committee who satisfies the independence and experience requirements by the date our common units are listed on the NYSE, at least a majority of independent members within 90 days of the effective date of the registration statement of which this prospectus forms a part and a fully independent audit committee within one year of such effective date.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee, and may have such other committees (including a conflicts committee) as the board of directors shall determine from time to time.

Audit Committee

We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following the effective date of the registration statement of which this prospectus forms a part. The audit committee of the board of directors of our general partner will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary. We expect that Messrs.             and                 will serve as the initial members of the audit committee. We expect that each of Messrs.                 and                 will satisfy the definition of audit committee financial expert for purposes of the SEC’s rules. CONE will appoint a third member to the audit committee within one year following the effective date of the registration statement of which this prospectus forms a part.

Conflicts Committee

The board of directors of our general partner has the ability to establish a conflicts committee under our partnership agreement. If established, at least two members of the board of directors of our general partner will serve on the conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The board of directors of our general partner will determine whether to refer a matter to the conflicts committee on a case-by-case basis. The members of our conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates (including our Sponsors), and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of our conflicts committee may not own any interest in our general partner or any interest in us or our subsidiaries other than common units or awards under our long-term incentive plan. If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Directors and Executive Officers of CONE Midstream GP LLC

Directors are appointed by CONE, the sole member of our general partner, and hold office until their successors have been appointed or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, the board of directors.

The following table presents information for the directors, director nominees and executive officers of CONE Midstream GP LLC as of May 31, 2014. Each of our director nominees will become members of the board of directors of our general partner prior to or in connection with the listing of our common units on the NYSE.

Name	Age	Position with Our General Partner
John T. Lewis	58	Director and Chief Executive Officer; Chairman of the Board
David M. Khani	50	Director and Chief Financial Officer
Joseph M. Fink	34	Chief Operating Officer
C. Kristopher Hagedorn	38	Chief Accounting Officer
Kirk A. Moore	58	General Counsel and Secretary
Kenneth M. Fisher	52	Director
Stephen W. Johnson	55	Director

John T. Lewis was appointed a director, Chairman of the Board and Chief Executive Officer of our general partner effective May 30, 2014. Mr. Lewis has served as Senior Vice President of Noble since April 2013 and is currently responsible for Corporate Development at Noble. He previously served as Vice President of the Southern Region of Noble’s North America division from 2008 and was Director of Asset Development and Reserves at Noble from 2006. Prior to joining Noble, he held various positions with BP America, Vastar and ARCO. We believe that Mr. Lewis’s substantial prior experience with Noble and other companies engaged in energy-related businesses will provide the board of directors with valuable insight.

David M. Khani was appointed a director and Chief Financial Officer of our general partner effective May 30, 2014. Mr. Khani joined CONSOL on September 1, 2011 as its Vice President — Finance, and was promoted to Executive Vice President and Chief Financial Officer of CONSOL effective March 1, 2013. Prior to joining CONSOL, Mr. Khani was with FBR Capital Markets & Co., an investment banking and advisory firm and held the following positions: Director of Research from February 2007 through October 2010, and then Co-Director of Research from November 2010 through August 2011. Prior to that time he served as the Managing Director and Co-Head of FBR’s Energy and Natural Resources Group. We believe Mr. Khani’s energy industry and financial experience provides the board of directors with valuable experience in our financial and investor relations matters.

Joseph M. Fink was appointed Chief Operating Officer of our general partner effective May 30, 2014. Mr. Fink is Vice President of CONSOL’s Midstream Operations and President of CONE. He started at CONSOL’s Virginia CBM operations in 2001. In 2006, he was appointed to lead CONSOL’s Nittany CBM operations in central Pennsylvania from exploration through development. Mr. Fink was promoted to CONSOL’s General Manager of SWPA Gas Operations in 2008 and has been in the forefront of the exploration and development of the Marcellus Shale play for CONSOL. He was appointed General Manager of CONSOL’s Midstream Operations in 2010 where he was charged with standardizing midstream activity across all regions. In 2012, he was promoted to his current position of Vice President of CONSOL’s Midstream Operations. Mr. Fink has been president of CONE since its inception in 2011.

C. Kristopher Hagedorn was appointed Chief Accounting Officer of our general partner effective August 20, 2014. Mr. Hagedorn joined CONSOL’s accounting department in November 2012 where he served in positions of increasing responsibility. He was promoted to Assistant Controller of CONSOL effective April 2014. Prior to joining CONSOL, he served in various positions with PricewaterhouseCoopers LLP primarily serving the energy sector.

Kirk A. Moore was appointed General Counsel and Secretary of our general partner effective May 30, 2014. Mr. Moore has served as an Associate General Counsel of Noble since September 2007, previously serving as an Assistant General Counsel from May 2001. He has served as an Assistant Secretary of Noble since July 2002. Prior to joining Noble, he served as an attorney with several companies engaged in energy-related businesses and in private practice.

Kenneth M. Fisher was appointed a director of our general partner effective May 30, 2014. Mr. Fisher was elected Executive Vice President and Chief Financial Officer of Noble in April 2013, previously serving as Senior Vice President and Chief Financial Officer of Noble from November 2009. Before joining Noble, Mr. Fisher served as Executive Vice President of Finance for Upstream Americas for Shell from July 2009 to November 2009 and served as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held senior finance positions within business units of General Electric Company. We believe Mr. Fisher’s energy industry and financial experience provides the board of directors with valuable experience in our financial and accounting matters.

Stephen W. Johnson was appointed a director of our general partner effective May 30, 2014. Mr. Johnson has served as Executive Vice President and Chief Legal and Corporate Affairs Officer of CONSOL and CNX Gas Corporation since January 1, 2013. Prior to that time, Mr. Johnson served as Senior Vice President and General Counsel of CONSOL and CNX Gas Corporation from 2009 through 2012. He served as Executive Vice President and General Counsel for CNX Gas from 2007 to 2009 and as Senior Vice President and General Counsel for CNX Gas from 2005 to 2007. Prior to joining CONSOL, Mr. Johnson was a partner with Reed Smith LLP and a shareholder with Buchanan Ingersoll & Rooney PC. We believe Mr. Johnson’s extensive knowledge of our industry and our operations gained during his years of service with CONSOL in positions of increasing responsibility, as well as his legal knowledge and experience provide the board of directors with valuable experience.

Board Leadership Structure

Mr. Lewis, our Chief Executive Officer of our general partner, currently serves as the chairman of the board of directors. The term of Mr. Lewis’ chairmanship will expire on December 31, 2016, at which time CONSOL will have the right to appoint the next chairman. The right to appoint the chairman of the board of our general partner will rotate between CONSOL and Noble every two years. The board of directors of our general partner has no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the amended and restated limited liability company agreement of our general partner, which permits the same person to hold both offices. Directors of the board of directors of our general partner are designated or appointed by CONE, in which each of CONSOL and Noble own a 50% membership interest. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

Our corporate governance guidelines will provide that the board of directors of our general partner is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for (i) direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of our general partner, to perform services for us or our subsidiaries or for our general partner in the discharge of its duties to us and our subsidiaries) and (ii) all other expenses reasonably allocable to us or our subsidiaries or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner is entitled to determine the expenses that are allocable to us and our subsidiaries. The costs and expenses for which we will reimburse our general partner and its affiliates may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. We estimate that the total amount of such reimbursed expenses will be approximately $42.4 million for the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions—Estimated EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2015.” The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Please read “Certain Relationships and Related Party Transactions — Distributions and Payments to Our General Partner and Its Affiliates.”

Compensation of Our Officers and Directors

Executive Compensation

We and our general partner were formed in May 2014 and have not accrued any obligations with respect to compensation for directors and officers for the 2013 fiscal year or for any prior period. Neither we nor our general partner employ any of the individuals who serve as executive officers of our general partner and are responsible for managing our business. We are managed by our general partner, the executive officers of which are employees of CONSOL and Noble. Prior to or in connection with the completion of this offering, we and our general partner will enter into an omnibus agreement with our Sponsors or their affiliates pursuant to which, among other matters:

•	CONSOL and Noble and their affiliates will make available to our general partner the services of their employees who will serve as the executive officers of our general partner;

•

our general partner will reimburse CONSOL and Noble and their affiliates for an allocated portion of the costs that they incur in providing compensation and benefits to their employees who provide services to our general partner, including executive officers.

Pursuant to the applicable provisions of our partnership agreement, we will reimburse our general partner for the costs it incurs in relation to the CONSOL and Noble employees, including executive officers, who provide services to operate our business.

For 2013 and all prior periods, the individuals who served as executive officers of our business were employed by CONSOL and, in addition to their responsibilities related to our business, also performed services for CONSOL that were unrelated to us. During these periods, no amounts of compensation for our executive officers were separately allocated to our business and, except for Mr. Fink, our executive officers devoted substantially less than a majority of their working time to matters relating to us. Following the consummation of this offering, we expect that these individuals, except for Mr. Fink, will continue to devote substantially less than a majority of their working time to matters relating to our business and therefore that the compensation they receive in relation to the services they perform for us will not comprise a material amount of their total compensation. For 2013 and all prior periods, no employees of Noble served as executive officers of our business.

Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

Summary Compensation Table for 2013

The following summarizes the total compensation paid to Mr. Fink, who was the only executive officer who provided more than a minimal level of overall services to our business in 2013, relative to other responsibilities for CONSOL unrelated to us:

Name and Principal Position	Year	Salary	Stock Awards(1)		Non-Equity Incentive Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)		Total
Joseph M. Fink, Chief	2013	$202,192	$80,620	(7)	$101,709	$0	$18,120	(8)	$402,641
Operating Officer

(1)	The values set forth in this column reflect awards of performance share units (including CONSOL Stock Units), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). For performance share units, the grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant, except that for performance share units, there is an adjustment based on estimated probability that the performance conditions required for vesting will be achieved and an adjustment for the valuation of the market condition which is in accordance with FASB ASC Topic 718.

(2)	Includes cash incentives earned in the applicable year under the CONSOL Short-Term Plan. The relevant performance measures underlying the cash awards were satisfied in the applicable annual performance period.

(3)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Employee Retirement Plan, and the Defined Contribution Restoration Plan. These amounts were determined using the interest rate and mortality assumptions consistent with those used in its financial statements. For Mr. Fink, zero is shown for 2013 because the actual change in pension value was a decrease in the amount of $6,089.

(4)	Mr. Fink’s personal benefits for 2013 include $12,132 in matching contributions made by CONSOL under its 401(k) plan and 5,988 for use of a company-owned automobile.

Narrative Disclosure to Summary Compensation Table and Additional Narrative Disclosure

CONSOL provides compensation to its executives in the form of base salaries, annual cash incentive awards, long-term equity incentive awards and participation in various employee benefits plans and arrangements, including broad-based and supplemental defined contribution and defined benefit retirement plans. In the future, as CONSOL, Noble and our general partner formulate and implement the compensation programs for our executive officers, our executive officers may be provided different and/or additional compensation components, benefits and/or perquisites, to ensure that they are provided with a comprehensive and competitive compensation structure.

As explained above, our executive officers other than Mr. Fink are initially expected to devote a small portion of their overall working time to our business and we do not initially expect that the compensation these executives receive in relation to their services for us will comprise a material amount of their total compensation. The following sets forth a more detailed explanation of the elements of CONSOL’s compensation programs as they relate to Mr. Fink.

Base Salary.    Base salary is designed to provide a competitive fixed rate of pay recognizing employees’ different levels of responsibility and performance. In setting an executive’s base salary, CONSOL considers factors including, but not limited to, external market data, the internal worth and value assigned to the executive’s role and responsibilities at CONSOL, and the named executive’s skills and performance. As of June 30, 2014, Mr. Fink’s current annual base salary is $203,000.

Annual Cash Incentives.    CONSOL’s annual cash incentive program provides participants with an opportunity to earn performance based annual cash bonus awards. Target annual bonus levels are established at the beginning of each year and are based on a percentage of the executive’s base salary. For 2013, Mr. Fink had a target bonus of 35% of his annual base salary, with a potential payout up to 200% of target based on individual performance and company performance metrics, which for 2013 included metrics relating to employee and contractor safety, environmental compliance, production, and operating costs. For 2013, CONSOL paid a cash bonus to Mr. Fink at a level of approximately 143% of his target award level in recognition of CONSOL’s performance at above target levels for several of the above-specified criteria. This payout level also reflected an above target individual performance rating, based on a holistic and qualitative, rather than quantitative, assessment.

Long-Term Equity-Based Compensation Awards.    CONSOL maintains a long-term incentive program pursuant to which it grants equity-based awards in CONSOL to its executives and key employees. For 2013, CONSOL’s equity-based awards for Mr. Fink consisted of performance shares (at target) granted in the form of CONSOL Stock Units, which vest, if earned, after the end of a three-year performance period from January 1, 2013 through December 31, 2015. With respect to CONSOL Stock Units, these awards will vest if CONSOL’s stock price at the end of the performance period equals or exceeds the stock price at the beginning of the period and certain additional criteria related to CONSOL’s financial performance are attained. In such event, the award would vest based on the following formula:

Number of Stock Units (at target) x Ending Stock Price ÷ Beginning Stock Price

Outstanding Equity Awards at December 31, 2013.     As a newly formed company, we have not granted and none of our executive officers have received any grants of equity or equity-based awards in us and no such awards were outstanding as of December 31, 2013. In connection with this offering, we are adopting a new 2014 Long-Term Incentive Plan, under which we may make grants of equity and equity-based awards in us to our executive officers and other key employees. Please read “—Our Long-Term Incentive Plan.”

Our executive officers have received and may continue to receive equity or equity-based awards in CONSOL and Noble, as applicable, under their equity compensation programs. The following provides additional information about Mr. Fink’s outstanding equity awards in CONSOL as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Joseph M. Fink, Chief Operating Officer	1,058	(1)	—		27.900	2/17/2019	—		—	—	—
	634	(2)	—		50.500	2/19/2020	—		—	—	—
	680	(3)	341	(3)	48.610	2/23/2021	—		—	—	—
	484	(4)	969	(4)	36.140	1/26/2022
	—		—		—	—	1,148	(5)	43,670	—	—
	—		—		—	—	—		—	2,421	92,095

(1)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(2)	Options granted February 16, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(3)	Options granted February 23, 2011 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted January 26, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Restricted stock units granted on February 23, 2011, November 1, 2011 and January 26, 2012 and vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(6)	The market value for restricted stock units and CONSOL Stock Units was determined by multiplying the closing market price for CONSOL common stock on December 31, 2013 ($38.04) by the number of shares underlying the restricted stock unit and CONSOL Stock Unit awards.

(7)	This column shows the aggregate number of unvested CONSOL Stock Units as of December 31, 2013. The performance period for the CONSOL Stock Unit awards granted in 2013 is January 1, 2013 through December 31, 2015. The performance share unit amounts presented for the 2013 CONSOL Stock Unit awards are based on achieving performance goals at the target level.

Retirement, Health, Welfare and Additional Benefits.    CONSOL employees are eligible to participate in a variety employee benefit plans and programs, subject to the terms and eligibility requirements of those plans, which include a broad-based defined benefit pension plan and 401(k) savings plan, as well as a supplemental defined contribution retirement plan that provides benefits to executive officers and key employees, including Mr. Fink, in excess of IRS imposed limits under the broad-based pension and savings plan. CONSOL also provides limited executive perquisites, which included use of a company-owned automobile for Mr. Fink for 2013. In 2014, this benefit is being replaced by a total automobile allowance of $13,000 per year.

Severance and Change in Control Programs.    CONSOL has entered into change in control severance agreements with Mr. Fink, pursuant to which Mr. Fink would receive certain severance payments and benefits if his employment is terminated or constructively terminated after, or in connection with, a change in control of either CONE or CONSOL and subject to his executing a satisfactory a release of claims. Under these circumstances, Mr. Fink would receive a lump sum cash payment equal to 1.5 times his base pay plus incentive pay and would also receive a pro-rated bonus for the year of termination, continuation of employee benefits (including the value attributable to continued participation in pension and similar benefit plans) for a period of 18 months following termination, and outplacement assistance. In addition, all of Mr. Fink’s equity awards would accelerate and vest in connection with a change in control.

Absent a change in control of CONE or CONSOL, upon an involuntary termination, (i) under CONSOL’s severance pay plan for salaried employees Mr. Fink would be entitled to severance in an amount equal to one week of compensation for each completed full year of continuous service, up to a maximum of 25 weeks of compensation and (ii) under CONSOL’s supplemental defined contribution retirement plan, Mr. Fink would be entitled to a contribution for the year in which the termination occurred (this benefit is also applicable upon death, disability and other similar circumstances). In addition, Mr. Fink would generally be entitled to accelerated or continued vesting of CONSOL stock awards in the event of a termination without cause, death, “incapacity retirement” (which requires attaining age 40 and ten years of service and being deemed disabled and entitled to receive a Social Security disability benefit) or disability, provided that such vesting is only on a pro-rated basis through the date of termination in the event of disability if such event is not also an “incapacity retirement.” Severance costs would be allocated to us in accordance with the terms of the omnibus agreement, which, for Mr. Fink, would initially result in us being responsible for up to 100% of the applicable severance costs.

Our Long-Term Incentive Plan

Our general partner intends to adopt the CONE Midstream Partners LP 2014 Long-Term Incentive Plan (our “LTIP”) under which our general partner may issue long-term equity based awards to directors, officers and employees of our general partner or its affiliates, or to any consultants, affiliates of our general partner or other individuals who perform services for us. These awards will be intended to compensate the recipients thereof based on the performance of our common units and their continued service during the vesting period, as well as to align their long-term interests with those of our unitholders. We will be responsible for the cost of awards granted under our LTIP and all determinations with respect to awards to be made under our LTIP will be made by the board of directors of our general partner or any committee thereof that may be established for such purpose or by any delegate of the board of directors or such committee, subject to applicable law, which we refer to as the plan administrator. We currently expect that the board of directors of our general partner or a committee thereof will be designated as the plan administrator. The following description reflects the terms that are currently expected to be included in the LTIP.

General

The LTIP will provide for the grant, from time to time at the discretion of the board of directors of our general partner or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to individuals providing services to us, and to align the economic interests of such individuals with the interests of our unitholders. The LTIP will limit the number of units that may be delivered pursuant to vested awards to              common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator of the LTIP may make grants of restricted units and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted units or phantom units will vest. The plan administrator of the LTIP may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

Distribution Equivalent Rights

The plan administrator of the LTIP, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

Unit Options and Unit Appreciation Rights

The LTIP may also permit the grant of options covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator of the LTIP may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

Unit Awards

Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the plan administrator of the LTIP may establish.

Profits Interest Units

Awards granted to grantees who are partners, or granted to grantees in anticipation of the grantee becoming a partner or granted as otherwise determined by the plan administrator, may consist of profits interest units. The plan administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

Other Unit-Based Awards

The LTIP may also permit the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of another unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, another unit-based award may be paid in cash and/or in units (including restricted units) or any combination thereof as the plan administrator of the LTIP may determine.

Source of Common Units

Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.

Anti-Dilution Adjustments and Change in Control

If an “equity restructuring” event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the LTIP with respect to such event were discretionary, the plan administrator of the LTIP will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the plan administrator will adjust the number and type of units with respect to which future awards may be granted under the LTIP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the plan administrator of the LTIP shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the LTIP or outstanding awards or any relevant change in accounting principles, the plan administrator of the LTIP will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment or (v) make other adjustments to awards as the plan administrator deems appropriate to reflect the applicable transaction or event.

Termination of Service

The consequences of the termination of a grantee’s membership on the board of directors of our general partner or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.

Amendment or Termination of Long-Term Incentive Plan

The plan administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The plan administrator of the LTIP also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

Compensation of Our Directors

The officers or employees of our general partner or of our Sponsors who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. In connection with this offering, directors of our general partner who are not officers or employees of our general partner or of our Sponsors, or “non-employee directors,” will receive cash and equity-based compensation for their services as directors. The non-employee director compensation program will consist of the following:

•	an annual retainer of $70,000;

•	an additional annual retainer of $20,000 for service as the lead director (if established) or chair of the audit committee and $10,000 for service as the chair of the conflicts committee; and

•	an annual equity-based award granted under the LTIP, having a value as of the grant date of approximately $100,000.

Non-employee directors will also receive reimbursement for out-of-pocket expenses they incur in connection with attending meetings of the board of directors or its committees. Each director will be indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of CONE Midstream Partners LP that will be issued upon the completion of this offering and the related transactions and held by:

•	each unitholder known by us to beneficially hold 5% or more of our outstanding units;

•	each director or director nominee of our general partner;

•	each named executive officer of our general partner; and

•	all directors, director nominees and named executive officers of our general partner as a group.

In addition, in connection with the completion of this offering, we will issue a 2% general partner interest and all of our incentive distribution rights to our general partner.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the following table have sole voting and sole investment power with respect to all units beneficially owned by them, subject to community property laws where applicable.

The following table assumes that the underwriters’ option to purchase additional common units is not exercised. The percentage of units beneficially owned is based on a total of             common units and             subordinated units outstanding immediately following this offering. The following table does not include any common units that directors, director nominees and named executive officers of our general partner may purchase in this offering through the directed unit program described under “Underwriting.”

Name of Beneficial Owner(1)	Common Units To Be Beneficially Owned	Percentage of Common Units To Be Beneficially Owned	Subordinated Units To Be Beneficially Owned	Percentage of Subordinated Units To Be Beneficially Owned	Percentage of Total Common Units and Subordinated Units To Be Beneficially Owned
CONSOL Energy Inc.(2)				50%
Noble Energy, Inc.(3)				50%
Directors/Named Executive Officers
John T. Lewis		*	—	—	*
David M. Khani		*	—	—	*
Joseph M. Fink		*	—	—	*
C. Kristopher Hagedorn		*	—	—	*
Kirk A. Moore		*	—	—	*
Kenneth M. Fisher		*	—	—	*
Stephen W. Johnson		*	—	—	*
Director Nominees
		*	—	—	*
		*	—	—	*
All Directors, Director Nominees and Executive Officers as a group ( persons)			—	—

*	Less than 1%.

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is c/o CONE Midstream GP LLC, 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317.

(2)	CONSOL owns a 50% membership interest in CONE, the sole owner of the membership interests in our general partner. CONE is the owner of common units and subordinated units. CONSOL may, therefore, be deemed to beneficially own 50% the units held by CONE.

(3)	Noble owns a 50% membership interest in CONE, the sole owner of the membership interests in our general partner. CONE is the owner of common units and subordinated units. Noble may, therefore, be deemed to beneficially own 50% the units held by CONE.

The following table sets forth, as of             , 2014, the number of shares of CONSOL common stock beneficially owned by each of the directors, director nominees and named executive officers of our general partner and all directors, director nominees and named executive officers of our general partner as a group. The percentage of total shares is based on             shares outstanding as of             , 2014. Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of             , 2014 and the shares underlying deferred stock units and the shares underlying restricted stock units that will be settled before , 2014. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CONSOL common stock set forth opposite such person’s name.

Name of Beneficial Owner	Total Common Stock Beneficially Owned	Restricted/ Deferred Stock Units	Options Exercisable Within 60 Days	Percent of Total Outstanding
Directors/Named Executive Officers
John T. Lewis
David M. Khani
Joseph M. Fink
C. Kristopher Hagedorn
Kirk A. Moore
Kenneth M. Fisher
Stephen W. Johnson
Director Nominees

All Directors, Director Nominees and Executive Officers as a group ( persons)

*	The percentage of shares beneficially owned by each director, director nominee or executive officer does not exceed 1% of the common shares outstanding. The percentage of shares beneficially owned by all directors, director nominees and executive officers as a group does not exceed 1% of the common shares outstanding.

The following table sets forth, as of             , 2014, the number of shares of Noble common stock beneficially owned by each of the directors, director nominees and named executive officers of our general partner and all directors, director nominees and named executive officers of our general partner as a group. The percentage of total shares is based on             shares outstanding as of             , 2014. Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of             , 2014 and the shares underlying restricted stock awards that will be settled before             , 2014. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of Noble common stock set forth opposite such person’s name.

Name of Beneficial Owner	Total Common Stock Beneficially Owned	Restricted Stock	Options Exercisable Within 60 Days	Percent of Total Outstanding
Directors/Named Executive Officers
John T. Lewis
David M. Khani
Joseph M. Fink
C. Kristopher Hagedorn
Kirk A. Moore
Kenneth M. Fisher
Stephen W. Johnson
Director Nominees

All Directors, Director Nominees and Executive Officers as a group ( persons)

*	The percentage of shares beneficially owned by each director, director nominee or executive officer does not exceed 1% of the common shares outstanding. The percentage of shares beneficially owned by all directors, director nominees and executive officers as a group does not exceed 1% of the common shares outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon the completion of this offering, CONE will own             common units and             subordinated units, representing an aggregate     % limited partner interest (or             common units and             subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units). In addition, our general partner will own a 2% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of us. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by our general partner and its affiliates for our formation	• 2% general partner interest; and • 98% limited partner interest.

Offering Stage

The consideration received by our general partner and its affiliates prior to or in connection with this offering for the contribution to us of a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems

•             common units (or             common units if the underwriters exercise in full their option to purchase additional common units);

•             subordinated units;

• a 2% general partner interest in us;

• the incentive distribution rights; and

• a distribution of approximately $             million from the net proceeds of this offering (or $             million if the underwriters exercise in full their option to purchase additional common units).

Post-IPO Operational Stage

Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions of 98% to the unitholders pro rata, including CONE, as holder of an aggregate of             common units and             subordinated units, and 2% to our general partner, assuming it makes any capital contributions necessary to maintain its 2% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 48% of the distributions above the highest target distribution level.

Assuming we generate sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive an annual distribution of approximately $ million on the 2% general partner interest, and CONE would receive an aggregate annual distribution of approximately $ million on its common units and subordinated units (or $ million if the underwriters exercise in full their option to purchase additional common units).
Payments to our general partner and its affiliates

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement and operational services agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement. Under our omnibus agreement, we will reimburse our Sponsors for expenses incurred by our Sponsors and their affiliates in providing certain general and administrative services to us, including the provision of executive management services by certain officers of our general partner. The expenses of other employees will be allocated to us based on the amount of time actually spent by those employees on our business. These reimbursable expenses also include an allocable portion of the compensation and benefits of employees and executive officers of other affiliates of our general partner who provide services to us. We will also reimburse our Sponsors for any additional out-of-pocket costs and expenses incurred by our Sponsors and their affiliates in providing general and administrative services to us. The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits.

Under our operational services agreement, we will pay CONSOL for any direct costs actually incurred by CONSOL in providing our gathering pipelines and dehydration, treating and compressor stations and facilities with certain maintenance, operational, administrative and construction services.

Please read “— Agreements Governing the Transactions” below.

We estimate that the total amount of such reimbursed expenses will be approximately $42.4 million for the twelve months ending September 30, 2015. Please read “Cash Distribution Policy and Restrictions on Distributions — Estimated EBITDA and Distributable Cash Flow for the Twelve Months Ending September 30, 2015.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “Our Partnership Agreement — Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties will enter into the various agreements that will effect the transactions contemplated by this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds from this offering. While not the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with our Sponsors and their affiliates will be, and specifically intend the rates to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid for with the proceeds from this offering.

Omnibus Agreement

At the closing of this offering, we will enter into an omnibus agreement with CONSOL, Noble, CONE and our general partner that will address the following matters:

•

our payment of an annual administrative support fee, initially in the amount of $0.6 million (prorated for the first year of service), for the provision of certain services by CONSOL and its affiliates;

•

our payment of an annual administrative support fee, initially in the amount of approximately $0.6 million (pro rated for the first year of service), for the provision of certain executive services by CONSOL and its affiliates;

•

our payment of an annual administrative support fee, initially in the amount of approximately $0.2 million (prorated for the first year of service), for the provision of certain executive services by Noble and its affiliates;

•

our obligation to reimburse our Sponsors for all other direct or allocated costs and expenses incurred by our Sponsors in providing general and administrative services (which reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

•

our right of first offer to acquire (i) CONE’s retained interests in each of our Anchor Systems, Growth Systems and Additional Systems, (ii) CONE’s other ancillary midstream assets that it will retain after the completion of this offering and (iii) any additional midstream assets that CONE develops; and

•

an indemnity from CONE for liabilities associated with the use, ownership or operation of our assets, including environmental liabilities, to the extent relating to the period of time prior to the closing of this offering; and our obligation to indemnify CONE for events and conditions associated with the use, ownership or operation of our assets that occur after the closing of this offering, including environmental liabilities.

So long as CONE controls our general partner, the omnibus agreement will remain in full force and effect. If CONE ceases to control our general partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.

Payment of administrative support fee and reimbursement of expenses.    We will pay CONSOL an administrative support fee, initially in the amount of $0.6 million (payable in equal monthly installments and prorated for the first year of service), for the provision of certain services for our benefit, including: financial and administrative services (including treasury and accounting); information technology; legal services; corporate health, safety and environmental services; facility services; human resources services; procurement services; corporate engineering services, including asset integrity and regulatory services; logistical services; asset oversight, such as operational management and supervision; business development services; investor relations; tax matters; and public company reporting services. These allocated portions are based on our proportionate share of CONSOL’s property, plant and equipment and equity-method investments associated with the operations overseen by the applicable officer. We will also pay CONSOL an administrative support fee, initially in the amount of approximately $0.6 million (payable in equal monthly installments and prorated for the first year of service), for the provision of certain executive services for our benefit. We will pay Noble an administrative support fee, initially in the amount of approximately $0.2 million (payable in equal monthly installments and prorated for the first year of service), for the provision of certain executive services for our benefit. Each of the CONSOL administrative support fees and the Noble administrative support fee may change each calendar year, as determined by the applicable Sponsor in good faith, to accurately reflect the degree and extent of the general and administrative services provided to us by such Sponsor and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by us or to reflect any change in the cost of providing general and administrative services to us due to changes in any law, rule or regulation applicable to our Sponsors and their affiliates or to us, including any interpretation of such laws, rules or regulations.

Under the omnibus agreement, we will also reimburse our Sponsors for all other direct and allocated costs and expenses incurred by our Sponsors in providing these services to us, including salaries, bonuses and benefits costs, for certain officers of our Sponsors, including those who also serve as officers and directors of our general partner. This reimbursement will be in addition to our reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement.

Right of first offer.    Under the omnibus agreement, until the date that CONE no longer controls our general partner, if CONE decides to sell, transfer or otherwise dispose of all or part of its (i) retained interests in each of our Anchor Systems, Growth Systems and Additional Systems, (ii) other ancillary midstream assets that it will retain after the completion of this offering or (iii) any additional midstream assets that it develops, CONE will provide us with the opportunity to make the first offer to acquire such interests and assets.

The consummation and timing of any acquisition by us of the interests covered by our right of first offer will depend upon, among other things, CONE’s decision to sell any of the interests covered by the right of first offer and our ability to reach an agreement with CONE on price and other terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and CONE is under no obligation to accept any offer that we may choose to make. Please read “Risk Factors — Risks Related to Our Business — We may be unable to grow by acquiring the non-controlling interests in our operating subsidiaries owned by CONE, which could limit our ability to increase our distributable cash flow.”

Indemnification.    Under the omnibus agreement, CONE will indemnify us for all liabilities that are associated with the use, ownership or operation of our assets and due to occurrences before the closing of this offering, including environmental liabilities. Indemnification for any liabilities will be limited to liabilities identified prior to the third anniversary of the closing of this offering, and will be subject to a deductible of $0.5 million per claim before we are entitled to indemnification. For purposes of calculating the deductible, a “claim” will include all liabilities that arise from a discrete act or event. There is no limit on the amount for which CONE will indemnify us under the omnibus agreement once we meet the deductible, if applicable. CONE will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that are identified prior to the third anniversary of the closing of this offering, and will be subject to an aggregate deductible of $0.5 million before we are entitled to indemnification.

CONE will also indemnify us for liabilities relating to:

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the consummation of the transactions contemplated by our contribution agreement or the assets contributed to us that arise out of the ownership or operation of the assets prior to the closing of this offering;

•	events and conditions associated with any assets retained by CONE;

•	litigation matters attributable to the ownership or operation of the contributed assets prior to the closing of this offering;

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the failure to have any consent, license, permit or approval necessary for us to own or operate the contributed assets in substantially the same manner as owned or operated by CONE prior to this offering; and

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all tax liabilities attributable to the assets contributed to us arising prior to the closing of this offering or otherwise related to CONE’s contribution of those assets to us in connection with this offering.

We have agreed to indemnify CONE for liabilities associated with the use, ownership or operation of our assets, including environmental liabilities, related to the use, ownership or operation of our assets and due to occurrences on or after the closing of this offering. Our obligation to indemnify CONE for any liabilities will be subject to a deductible of $0.5 million per claim before CONE is entitled to indemnification. For purposes of calculating the deductible, a “claim” will include all liabilities that arise from a discrete act or event. There is no limit on the amount for which we will indemnify CONE under the omnibus agreement once CONE meets the deductible, if applicable.

Operational Services Agreement

In connection with this offering, we will enter into an operational services agreement with CONSOL under which CONSOL will provide certain operational services to us in support of our gathering pipelines and dehydration, treating and compressor stations and facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and CONSOL may mutually agree upon from time to time. CONSOL will prepare and submit for our approval a maintenance, operating and capital budget on an annual basis. CONSOL will submit actual expenditures for reimbursement on a monthly basis and we will reimburse CONSOL for any direct third-party costs actually incurred by CONSOL in providing these services.

The operational services agreement will have an initial term of             years and will continue in full force and effect thereafter unless terminated by either party at the end of the initial term or any time thereafter by giving not less than six months’ prior notice to the other party of such termination. CONSOL may terminate the operational services agreement if (1) we become insolvent, declare bankruptcy or take any action in furtherance of, or indicating our consent to, approval of, or acquiescence in, a similar proceeding or (2) CONSOL owns less than a     % membership interest in our general partner. We may

immediately terminate the agreement (1) if CONSOL becomes insolvent, declares bankruptcy or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, a similar proceeding or (2) upon a finding of CONSOL’s gross negligence that has had a material adverse effect on any of our gathering pipelines and dehydration, treating and compressor stations and facilities or our business. Either party may terminate this agreement upon 60 days’ written notice if the other party is in material default under the operational services agreement and such party fails to cure the material default within 30 days.

Under the operational services agreement, CONSOL will indemnify us from any claims, losses or liabilities incurred by us, including third-party claims, arising from CONSOL’s performance of the agreement to the extent caused by CONSOL’s gross negligence or willful misconduct. We will indemnify CONSOL from any claims, losses or liabilities incurred by CONSOL, including any third-party claims, arising from CONSOL’s performance of the agreement, except to the extent such claims, losses or liabilities are caused by CONSOL’s gross negligence or willful misconduct.

Gathering Agreements

At the closing of this offering, we will enter into long-term gathering agreements with each of our Sponsors. For more information about our gathering agreements, please read “Business — Our Gathering Agreements.”

Contribution Agreement

At the closing of this offering, we will enter into a contribution, conveyance and assumption agreement, which we refer to as our contribution agreement, with CONSOL, Noble, CONE and our general partner under which our Sponsors, through CONE, will contribute to us a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems. More specifically, we will obtain controlling interests in each of our Anchor Systems, Growth Systems and Additional Systems as follows:

CONE Midstream Operating Company LLC, a Delaware limited liability company (“CONE Operating”), owns 100% of the membership interests in each of CONE Midstream DevCo I GP LLC, a Delaware limited liability company (“DevCo I GP”), CONE Midstream DevCo II GP LLC, a Delaware limited liability company (“DevCo II GP”), and CONE Midstream DevCo III GP LLC, a Delaware limited liability company (“DevCo III GP” and, together with DevCo I GP and DevCo II GP, the “DevCo General Partners”). DevCo I GP is the sole general partner of CONE Midstream DevCo I LP, a Delaware limited partnership (“DevCo I LP”), and owns a 75% general partner interest in DevCo I LP. DevCo II GP is the sole general partner of CONE Midstream DevCo II LP, a Delaware limited partnership (“DevCo II LP”), and owns a 5% general partner interest in DevCo II LP. DevCo III GP is the sole general partner of CONE Midstream DevCo III LP, a Delaware limited partnership (“DevCo III LP” and, together with DevCo I LP and DevCo II LP, the “DevCo Limited Partnerships”), and owns a 5% general partner interest in DevCo III LP. CONE owns a 25% limited partner interest in DevCo I LP, a 95% limited partner interest in DevCo II LP and a 95% limited partner interest in DevCo III LP.

Pursuant to the partnership agreement of each DevCo Limited Partnership, the general partner interest held by the applicable DevCo General Partner (and, ultimately, us through our direct control of CONE Operating and indirect control of the applicable DevCo General Partner upon the completion of this offering) entitles such DevCo General Partner to voting control over, and the exclusive right to manage, the day-to-day operations, business and affairs of the applicable DevCo Limited Partnership. Although the limited partner interest in each DevCo Limited Partnership provides the holder (i.e., CONE) economic rights to profits, losses, gains, deductions and credits in proportion to such holder’s percentage interest in the applicable DevCo Limited Partnership, the limited partner interests in each DevCo Limited Partnership do not entitle the holder to any rights with respect to controlling and managing the day-to-day operations, business and affairs of the applicable DevCo Limited Partnership or the ability to remove the general partner.

Prior to the completion of this offering, CONE will contribute 100% of the Anchor Systems to DevCo I LP, 100% of the Growth Systems to DevCo II LP and 100% of the Additional Systems to DevCo III LP. In connection with the closing of this offering, CONE will contribute to us 100% of the membership interests in CONE Operating pursuant to the contribution agreement. As a result, after the closing of this offering, we will (a) directly own 100% of the membership interests in CONE Operating, (b) indirectly own (through our ownership interest in CONE Operating) 100% of the membership interests in each of the DevCo General Partners, (c) indirectly own (through our indirect ownership interest in DevCo I GP) a 75% general partner interest in DevCo I LP, (d) indirectly own (through our indirect ownership interest in DevCo II GP) a 5% general partner interest in DevCo II LP, and (e) indirectly own (through our indirect ownership interest in DevCo III GP) a 5% general partner interest in DevCo III LP. Consequently, after the closing of this offering, we (through our indirect ownership interests in the DevCo General Partners and the DevCo Limited Partnerships) will indirectly own a 75% interest in the Anchor Systems, a 5% interest in the Growth Systems and a 5% interest in the Additional Systems. Furthermore, through our direct control of CONE Operating and indirect control of the DevCo General Partners, we will control and manage the day to day operations, business and affairs of the DevCo Limited Partnerships. Please read “Prospectus Summary—Ownership and Organizational Structure.”

Procedures for Review, Approval and Ratification of Related Person Transactions

The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the completion of this offering that will provide that the board of directors of our general partner or its authorized committee will review on at least a quarterly basis all transactions with related persons that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a transaction with a related person and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a transaction with a related person, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

The code of business conduct and ethics described above will be adopted in connection with the completion of this offering and, therefore, the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our Sponsors, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have duties to manage our general partner in a manner that is in the best interests of its owners. At the same time, our general partner has a duty to manage us in a manner that is in the best interests of our partnership.

Whenever a conflict of interest arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner (“special approval”) or from our unitholders (“unitholder approval”), but our general partner is not required to do so. There is no requirement under our partnership agreement that our general partner seek special approval or unitholder approval for the resolution of any conflict of interest, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. The board of directors of our general partner will decide whether to refer a matter to the conflicts committee or to our unitholders on a case-by-case basis. In determining whether to refer a matter to the conflicts committee or to our unitholders for approval, the board of directors of our general partner will consider a variety of factors, including the nature of the conflict, the size of the transaction and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek special approval or unitholder approval. Whenever our general partner makes a determination to seek special approval, to seek unitholder approval or to adopt a resolution or course of action that has not received special approval or unitholder approval, then our general partner will be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty or obligation whatsoever to our partnership or any limited partner, and our general partner will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity, and our general partner in making such determination or taking or declining to take such action will be permitted to do so in its sole and absolute discretion. For a more detailed discussion of the duties applicable to our general partner, please read “— Duties of Our General Partner.”

Whenever a potential conflict of interest exists or arises, any resolution or course of action by our general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of our partnership agreement or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is:

•	approved by special approval, which our partnership agreement defines as approval by a majority of the members of the conflicts committee; or

•

approved by unitholder approval, which our partnership agreement defines as the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates.

If our general partner seeks special approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval or unitholder approval, then our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, will make such determination or take or decline to take any action in good faith, and none of our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner, the board of directors of our general partner or any committee of the board of directors of our general partner (including the conflicts committee), as applicable, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner’s board of directors may consider any factors it determines in good faith to consider when resolving a conflict. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of our partnership agreement, the person or persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the partnership. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement.

It is possible, but we believe it is unlikely, that our general partner would approve a matter that the conflicts committee has previously declined to approve or declined to recommend that the full board of directors approve. If the conflicts committee does not approve or does not recommend that the full board of directors approve a matter that has been presented to it, then, unless the board of directors of our general partner has delegated exclusive authority to the conflicts committee, the board of directors of our general partner may subsequently approve the matter. In such a case, although the matter will not have received “special approval” under our partnership agreement, the board of directors of our general partner could still determine to resolve the conflict of interest solely under the good faith standard. In making any such determination, the board of directors of our general partner may take into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Please read “Management — Committees of the Board of Directors — Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Affiliates of our general partner, including CONSOL, Noble and CONE, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us except with respect to rights of first offer contained in our omnibus agreement.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner or managing member of another entity of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, affiliates of our general partner, including our Sponsors, are not prohibited from engaging in other businesses or activities, including those that might compete with us.

Neither our partnership agreement nor our omnibus agreement will prohibit our Sponsors or any other affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our Sponsors and executive officers and directors of our general partner. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Consequently, our Sponsors and other affiliates of our general partner, including CONE, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from our Sponsors and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow.

Our general partner is allowed to take into account the interests of parties other than us, such as our Sponsors, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce and modify the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duty or obligation to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include: (i) how to allocate business opportunities among us and affiliates of our general partner; (ii) whether to exercise its limited call right; (iii) how to exercise its voting rights with respect to any units it owns; (iv) whether to exercise its registration rights; (v) whether to sell or otherwise dispose of units or other partnership interests that it owns; (vi) whether to elect to reset target distribution levels; (vii) whether to consent to any merger, consolidation or conversion of the partnership or amendment to our partnership agreement; and (viii) whether to refer or not to refer any potential conflict of interest to the conflicts committee for special approval or to seek or not to seek unitholder approval.

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner’s liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

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permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner;

•

provides that the general partner will have no liability to us or our limited partners for decisions made in its capacity as a general partner so long as such decisions are made in good faith reliance on the provisions of our partnership agreement;

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generally provides that in a situation involving a transaction with an affiliate or other conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of another conflict of interest does not receive special approval or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor the board of directors of our general partner will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that in making its decision, our general partner (including the board of directors of our general partner) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the cases may be, acted in bad faith or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in our partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, on such terms as it determines to be necessary or appropriate to conduct our business, including, but not limited to, the following:

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the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets (though subject to any prior approval required under our partnership agreement);

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

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the selection and dismissal of employees (including officers) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

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the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf in its capacity as our general partner, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. When our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. Please read “Our Partnership Agreement — Voting Rights” for information regarding matters that require unitholder approval.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding matters such as the amount and timing of:

•	cash expenditures;

•	borrowings and repayments of indebtedness;

•	the issuance of additional partnership interests;

•	the creation, increase or reduction in cash reserves in any quarter; and

•	asset purchases and sales.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its general partner interest and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow working capital funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordinated Units and Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our operating subsidiaries.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates, including our Sponsors, for costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. Our omnibus agreement and operational services agreement will also address our payment of annual amounts to, and our reimbursement of, our general partner and its affiliates for these costs and services. Please read “Certain Relationships and Related Party Transactions.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Our general partner will determine, in good faith, the terms of any arrangements or transactions entered into after the completion of this offering. While neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with our general partner and its affiliates will be, and specifically intend the fees to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the completion of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

As we have historically derived, and expect to initially derive, all of our revenue from our gathering agreements with our Sponsors, any event, whether in our dedicated acreage or elsewhere, that materially and adversely affects either or both of CONSOL’s or Noble’s business strategies with respect to drilling on and development of our dedicated acreage or their financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Further, we have no control over our Sponsors’ business decisions and operations, and our Sponsors are under no obligation to adopt a business strategy that is favorable to us. Thus, we are subject to the risk of non-payment or non-performance by our Sponsors, including with respect to our gathering agreements. We cannot predict the extent to which our Sponsors’ businesses would be impacted if conditions in the energy industry were to deteriorate nor can we estimate the impact such conditions would have on the ability of our Sponsors to execute their drilling and development plan on our dedicated acreage or to perform under our gathering agreements. In addition, our general partner and its affiliates, including our Sponsors, may have specific conflicts of interest with respect to the rights of our Sponsors under our gathering agreements. For example, if we fail to timely complete the construction of the facilities necessary to provide midstream services to our Sponsors’ dedicated acreage or if after the fifth anniversary of the execution of our gathering agreements there is a third party that can provide a lower cost of service to our Sponsors’ dedicated acreage that is located more than a certain distance from our anticipated gathering system, our Sponsors have the right to permanently release the affected acreage from our dedication. Additionally, our Sponsors have the right to transfer a certain number of net acres (initially 25,000 net acres) free from our dedication. Our Sponsors are under no obligation to restrict their ability to exercise these (and other) rights under the gathering agreements that may not yield a favorable result for us, and we are subject to the risk that they will exercise these rights for any number of reasons, such as to lower their costs associated with midstream services or to increase the marketability of their upstream acreage. Please read “Business — Our Gathering Agreements.”

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our contractual and other obligations.

Our general partner intends to limit its liability under contractual arrangements and other obligations so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of any duty or liability to us or our unitholders, in determining whether to exercise this right. As a result, a common unitholder may have to sell its common units at an undesirable time or at a price that is less than the market price on the date of purchase. Please read “Our Partnership Agreement—Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units and general partner interests to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive calendar quarters, to reset the initial target distribution levels at higher levels based on our cash distribution level at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer all or any portion of the incentive distribution rights at any time, and such transferee shall have the same rights as our general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two calendar quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner Interest and Incentive Distribution Rights.”

Duties of Our General Partner

Delaware law provides that a Delaware limited partnership may, in its partnership agreement, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that the partnership agreement may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts, and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action.

As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that might otherwise be owed by our general partner with contractual standards governing the duties of our general partner and contractual methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner that is in the best interests of its owners in addition to the best interests of our partnership. Without these provisions, our general partner’s ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to such unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and our general partner will not be subject to any other standard under our partnership agreement or applicable law, other than the implied contractual covenant of good faith and fair dealing. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners. These standards reduce the obligations to which our general partner would otherwise be held. If our general partner seeks special approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval from our conflicts committee or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor the board of directors of our general partner will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner (including the board of directors of our general partner) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “Our Partnership Agreement — Indemnification.”

DESCRIPTION OF OUR COMMON UNITS

Our Common Units

Our common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and to exercise the rights and privileges provided to limited partners under our partnership agreement. Please read “Cash Distribution Policy and Restrictions on Distributions” and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

Wells Fargo Shareowner Services will serve as the transfer agent and registrar for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except for the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

Unless our general partner determines otherwise in respect of some or all of any classes of our partnership interests, our partnership interests will be evidenced by book-entry notation on our partnership register and not by physical certificates.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers but no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or securities exchange regulations.

Exchange Listing

We have applied to list our common units on the NYSE under the symbol “CNNX.”

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Duties”;

•	with regard to the authority of our general partner to manage our business and activities, please read “Management — Management of CONE Midstream Partners LP”;

•	with regard to the transfer of common units, please read “Description of Our Common Units — Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized on May 30, 2014 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Under our partnership agreement, the purpose and nature of the business to be conducted by us shall be to engage directly or indirectly in any business activity that is approved by our general partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; provided, however, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than those related to the midstream energy business, our general partner currently has no plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its 2% general partner interest if we issue additional partnership interests, please read “— Issuance of Additional Partnership Interests.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units.

At the completion of this offering, CONE will have the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment that requires a unit majority by virtue of its ownership of             common units and             subordinated units, representing an aggregate     % limited partner interest (or             common units and             subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional partnership interests	No approval rights.
Amendment of our partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”
Withdrawal of the general partner

Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to                 , 2024, in a manner which would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of the general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, for cause. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to             , 2024. Please read “— Transfer of General Partner Interest.”

Transfer of incentive distribution rights

Our general partner may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read “— Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval right. Please read “— Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group to:

•	remove or replace our general partner for cause;

•	approve some amendments to our partnership agreement; or

•	take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our operating subsidiaries conduct business in Pennsylvania and West Virginia. We may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a partner or member of our subsidiaries may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying such entities to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner for cause, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as our general partner shall determine in its sole discretion, all without the approval of any partners.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Upon issuance of additional limited partner interests (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% general partner interest in us will be reduced if we issue additional partnership interests in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates represented by common units, subordinated units and other partnership interests that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon the completion of this offering, CONE will own             common units and             subordinated units, representing an aggregate             % limited partner interest (or             common units and             subordinated units, representing an aggregate             % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments that do not require unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner for cause or call a meeting of unitholders, must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner for cause must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to                 , 2024, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and by giving 90 days’ written notice and furnishing an opinion of counsel regarding limited liability and tax matters. On or after                 , 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest” and “— Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is both (i) for cause and (ii) approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable to our partnership or any limited partner for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. Upon the completion of this offering, CONE will own             common units and             subordinated units, representing an aggregate     % limited partner interest (or             common units and             subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units).

In the event of removal of our general partner or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to             , 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

At any time, CONE and its affiliates may sell or transfer all or part of their membership interest in our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove CONE Midstream GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “— Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this limited call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Federal Income Tax Consequences — Disposition of Common Units.”

Possible Redemption of Ineligible Holders

If at any time our general partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more limited partners or their owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “rate eligibility trigger”), or

(ii) we or our subsidiaries are subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which we have an interest based on the nationality, citizenship or other related status of one or more limited partners or their owners (a “citizenship eligibility trigger”), then our general partner may adopt such amendments to our partnership agreement as it determines to be necessary or appropriate to:

(a) in the case of a rate eligibility trigger, obtain such proof of the U.S. federal income tax status of such limited partners and, to the extent relevant, their owners, as our general partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by us or our subsidiaries, or

(b) in the case of a citizenship eligibility trigger, obtain such proof of the nationality, citizenship or other related status of such limited partners and, to the extent relevant, their owners, as our general partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein.

Amendments adopted by our general partner may include provisions requiring all limited partners to certify as to their (and their owners’) status as eligible holders upon demand and on a regular basis, as determined by our general partner, and may require transferees of units to so certify prior to being admitted to our partnership as limited partners.

“Eligible holders” are limited partners whose (or whose owners’) (i) U.S. federal income tax status or lack of proof of U.S. federal income tax status does not have and is not reasonably likely to have, as determined by our general partner, a material adverse effect on the rates that can be charged to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body and (ii) nationality, citizenship or other related status does not create and is not reasonably likely to create, as determined by our general partner, a substantial risk of cancellation or forfeiture of any property in which we have an interest.

Amendments adopted by our general partner may provide that (i) any limited partner who fails to furnish, within a reasonable period, requested proof of its (and its owners’) status as an eligible holder or (ii)

if upon receipt of such eligibility certificate or other requested information our general partner determines that a limited partner (or its owner) is not an eligible holder, the limited partner interests owned by such limited partner will be subject to redemption. In addition, our general partner will be substituted and treated as the owner of all limited partner interests owned by an ineligible holder.

The aggregate redemption price for redeemable interests will be an amount equal to the current market price (the date of determination of which will be the date fixed for redemption) of limited partner interests of the class to be so redeemed multiplied by the number of limited partner interests of each such class included among the redeemable interests. For these purposes, the “current market price” means, as of any date for any class of limited partner interests, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee, who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

•

any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits. Please read “Certain Relationships and Related Party Transactions — Agreements Governing the Transactions — Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 45 days after the close of each quarter (or such shorter period as required by the SEC).

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist such unitholder in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether such unitholder supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to such limited partner:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

Applicable Law; Exclusive Forum

Our partnership agreement is governed by Delaware law.

Our partnership agreement will provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (ii) brought in a derivative manner on our behalf, (iii) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (iv) asserting a claim against us arising pursuant to any provision of the Delaware Act or (v) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

If any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus and assuming that the underwriters do not exercise their option to purchase additional common units, CONE will hold an aggregate of             common units and             subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by CONE are subject to lock-up restrictions described below. The sale of these units could have an adverse impact on the price of our common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, other than any units purchased in this offering by officers and directors of our general partner and certain employees of our Sponsors under the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors or officers of our general partner own any common units prior to this offering; however, they may purchase common units through the directed unit program or otherwise. Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1.0% of the total number of our common units outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. Once we have been a reporting company for at least 90 days, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the common units proposed to be sold for at least six months, would be entitled to sell those common units without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted common units for at least one year, such person would be entitled to freely sell those common units without regard to any of the requirements of Rule 144.

Our Partnership Agreement and Registration Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and options, rights, warrants and appreciation rights relating to the partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as our general partner shall determine in its sole discretion, all without the approval of any partners. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “Our Partnership Agreement — Issuance of Additional Partnership Interests.”

Under our partnership agreement, our general partner and its affiliates, other than individuals, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units or other limited partner interests to require registration of any of these common units or other limited partner interests and to include any of these common units or other limited partner interests in a registration by us of other partnership interests, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years after CONE Midstream GP LLC ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units or other limited partner interests in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

Our general partner’s executive officers and directors, our general partner, CONE and certain other affiliates of CONE have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of the representatives of the underwriters dispose of any common units or any securities convertible into or exchangeable for our common units. Participants in our directed unit program who purchase $100,000 or more of common units under the program will be subject to similar restrictions for a period of 25 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under our LTIP. We expect to file this registration statement as soon as practicable. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to CONE Midstream Partners LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”) and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of CONE Midstream Partners LP will be treated as partners of CONE Midstream Partners LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of CONE Midstream Partners LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in CONE Midstream Partners LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in CONE Midstream Partners LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in Treasury Regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders’ share of nonrecourse debt, and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of this offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of

Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other

“unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “— Tax Consequences of Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The U.S. Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Immediately after the completion of this offering, CONE and our general partner will collectively own an aggregate     % interest in our capital and profits. Therefore, a transfer by CONE and our general partner of all or a portion of their interests in us could result in a termination of us as a partnership for federal income tax purposes. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “— Tax Consequences of Unit Ownership — Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “— Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Administrative Matters — Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Administrative Matters — Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “— Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Pennsylvania and West Virginia. Both Pennsylvania and West Virginia impose an income tax on individuals, corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions, including West Virginia, may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN CONE MIDSTREAM PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, “Similar Laws.” For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, collectively, “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Federal Income Tax Consequences — Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the Employee Benefit Plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the Employee Benefit Plan are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b)	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)	there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above. The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Wells Fargo Securities, LLC and                 are acting as joint book-running managers and representatives, have severally agreed to purchase, the respective number of common units appearing opposite their names below:

Underwriter	Number of Common Units
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Robert W. Baird & Co. Incorporated

Total

All of the common units to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The common units are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to purchase all the common units offered by this prospectus if any are purchased, other than those common units covered by the option to purchase additional common units described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase up to an additional                 common units from us at the initial public offering price less the underwriting discounts and commissions and the structuring fee, as set forth on the cover page of this prospectus, and less any distributions declared, paid or payable on the common units that the underwriters have agreed to purchase from us but that are not payable on such additional common units. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional common units in proportion to their respective commitments set forth in the prior table. The remainder of the                 additional common units, if any, will be issued to CONE at the expiration of the option period. Any such common units issued to CONE will be issued for no additional consideration.

Discounts

The common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus and to certain dealers at that price less a concession of not more than $         per common unit. After the initial offering, the public offering price, concession and reallowance to dealers may be changed.

The following table summarizes the underwriting discounts and commissions and the proceeds, before expenses, payable to us, both on a per unit basis and in total, assuming either no exercise or full exercise by the underwriters of their option to purchase additional common units:

Total
	Per Common Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to CONE Midstream Partners LP	$	$	$

(1)	Excludes an aggregate structuring fee of approximately $ million ($ million if the underwriters exercise their option in full) payable equally to Wells Fargo Securities, LLC and Robert W. Baird & Co. Incorporated.

We also have agreed to reimburse the underwriters for up to $         of reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc., or FINRA, of the terms of sale of the common units offered hereby.

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions and the structuring fee, will be approximately $         million.

Indemnification of Underwriters

The underwriting agreement provides that we, our general partner and certain of our affiliates, including our Sponsors, will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our general partner and certain of its affiliates, including our Sponsors, and the directors and executive officers of our general partner have agreed, subject to certain exceptions, that, without the prior written consent of Wells Fargo Securities, LLC and                 we and they will not, during the period beginning on and including the date of this prospectus through and including the date that is 180 days after the date of this prospectus, directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any of our common units or any securities convertible into or exercisable or exchangeable for our common units, except that we may issue common units or any securities convertible or exchangeable into our common units as payment of any part of the purchase price for businesses that we acquire; provided that any recipient of such common units must agree in writing to be bound by these provisions for the remainder of the lock-up period;

•

in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any of our common units or any securities convertible into or exercisable or exchangeable for our common units (other than (i) any Rule 462(b) registration statement filed to register securities to be sold to the underwriters pursuant to the underwriting agreement, (ii) any registration statement on Form S-8 to register common units or options to purchase common units pursuant to the long-term incentive plan, and (iii) any registration statement in connection with our entrance into a definitive agreement relating to an acquisition); or

•

enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common units or any securities convertible into or exercisable or exchangeable for our common units.

Wells Fargo Securities, LLC and                 may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the common units or other securities subject to the lock-up agreements. Wells Fargo Securities, LLC and                 do not have any present intention, agreements or understandings, implicit or explicit, to release any of the common units or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above. Any determination to release any common units or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the common units, the liquidity of the trading market for the common units, general market conditions, the number of common units or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer. Wells Fargo Securities, LLC and                 do not have any present intention, agreement or understanding, implicit or explicit, to release any of the common units or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

As described below under “— Directed Unit Program,” any participants in the directed unit program who purchase $100,000 or more of common units under the program shall be subject to a 25-day lock up with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above.

Electronic Distribution

This prospectus and the registration statement of which this prospectus forms a part may be made available in electronic format on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than the information set forth in this prospectus and the registration statement of which this prospectus forms a part, information contained in any website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriters are not responsible for information contained in websites that they do not maintain.

New York Stock Exchange

We have applied to list our common units on the NYSE under the symbol “CNNX.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE’s distribution requirements for trading.

Stabilization

In order to facilitate this offering of our common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common units. Specifically, the underwriters may sell more common units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common units available for purchase by the underwriters under their option to purchase additional common units. The underwriters may close out a covered short sale by exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out a covered short sale, the underwriters may consider, among other things, the market price of common units compared to the price payable under their option to purchase additional common units. The underwriters may also sell common units in excess of the number of common units available under their option to purchase additional common units, creating a naked short position. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common units in the open market to stabilize the price of our common units, so long as stabilizing bids do not exceed a specified maximum. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing common units in this offering if the underwriting syndicate repurchases previously distributed common units to cover syndicate short positions or to stabilize the price of the common units.

The foregoing transactions, if commenced, may raise or maintain the market price of our common units above independent market levels or prevent or retard a decline in the market price of the common units.

The foregoing transactions, if commenced, may be effected on the NYSE or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common units.

Discretionary Accounts

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of common units offered by them.

Pricing of This Offering

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for our common units will be determined between us and the representatives of the underwriters. The factors considered in determining the initial public offering price included:

•	prevailing market conditions;

•	our results of operations and financial condition;

•	financial and operating information and market valuations with respect to other companies that we and the representatives of the underwriters believe to be comparable or similar to us;

•	the present state of our development; and

•	our future prospects.

An active trading market for our common units may not develop. It is possible that the market price of our common units after this offering will be less than the initial public offering price.

Directed Unit Program

At our request, the underwriters have reserved up to 7.5% of the common units being offered by this prospectus (excluding the common units that may be issued upon the underwriters’ exercise of their option to purchase additional common units) for sale at the initial public offering price to directors, director nominees and executive officers of our general partner, directors of our Sponsors and certain other key employees of our Sponsors. The sales will be made by Wells Fargo Securities, LLC through a directed unit program. The number of units available for sale to the general public will be reduced to the extent that these individuals purchase all or a portion of the reserved units. Any reserved units not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered by this prospectus. We have agreed to indemnify Wells Fargo Securities, LLC and the underwriters in connection with the directed unit program, including for the failure of any participant to pay for its units.

Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other financial services to us, our Sponsors and our respective affiliates for which they have received, and may in the future receive, customary fees. Additionally, certain of the underwriters and their affiliates have engaged, and may from time to time in the future engage, in transactions with us, our Sponsors or our respective affiliates in the ordinary course of their business.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

The underwriters have performed commercial banking, investment banking and advisory services for us, our Sponsors and our respective affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us, our Sponsors and our respective affiliates, in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

This offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell securities in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

VALIDITY OF THE COMMON UNITS

The validity of the common units and certain tax and other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters concerning this offering will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements of CONE Midstream Partners LP Predecessor at December 31, 2013 and 2012, and for the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of CONE Midstream Partners LP at May 31, 2014, appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 relating to the common units offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the common units offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement, of which this prospectus constitutes a part, including its exhibits and schedules, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

After the completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC or obtained from the SEC’s website as provided above. Following the completion of this offering, our website will be located at www.                     .com. We intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

CONSOL is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. You may read CONSOL’s filings on the SEC’s website and at the Public Reference Room described above or CONSOL’s website at www.consolenergy.com. CONSOL’s common stock trades on the NYSE under the symbol “CNX.” Information on CONSOL’s website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Noble is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. You may read Noble’s filings on the SEC’s website and at the Public Reference Room described above or Noble’s website at www.nobleenergyinc.com. Noble’s common stock trades on the NYSE under the symbol “NBL.” Information on Noble’s website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance, the costs of being a publicly traded partnership and our capital programs. All statements in this prospectus about our forecast of distributable cash flow and our forecasted results for the twelve months ending September 30, 2015 constitute forward-looking statements.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	our Sponsors’ ability to meet their drilling and development plan in the Marcellus Shale;

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by third-party operators, gatherers, processors and transporters;

•	the demand for natural gas and condensate gathering services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the availability and price of oil and natural gas to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to our midstream services;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	defaults by our Sponsors under our gathering agreements;

•	changes in availability and cost of capital;

•	changes in our tax status;

•	the effect of existing and future laws and government regulations;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors,” which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

CONE MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

INTRODUCTION

Set forth below are the unaudited pro forma condensed balance sheet of CONE Midstream Partners LP (“we” or the “Partnership”) as of June 30, 2014 and the unaudited pro forma condensed statements of operations for the Partnership for the year ended December 31, 2013 and for the six months ended June 30, 2014. The unaudited pro forma condensed financial statements for the Partnership have been derived by adjusting the historical financial statements of CONE Midstream Partners LP Predecessor (our “Predecessor”). Our Predecessor consists of a 100% interest in all of the assets and operations of CONE Gathering LLC (“CONE”), a Delaware limited liability company that was formed in September 2011 by CONSOL Energy Inc. (“CONSOL”) and Noble Energy, Inc. (“Noble” and, together with CONSOL, our “Sponsors”). Each of CONSOL and Noble own a 50% interest in CONE.

CONE’s assets include natural gas gathering pipelines and compression and dehydration facilities and condensate gathering, collection, separation and stabilization facilities. All of CONE’s assets are located in Pennsylvania and West Virginia. CONE divides its midstream assets among three separate categories — “Anchor Systems,” “Growth Systems” and “Additional Systems” — based on their relative current cash flows, growth profiles, capital expenditure requirements and the timing of their development. In connection with the completion of this offering, CONE will contribute to us a 75% controlling interest in the Anchor Systems, a 5% controlling interest in the Growth Systems and a 5% controlling interest in the Additional Systems. We have recorded the contribution of the midstream systems at historical cost, as the contribution will be considered a reorganization of entities under common control.

The historical financial statements of the Predecessor are set forth elsewhere in this prospectus, and the unaudited pro forma condensed financial statements for the Partnership should be read in conjunction with, and are qualified in their entirety by reference to, such historical financial statements and the related notes contained therein. The adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions and are properly applied in the unaudited pro forma condensed financial statements.

The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on June 30, 2014, in the case of the pro forma condensed balance sheet, and as of January 1, 2013, in the case of the pro forma condensed statements of operations for the year ended December 31, 2013 and for the six months ended June 30, 2014. The unaudited pro forma condensed financial statements have been prepared on the assumption that we will be treated as a partnership for U.S. federal income tax purposes.

The unaudited pro forma condensed financial statements give pro forma effect to the matters described in the notes hereto, including:

•	CONE’s contribution to us of a 75% controlling interest in our Anchor Systems, a 5% controlling interest in our Growth Systems and a 5% controlling interest in our Additional Systems;

•	our entry into a new $250 million revolving credit facility;

•

our entry into new long-term, fixed-fee gathering agreements with each of our Sponsors and the recognition of revenue under those agreements at historical rates that were not recognized by our Predecessor;

•	our entry into an omnibus agreement with our Sponsors;

•	our entry into an operational services agreement with CONSOL;

•

the consummation of this offering and our issuance of (i)            common units to the public, (ii) a 2% general partner interest and the incentive distribution rights to our general partner and (iii)            common units and            subordinated units to CONE; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The unaudited pro forma condensed financial statements do not give effect to (i) an estimated $5.0 million in incremental general and administrative expenses that we expect to incur annually as a result of being a publicly traded partnership or (ii) variable general and administrative costs we will incur under the omnibus agreement and operational services agreement that we will enter into with our Sponsors as of the closing of this offering, such as costs related to treasury, legal, finance and technology services provided by our Sponsors, which will be impacted by our need to obtain such services from our Sponsors and correspondingly, the time spent by the employees of our Sponsors to provide such services, which management does not believe is estimable with a reasonable degree of certainty. As a result, the unaudited pro forma condensed financial statements may not be indicative of the results that actually would have occurred if the matters described above had occurred on the dates indicated or that would be obtained in the future.

CONE MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue
Gathering Revenue — Related Party	$65,626	$(422 (3,111	)(a) )(b)	$62,093

Total Revenue	65,626	(3,533)		62,093

Expenses
Operating Expense — Third Party	13,175	(85	)(a)	13,090
Operating Expense — Related Party	16,669	(107	)(a)	16,562
General and Administrative Expense — Third Party	219	(5	)(a)	214
General and Administrative Expense — Related Party	1,614	(33 600 500	)(a) (j) (l)	2,681
Depreciation Expense	5,825	(36	)(a)	5,789

Total Expenses	37,502	834		38,336
Interest Expense	—	850	(c)	850

Net Income	$28,124	$(5,217)		$22,907
Net income attributable to non-controlling interests		5,453	(d)	5,453

Net income attributable to CONE Midstream Partners LP	$28,124	$(10,670)		$17,454

Pro forma general partner interest in net income attributable to CONE Midstream Partners LP
Pro forma limited partners’ interest in net income attributable to CONE Midstream Partners LP
Common units
Subordinated units
Pro forma net income per limited partner unit (basic and diluted)
Common units
Subordinated units
Pro forma weighted average number of limited partner units outstanding (basic and diluted)
Common units
Subordinated units

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements

CONE MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2014

(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue
Gathering Revenue — Related Party	$51,917	$(746 (762	)(a) )(b)	$50,409

Total Revenue	51,917	(1,508)		50,409

Expenses
Operating Expense — Third Party	12,221	(176	)(a)	9,798
		(2,247	)(k)
Operating Expense — Related Party	12,523	(180	)(a)	12,343
General and Administrative Expense — Third Party	45	(1	)(a)	44
General and Administrative Expense — Related Party	1,349	(29 300 250	)(a) (j) (l)	1,870
Depreciation Expense	3,297	(94	)(a)	3,203

Total Expense	29,435	(2,177)		27,258
Interest Expense	—	425	(c)	425

Net Income	$22,482	$244		$22,726
Net income attributable to non-controlling interests		6,162	(d)	6,162

Net income attributable to CONE Midstream Partners LP	$22,482	$(5,918)		$16,564

Pro forma general partner interest in net income attributable to CONE Midstream Partners LP
Pro forma limited partners’ interest in net income attributable to CONE Midstream Partners LP
Common units
Subordinated units
Pro forma net income per limited partner unit (basic and diluted)
Common units
Subordinated units
Pro forma weighted average number of limited partner units outstanding (basic and diluted)
Common units
Subordinated units

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements

CONE MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AS OF JUNE 30, 2014

(in thousands)

	Historical	Retained Assets(e)	Offering Related Adjustments		Pro Forma
ASSETS
Current Assets
Cash and Cash Equivalents	$9,368	$—	$323,575	(f)	$332,943
Accounts Receivable:
Related Party Receivables	10,010	—	—		10,010
Other Receivables	3,000	—	—		3,000

Total Current Assets	22,378	—	323,575		345,953
Property and Equipment:
Property and Equipment	513,158	(20,876)	—		492,282
Less: Accumulated Depreciation	13,192	(156)	—		13,036

Total Property and Equipment, Net	499,966	(20,720)	—		479,246
Non-Current Assets			1,125	(g)	1,125

TOTAL ASSETS	$522,344	$(20,720)	$324,700		$826,324

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$44,944	$—	$—		$44,944
Related Party Payable	844	—	—		844

Total Current Liabilities	45,788	—	—		45,788
Members’ Equity:
CONSOL Energy	238,278	(10,360)	(227,918	)(h)	—
Noble Energy	238,278	(10,360)	(227,918	)(h)	—
Held by public:
Common units	—	—	324,700	(i)	324,700
Held by CONE Midstream Partners LP Predecessor					—
Common units	—	—	114,804	(h)	114,804
Subordinated units	—	—	114,804	(h)	114,804
General partner interest	—	—	7,878	(h)	7,878

Total partners’ capital attributable to:
CONE Midstream Partners LP	476,556	(20,720)	106,350		562,186
Non-controlling interests			218,350	(h)	218,350

Total members’ equity / partners’ capital	476,556	(20,720)	324,700		780,536

TOTAL LIABILITIES AND MEMBERS’ EQUITY / PARTNERS’ CAPITAL	$522,344	$(20,720)	$324,700		$826,324

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements

CONE MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(a)	Represents the elimination of revenues and expenses included in the CONE Midstream Partners LP Predecessor financial statements associated with certain assets that will not be contributed to the Partnership and are not included in the Anchor Systems, Growth Systems or Additional Systems.

(b)	Represents the pro forma adjustment to revenues associated with the Partnership’s execution of new long-term, fixed-fee gathering agreements with each of the Sponsors in connection with the completion of the offering and the recurring impact of the change in gathering fees.

(c)	Represents the pro forma adjustment to interest expense associated with the amortization of origination fees and the commitment fee associated with the new revolving credit facility over the five-year expected term of the facility.

(d)	Represents the 25%, 95% and 95% non-controlling interests in the Anchor Systems, Growth Systems and Additional Systems, respectively, retained by CONE, that have been calculated for each of the periods presented.

(e)	Represents the elimination of assets and liabilities of facilities included in the CONE Midstream Partners LP Predecessor financial statements that will not be contributed to the Partnership and are not included in the Anchor Systems, Growth Systems or Additional Systems.

(f)	Represents the net adjustments to cash and cash equivalents, as follows (in thousands):

	June 30, 2014
Gross proceeds from initial public offering	$
Underwriters discount and fees
Expenses and costs of initial public offering
Payment of debt issuance costs (see note g)

Cash and cash equivalents pro forma adjustment		$323,575

(g)	Represents new origination fees of $1.1 million related to the new $250 million revolving credit facility that will be entered into by the Partnership prior to or in connection with the completion of the offering.

(h)	Represents the elimination of CONE’s net investment in us at June 30, 2014 following CONE’s contribution to us of a 75% controlling interest in the Anchor Systems, a 5% controlling interest in the Growth Systems and a 5% controlling interest in the Additional Systems, and CONE’s retention of the remaining 25% non-controlling interest in the Anchor Systems, 95% non-controlling interest in the Growth Systems and 95% non-controlling interest in the Additional Systems.

(i)	Represents net adjustments to the public common unitholders’ partners’ capital, as follows (in thousands):

June 30, 2014
Gross proceeds from initial public offering (see note f)	$
Underwriters discount and fees (see note f)
Expenses and costs of initial public offering (see note f)

$

(j)	Represents the fixed-fee portion of additional general and administrative expenses incurred under our omnibus agreement.

(k)	Represents the mine subsidence costs related to the expansion of the Gathering System incurred during the six months ended June 30, 2014, for which CONE is responsible and will indemnify the Partnership under the terms of the Omnibus Agreement. There were no mine subsidence costs related to the expansion of the Gathering System incurred during the year ended December 31, 2013.

(l)	Represents the fixed-fee associated with executive compensation incurred under our omnibus agreement.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Gathering Revenue — Related Party	$27,811	$12,080	$51,917	$24,712

Total Revenue	27,811	12,080	51,917	24,712
Expenses
Operating Expense — Third Party	6,082	4,972	12,221	5,990
Operating Expense — Related Party	5,893	3,038	12,523	8,217
General and Administrative Expense — Third Party	8	42	45	85
General and Administrative Expense — Related Party	1,117	507	1,349	789
Depreciation Expense	1,679	1,386	3,297	2,670

Total Expense	14,779	9,945	29,435	17,751

Net Income	$13,032	$2,135	$22,482	$6,961

The accompanying notes are an integral part of these unaudited financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$9,368	$5,976
Accounts Receivable:
Related Party Receivables	10,010	15,172
Other Receivables	3,000	—

Total Current Assets	22,378	21,148
Property and Equipment:
Property and Equipment	513,158	398,010
Less — Accumulated Depreciation	13,192	9,894

Property and Equipment — Net	499,966	388,116

TOTAL ASSETS	$522,344	$409,264

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$44,944	$38,756
Related Party Payable	844	2,434

Total Current Liabilities	45,788	41,190
Members’ Equity
CONSOL Energy	238,278	184,037
Noble Energy	238,278	184,037

Total Members’ Equity	476,556	368,074

TOTAL LIABILITIES AND EQUITY	$522,344	$409,264

The accompanying notes are an integral part of these unaudited financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

STATEMENT OF MEMBERS’ EQUITY

(in thousands)

(unaudited)

Six Months Ended June 30, 2014
Balance at December 31, 2013	$368,074
Net Income	22,482
Contributions from Members	86,000

Balance at June 30, 2014	$476,556

The accompanying notes are an integral part of these unaudited financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net Income	$22,482	$6,961
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation	3,297	2,670
Changes in Operating Assets:
Accounts Receivable — Related Party	5,162	2,898
Other Current Assets	—	(233)
Changes in Operating Liabilities:
Accounts Payable	11,642	(3,678)
Accounts Payable — Related Party	(1,873)	—

Net Cash Provided by Operating Activities	40,710	8,618

Cash Flows from Investing Activities:
Capital Expenditures	(120,318)	(55,832)

Net Cash Used in Investing Activities	(120,318)	(55,832)

Cash Flows from Financing Activities:
Member Contributions	83,000	45,000

Net Cash Provided By Financing Activities	83,000	45,000

Net Decrease in Cash and Cash Equivalents	3,392	(2,214)
Cash and Cash Equivalents at Beginning of Period	5,976	7,386

Cash and Cash Equivalents at End of Period	$9,368	$5,172

The accompanying notes are an integral part of these unaudited financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO UNAUDITED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE	1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business:

CONE Gathering LLC, a Delaware limited liability company (“CONE”), is a joint venture formed by CONSOL Energy Inc. (“CONSOL”) and Noble Energy, Inc. (“Noble” and, together with CONSOL, the “Sponsors”) in September 2011 to develop, own and operate natural gas and condensate midstream assets to service the Sponsors’ joint natural gas and condensate production in the Marcellus Shale. CONSOL and Noble each own a 50% interest in CONE. CONE represents the predecessor for accounting purposes (the “Predecessor”) of CONE Midstream Partners LP.

CONE’s assets include natural gas gathering pipelines and compression and dehydration facilities and condensate gathering, collection, separation and stabilization facilities. All of CONE’s assets are located in Pennsylvania and West Virginia. CONE divides its midstream assets among three separate categories — “Anchor Systems,” “Growth Systems” and “Additional Systems” — based on their growth profiles and the timing of their development. CONE generates all of its revenue under long-term, fixed-fee gathering agreements with the Sponsors. Under these agreements, CONE is paid a fixed fee per unit of throughput of hydrocarbons that CONE gathers.

Basis of Presentation:

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for future periods.

The balance sheet at December 31, 2013 has been derived from the audited financial statements at the date but does not include all the notes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and related notes for the year ended December 31, 2013 included in this Registration Statement.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies of the Predecessor is included below. These, together with the other notes to the Financial Statements, are an integral part of the Financial Statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and various disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents:

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term securities with original maturities of three months or less.

Accounts Receivable:

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Predecessor reserves for specific accounts receivable when it is probable that all or a part of an outstanding balance will not be collected, such as customer bankruptcies. Collectability is determined based on terms of sale, credit status of customers and various other circumstances. The Predecessor regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts in the periods presented.

Property and Equipment:

Property and equipment is recorded at cost upon acquisition. Expenditures which extend the useful lives of existing property and equipment are capitalized.

When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognized as gain or loss. There were no retirements or disposals during the periods presented.

Depreciation of property and equipment is calculated on the straight-line method over their estimated useful lives or lease terms (Note 6).

Revenue Recognition:

Revenues are recognized for the transportation of natural gas and other hydrocarbons based on the delivery of actual volumes transported at a contracted throughput rate. Operating fees received are recorded in gathering revenue — related party in the period the service is performed.

Taxes Other than Income:

Taxes other than income consist primarily of franchise taxes and property taxes and are included in general and administrative expense — third party on the statements of operations.

Environmental Matters:

The Predecessor is subject to various federal, state and local laws and regulations relating to the protection of the environment. The Predecessor has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures, including legislation related to greenhouse gas emissions. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. At this time, the Predecessor is unable to assess the timing and/or effect of potential liabilities related to greenhouse gas emissions or other environmental issues. At June 30, 2014 and 2013, the Predecessor had no material environmental matters requiring specific disclosure or requiring the recognition of a liability.

Asset Retirement Obligation:

The Predecessor performs an ongoing analysis of asset removal and site restoration costs that the Predecessor may be required to perform under law or contract once an asset has been permanently taken out of service. The Predecessor has property and equipment at locations owned by the Predecessor and at sites leased or under right of way agreements. The Predecessor is under no contractual obligation to remove the assets at locations it owns. In evaluating its asset retirement obligation, the Predecessor reviews its lease agreements, right of way agreements, easements and permits to determine which agreements, if any, require an asset removal and restoration obligation. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted-risk-free interest rates. The Predecessor operates and maintains its midstream systems and intends to do so as long as supply and demand for natural gas exists, which the Predecessor expects for the foreseeable future. Therefore, the Predecessor believes that it cannot reasonably estimate the asset retirement obligations for its midstream system assets as these assets have indeterminate lives.

Income Taxes:

The Predecessor is a limited liability company, which is treated as a partnership for federal and state income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded. As of June 30, 2014 and 2013, the Predecessor had no liability reported for unrecognized tax benefits and had not incurred interest and penalties related to income taxes. Following the initial public offering of the Partnership, the Partnership’s operations will be treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of taxable income. Therefore, the Predecessor has excluded income taxes from these financial statements.

Members’ Equity:

The Predecessor maintains separate capital accounts for its Members, reflecting the Members’ initial and subsequent capital contributions and the allocation of net income. Net income is allocated to the Members in accordance with their respective ownership interests. Capital contributions are funded equally by the Members.

Comprehensive Income:

The Predecessor has reported no comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Subsequent Events:

Events and transactions subsequent to the balance sheet date have been evaluated through August 25, 2014, the date these financial statements were issued, for potential recognition or disclosure in the financial statements.

NOTE 3 — RELATED PARTY

During the three and six months ended June 30, 2014 and 2013, related parties included CONSOL and certain of its subsidiaries and Noble.

The Predecessor provides natural gas gathering and compression services to CONSOL and Noble resulting in affiliate transactions.

Transactions with related parties, other than certain transactions with CONSOL related to administrative services, were conducted on terms which management believes are comparable to those with unrelated parties. The Predecessor believes that these costs would not have been materially different had they been calculated on a stand-alone basis. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Predecessor if it had operated as an independent, publicly traded company or of the costs expected to be incurred in the future. Additionally, it would be impracticable to estimate what the costs related to administrative services provided by CONSOL would have been with an unrelated third party.

Charges for services from CONSOL included in operating expenses — related party were $3,264 and $1,480 and general and administrative expenses — related party were $1,117 and $507 for the three months ended June 30, 2014 and 2013, respectively. Charges for services from CONSOL included in operating expenses — related party were $6,810 and $5,279 and general and administrative expenses — related party were $1,349 and $789 for the six months ended June 30, 2014 and 2013, respectively.

Purchases of supply inventory from CONSOL were $1,147 and $789 for the three months ended June 30, 2014 and 2013, respectively, and were included in operating expenses — related party. Purchases of supply inventory from CONSOL were $2,582 and $2,276 for the six months ended June 30, 2014 and 2013, respectively, and were included in operating expenses — related party. There were no similar charges from Noble.

NOTE 4 — CONCENTRATION OF CREDIT RISK

CONSOL and Noble accounted for 100% of the Predecessor’s revenue for the three and six months ended June 30, 2014 and 2013.

NOTE 5 — ACCOUNTS RECEIVABLE

Accounts receivable is comprised of related party receivables related to gathering activities and consisted of the following:

	June 30, 2014	December 31, 2013
Accounts Receivable — Related Party
CONSOL	$5,066	$7,763
Noble	4,944	7,409

Total Accounts Receivable	$10,010	$15,172

NOTE 6 — PROPERTY AND EQUIPMENT

	June 30, 2014	December 31, 2013	Estimated Useful Lives in Years
Land	$36,160	$24,471	N/A
Gathering Equipment	208,552	150,279	25 — 40
Compression Equipment	78,481	70,311	40
Processing Equipment	30,979	30,934	40
Assets Under Construction	158,986	122,015	N/A

Total Property and Equipment	$513,158	$398,010
Less: Accumulated Depreciation
Gathering	$7,329	$5,347
Compression	3,621	2,718
Processing	2,242	1,829

Total Accumulated Depreciation	$13,192	$9,894

Property and Equipment, Net	$499,966	$388,116

NOTE 7 — ACCOUNTS PAYABLE

Accounts payable at June 30, 2014 and December 31, 2013 was $44,944 and $38,756, respectively, and consisted primarily of capital expenditures and operating expenses.

Related party payables consisted of the following:

	June 30, 2014	December 31, 2013
Accounts Payable — Related Party
Expense Reimbursement to CONSOL	$478	$2,169
Capital Expenditure Reimbursement to CNX Gas	283	—
Services Provided by CONSOL	83	265

Total Accounts Payable — Related Party	$844	$2,434

NOTE 8 — SUPPLEMENTAL CASH FLOW INFORMATION

The following are non-cash transactions that impacted the operating and financing activities of the Predecessor.

As of June 30, 2014, capital expenditures due to be reimbursed to CNX Gas in the amount of $283 have been excluded as a non-cash transaction from financing activities on the statement of cash flows.

As of June 30, 2014, the Predecessor had Other Receivables of $3,000 related to Member Contributions from Noble.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

The Predecessor may become involved in claims and other legal matters arising in the ordinary course of business. Although claims are inherently unpredictable, the Predecessor currently is not aware of any matters that may have a material adverse effect on our business, financial position, results of operations or cash flows.

NOTE 10 — LEASES

The Predecessor has entered into various operating leases primarily related to compression facilities. Future minimum lease payments under operating leases at June 30, 2014 are as follows:

Minimum Lease Payments
2014	$5,218
2015	2,892
2016	732
2017	183

$9,025

Rental expense under operating leases was $1,860 and $621 for the three months ended June 30, 2014 and 2013, respectively, compared to $2,875 and $1,241 for the six months ended June 30, 2014 and 2013, respectively.

NOTE 11 — RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board issued Update 2014-09 - Revenue from Contracts with Customers (Topic 606). The objective of the amendments in this update is to improve financial reporting by creating common revenue recognition guidance for accounting principles generally accepted in the United States (U.S. GAAP) and International Financial Reporting Standards (IFRS). The guidance in this update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should disclose sufficient information, both qualitative and quantitative, to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amendments in this update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We are currently evaluating the method of adoption and impact that this new guidance will have on the Predecessor’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers of CONE Gathering LLC

We have audited the accompanying balance sheets of the CONE Midstream Partners LP Predecessor (the Predecessor) as of December 31, 2013 and 2012, and the related statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the CONE Midstream Partners LP Predecessor at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 10, 2014

CONE MIDSTREAM PARTNERS LP PREDECESSOR

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2013	2012
Revenue
Gathering Revenue — Related Party	$65,626	$42,597

Total Revenue	65,626	42,597
Expenses
Operating Expense — Third Party	13,175	8,806
Operating Expense — Related Party	16,669	8,977
General and Administrative Expense — Third Party	219	363
General and Administrative Expense — Related Party	1,614	1,069
Depreciation Expense	5,825	3,438

Total Expense	37,502	22,653

Net Income	$28,124	$19,944

The accompanying notes are an integral part of these financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$5,976	$7,386
Accounts Receivable:
Related Party Receivables	15,172	9,518
Other Current Assets	—	50

Total Current Assets	21,148	16,954
Property and Equipment:
Property and Equipment	398,010	253,520
Less — Accumulated Depreciation	9,894	4,069

Total Property and Equipment — Net	388,116	249,451

TOTAL ASSETS	$409,264	$266,405

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$38,756	$19,430
Related Party Payable	2,434	2,025

Total Current Liabilities	41,190	21,455

Members’ Equity
CONSOL Energy	184,037	122,475
Noble Energy	184,037	122,475

Total Members’ Equity	368,074	244,950

TOTAL LIABILITIES AND EQUITY	$409,264	$266,405

The accompanying notes are an integral part of these financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

STATEMENTS OF MEMBERS’ EQUITY

(in thousands)

	Year Ended December 31,
	2013	2012
Balance at beginning of the year	$244,950	$143,206
Net Income	28,124	19,944
Contributions from Members	95,000	81,800

Balance at end of the year	$368,074	$244,950

The accompanying notes are an integral part of these financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$28,124	$19,944
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation	5,825	3,438
Changes in Operating Assets:
Accounts Receivable — Related Party	(5,654)	(6,028)
Other Current Assets	50	(50)
Changes in Operating Liabilities:
Accounts Payable	5,760	16,743
Accounts Payable — Related Party	409	(8,440)

Net Cash Provided by Operating Activities	34,514	25,607

Cash Flows from Investing Activities:
Capital Expenditures	(130,924)	(121,173)

Net Cash Used in Investing Activities	(130,924)	(121,173)

Cash Flows from Financing Activities:
Member Contributions	95,000	81,800

Net Cash Provided By Financing Activities	95,000	81,800

Net Increase in Cash and Cash Equivalents	(1,410)	(13,766)
Cash and Cash Equivalents at Beginning of Period	7,386	21,152

Cash and Cash Equivalents at End of Period	$5,976	$7,386

The accompanying notes are an integral part of these financial statements.

CONE MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE	1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business:

CONE Gathering LLC, a Delaware limited liability company (“CONE”), is a joint venture formed by CONSOL Energy Inc. (“CONSOL”) and Noble Energy, Inc. (“Noble” and, together with CONSOL, the “Sponsors”) in September 2011 to develop, own and operate natural gas and condensate midstream assets to service the Sponsors’ joint natural gas and condensate production in the Marcellus Shale. CONSOL and Noble each own a 50% interest in CONE. CONE represents the predecessor for accounting purposes (the “Predecessor”) of CONE Midstream Partners LP.

CONE’s assets include natural gas gathering pipelines and compression and dehydration facilities and condensate gathering, collection, separation and stabilization facilities. All of CONE’s assets are located in Pennsylvania and West Virginia. CONE divides its midstream assets among three separate categories — “Anchor Systems,” “Growth Systems” and “Additional Systems” — based on their growth profiles and the timing of their development. CONE generates all of its revenue under long-term, fixed-fee gathering agreements with the Sponsors. Under these agreements, CONE is paid a fixed fee per unit of throughput of hydrocarbons that CONE gathers.

Basis of Presentation:

The accompanying financial statements reflect the historical results of operations, financial position and cash flows of the Predecessor for all periods presented. All of the assets and liabilities are wholly owned by the Predecessor.

NOTE	2 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies of the Predecessor is included below. These, together with the other notes to the Financial Statements, are an integral part of the Financial Statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and various disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents:

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term securities with original maturities of three months or less.

Accounts Receivable:

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Predecessor reserves for specific accounts receivable when it is probable that all or a part of an outstanding balance will not be collected, such as customer bankruptcies. Collectability is determined based on terms of sale, credit status of customers and various other circumstances. The Predecessor regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts in the periods presented.

Property and Equipment:

Property and equipment is recorded at cost upon acquisition. Expenditures which extend the useful lives of existing property and equipment are capitalized.

When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognized as gain or loss. There were no retirements or disposals during the periods presented.

Depreciation of property and equipment is calculated on the straight-line method over their estimated useful lives or lease terms (Note 6).

Revenue Recognition:

Revenues are recognized for the transportation of natural gas and other hydrocarbons based on the delivery of actual volumes transported at a contracted throughput rate. Operating fees received are recorded in gathering revenue — related party in the period the service is performed.

Taxes Other than Income:

Taxes other than income consist primarily of franchise taxes and property taxes and are included in general and administrative expense on the statements of operations.

Environmental Matters:

The Predecessor is subject to various federal, state and local laws and regulations relating to the protection of the environment. The Predecessor has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures, including legislation related to greenhouse gas emissions. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. At this time, the Predecessor is unable to assess the timing and/or effect of potential liabilities related to greenhouse gas emissions or other environmental issues. At December 31, 2013 and 2012, the Predecessor had no material environmental matters requiring specific disclosure or requiring the recognition of a liability.

Asset Retirement Obligation:

The Predecessor performs an ongoing analysis of asset removal and site restoration costs that the Predecessor may be required to perform under law or contract once an asset has been permanently taken out of service. The Predecessor has property and equipment at locations owned by the Predecessor and at sites leased or under right of way agreements. The Predecessor is under no contractual obligation to remove the assets at locations it owns. In evaluating its asset retirement obligation, the Predecessor reviews its lease agreements, right of way agreements, easements and permits to determine which agreements, if any, require an asset removal and restoration obligation. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted-risk-free interest rates. The Predecessor operates and maintains its midstream systems and intends to do so as long as supply and demand for natural gas exists, which the Predecessor expects for the foreseeable future. Therefore, the Predecessor believes that it cannot reasonably estimate the asset retirement obligations for its midstream system assets as these assets have indeterminate lives.

Income Taxes:

The Predecessor is a limited liability company, which is treated as a partnership for federal and state income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded. As of December 31, 2013 and 2012, the Predecessor had no liability reported for unrecognized tax benefits and had not incurred interest and penalties related to income taxes. Following the initial public offering of the Partnership, the Partnership’s operations will be treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of taxable income. Therefore, the Predecessor has excluded income taxes from these financial statements.

Members’ Equity:

The Predecessor maintains separate capital accounts for its Members, reflecting the Members’ initial and subsequent capital contributions and the allocation of net income. Net income is allocated to the Members in accordance with their respective ownership interests. Capital contributions are funded equally by the Members.

Comprehensive Income:

The Predecessor has reported no comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Subsequent Events:

Events and transactions subsequent to the balance sheet date have been evaluated through June 10, 2014, the date these financial statements were issued, for potential recognition or disclosure in the financial statements.

NOTE 3 — RELATED PARTY

During 2013 and 2012, related parties included CONSOL and certain of its subsidiaries and Noble.

The Predecessor provides natural gas gathering and compression services to CONSOL and Noble resulting in affiliate transactions.

Transactions with related parties, other than certain transactions with CONSOL related to administrative services, were conducted on terms which management believes are comparable to those with unrelated parties. The Predecessor believes that these costs would not have been materially different had they been calculated on a stand-alone basis. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Predecessor if it had operated as an independent, publicly traded company or of the costs expected to be incurred in the future.

Charges for services from CONSOL included in operating expenses — related party were $9,938 and $3,915 and general and administrative expenses — related party were $1,614 and $1,069 for the years ended December 31, 2013 and 2012, respectively.

Purchases of supply inventory from CONSOL were $4,316 and $3,150 for the years ended December 31, 2013 and 2012, respectively, and were included in operating expenses — related party. There were no similar charges from Noble.

NOTE	4 — CONCENTRATION OF CREDIT RISK

CONSOL and Noble accounted for 100% of the Predecessor’s revenue for both 2013 and 2012.

NOTE	5 — ACCOUNTS RECEIVABLE

Accounts receivable is comprised of related party receivables related to gathering activities and consisted of the following:

	December 31, 2013	December 31, 2012
Accounts Receivable — Related Party
CONSOL	$7,763	$5,730
Noble	7,409	3,788

Total Accounts Receivable	$15,172	$9,518

NOTE	6 — PROPERTY AND EQUIPMENT

	December 31, 2013	December 31, 2012	Estimated Useful Lives in Years
Land	$24,471	$12,414	N/A
Gathering Equipment	150,279	89,204	25 — 40
Compression Equipment	70,311	64,427	40
Processing Equipment	30,934	30,839	40
Assets Under Construction	122,015	56,636	N/A

Total Property and Equipment	$398,010	$253,520

Less: Accumulated Depreciation
Gathering	$5,347	$2,019
Compression	2,718	1,045
Processing	1,829	1,005

Total Accumulated Depreciation	$9,894	$4,069

Property and Equipment, Net	$388,116	$249,451

NOTE	7 — ACCOUNTS PAYABLE

Accounts payable at December 31, 2013 and 2012 was $38,756 and $19,430, respectively, and consisted primarily of capital expenditures and operating expenses.

Related party payables consisted of the following:

	December 31, 2013	December 31, 2012
Accounts Payable — Related Party
Expense Reimbursement to CONSOL	$2,169	$1,666
Services Provided by CONSOL	265	341
Capital Expenditure Reimbursement to CONSOL	—	18

Total Accounts Payable — Related Party	$2,434	$2,025

NOTE	8 — COMMITMENTS AND CONTINGENCIES

The Predecessor may become involved in claims and other legal matters arising in the ordinary course of business. Although claims are inherently unpredictable, the Predecessor currently is not aware of any matters that may have a material adverse effect on our business, financial position, results of operations or cash flows.

NOTE	9 — LEASES

The Predecessor has entered into various operating leases primarily related to compression facilities. Future minimum lease payments under operating leases at December 31, 2013 are as follows:

Year Ended December 31,	Minimum Lease Payments
2014	$4,058
2015	2,994
2016	1,098
2017	366

$8,516

Rental expense under operating leases was $2,481 and $1,994 for the years ended December 31, 2013 and 2012, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CONE Midstream Partners LP

We have audited the accompanying balance sheet of CONE Midstream Partners LP (the Partnership) as of May 31, 2014. This balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Oversight Accounting Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CONE Midstream Partners LP at May 31, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 10, 2014

CONE MIDSTREAM PARTNERS LP

BALANCE SHEET

MAY 31, 2014

Assets

Total Assets	$—

Partners’ Capital
Limited Partner	$6,860
General Partner	140
Less: Note Receivable from Limited Partner	(6,860)
Less: Note Receivable from General Partner	(140)

Total Partners’ Capital	$—

The accompanying notes are an integral part of this balance sheet.

CONE MIDSTREAM PARTNERS LP

NOTES TO BALANCE SHEET

1.	Description of the Business

CONE Midstream Partners LP (the “Partnership”) is a Delaware limited partnership formed on May 30, 2014. CONE Midstream GP LLC (the “General Partner”) is a Delaware limited liability company formed on May 30, 2014 and is the general partner of the Partnership. CONE Gathering LLC (the “Limited Partner”) is a limited liability company formed on September 19, 2011, and is the parent of the General Partner. The Limited Partner is a midstream energy joint venture between CNX Gas Company LLC, a wholly owned subsidiary of CONSOL Energy Inc. and Noble Energy, Inc.

On May 30, 2014, the Limited Partner contributed $6,860 in the form of a note receivable to the Partnership in exchange for a 98% limited partner interest. The General Partner contributed $140 in the form of a note receivable to the Partnership in exchange for a 2% general partner interest. There have been no other transactions involving the Partnership as of May 31, 2014.

2.	Subsequent Events

Events and transactions subsequent to the balance sheet date have been evaluated through June 10, 2014, the date the balance sheet was issued, for potential recognition or disclosure.

APPENDIX A

FORM OF

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CONE MIDSTREAM PARTNERS LP

A Delaware Limited Partnership

Dated as of

                , 2014

[To be filed by amendment.]

A-1

APPENDIX B

Glossary of Terms

Bbl or barrel:    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil, NGLs or other liquid hydrocarbons.

Bbl/d:    Bbl per day.

BBtu:    One billion British thermal units.

BBtu/d:    BBtu per day.

Bcfe:    One billion cubic feet of natural gas equivalent with one barrel of oil, condensate or NGLs converted to six thousand cubic feet of natural gas.

Bcfe/d:    Bcfe per day.

Btu:    British thermal units.

condensate:    A natural gas liquid with a low vapor pressure compared with natural gasoline and liquefied petroleum gas. Condensate is mainly composed of propane, butane, pentane and heavier hydrocarbon fractions. The condensate is not only generated into the reservoir, it is also formed when liquid drops out, or condenses, from a natural gas stream in pipelines or surface facilities.

DOT:    The U.S. Department of Transportation.

dry gas:    Natural gas that occurs in the absence of condensate or liquid hydrocarbons, or natural gas that has had condensable hydrocarbons removed.

EPA:    The U.S. Environmental Protection Agency.

FERC:    The U.S. Federal Energy Regulatory Commission.

field:    The general area encompassed by one or more oil or gas reservoirs or pools that are located on a single geologic feature, that are otherwise closely related to the same geologic feature (either structural or stratigraphic).

high-pressure pipelines:    Pipelines gathering or transporting natural gas that has been dehydrated and compressed to the pressure of the downstream pipelines or processing plants.

hydrocarbon:    An organic compound containing only carbon and hydrogen.

low-pressure pipelines:    Pipelines gathering natural gas at or near wellhead pressure that has yet to be compressed (other than by well pad gas lift compression or dedicated well pad compressors) and dehydrated.

MBbl:    One thousand Bbls.

MBbl/d:    One thousand Bbls per day.

Mcf:    One thousand cubic feet of natural gas.

MMBtu:    One million British thermal units.

MMcf:    One million cubic feet of natural gas.

MMcfe:    One million cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbls of crude oil, condensate or natural gas liquids.

MMcf/d:    One million cubic feet per day.

MMcfe/d:    One million cubic feet equivalent per day.

natural gas:    Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

B-1

NGLs:    Natural gas liquids, which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline.

oil:    Crude oil and condensate.

SEC:    The U.S. Securities and Exchange Commission.

Tcfe:    One Tcf equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

throughput:    The volume of product transported or passing through a pipeline, plant, terminal or other facility.

wet gas:    Natural gas that contains less methane (typically less than 85% methane) and more ethane and other more complex hydrocarbons.

B-2

CONE Midstream Partners LP

Common Units

Representing Limited Partner Interests

Prospectus

                , 2014

Wells Fargo Securities

BofA Merrill Lynch

Baird

Through and including                 , 2014 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$45,080
FINRA filing fee		53,000
NYSE listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

The section of the prospectus entitled “Our Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement in which CONE Midstream Partners LP and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities

On May 30, 2014, in connection with the formation of the partnership, CONE Midstream Partners LP issued to (i) CONE Midstream GP LLC a 2% general partner interest in the partnership for $140 and (ii) CONE Gathering LLC a 98% limited partner interest in the partnership for $6,860 in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit number	Description

1.1*	Form of Underwriting Agreement (including form of Lock-Up Agreement)

3.1	Certificate of Limited Partnership of CONE Midstream Partners LP

3.2	Form of First Amended and Restated Agreement of Limited Partnership of CONE Midstream Partners LP (included as Appendix A to the Prospectus)

Exhibit number	Description

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1*	Opinion of Latham & Watkins LLP relating to tax matters

10.1	Form of Contribution, Conveyance and Assumption Agreement

10.2#	Form of CONE Midstream Partners LP 2014 Long-Term Incentive Plan

10.3*	Form of Omnibus Agreement

10.4*	Form of Operational Services Agreement

10.5*	Form of Credit Agreement

10.6*	Form of Gas Gathering Agreement

21.1	List of Subsidiaries of CONE Midstream Partners LP

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

*	To be filed by amendment.

#	Compensatory plan, contract or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that,

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(c) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(d) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(e) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with CONE Midstream GP LLC, our general partner, or its affiliates and of fees, commissions, compensation and other benefits paid, or accrued to CONE Midstream GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on August 25, 2014.

CONE Midstream Partners LP

By:	CONE Midstream GP LLC, its General Partner

By:	/s/ John T. Lewis
John T. Lewis Chief Executive Officer

Each person whose signature appears below appoints John T. Lewis and David M. Khani, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 25, 2014.

Signature	Title

/s/ John T. Lewis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
John T. Lewis

/s/ David M. Khani	Chief Financial Officer and Director (Principal Financial Officer)
David M. Khani

/s/ C. Kristopher Hagedorn	Chief Accounting Officer (Principal Accounting Officer)
C. Kristopher Hagedorn

/s/ Kenneth M. Fisher	Director
Kenneth M. Fisher

/s/ Stephen W. Johnson	Director
Stephen W. Johnson

Exhibit Index

Exhibit number	Description

1.1*	Form of Underwriting Agreement (including form of Lock-Up Agreement)

3.1	Certificate of Limited Partnership of CONE Midstream Partners LP

3.2	Form of First Amended and Restated Agreement of Limited Partnership of CONE Midstream Partners LP (included as Appendix A to the Prospectus)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1*	Opinion of Latham & Watkins LLP relating to tax matters

10.1	Form of Contribution, Conveyance and Assumption Agreement

10.2#	Form of CONE Midstream Partners LP 2014 Long-Term Incentive Plan

10.3*	Form of Omnibus Agreement

10.4*	Form of Operational Services Agreement

10.5*	Form of Credit Agreement

10.6*	Form of Gas Gathering Agreement

21.1	List of Subsidiaries of CONE Midstream Partners LP

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)

*	To be filed by amendment.

#	Compensatory plan, contract or arrangement.